Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
LCI INDUSTRIES,
PATRICK INDUSTRIES, INC.,
PLANET FIRST MERGER SUB INC.
and
PLANET SECOND MERGER SUB LLC
dated as of June 30, 2026

TABLE OF CONTENTS
Page
Article I THE MERGERS        2
Section 1.1    The Mergers    2
Section 1.2    Closing    2
Section 1.3    Effective Times    2
Section 1.4    Effects of the Transaction    3
Section 1.5    Organizational Documents and Subsidiary Arrangements    3
ARTICLE II CERTAIN GOVERNANCE MATTERS    4
Section 2.1    Headquarters    4
Section 2.2    Board    4
Section 2.3    Chief Executive Officer, Chairman and Vice Chairman    5
Section 2.4    Other Officers and Executive Team    5
Section 2.5    Committees    5
Section 2.6    Name    6
ARTICLE III EFFECT OF THE MERGERS ON THE CAPITAL OF LIGHTSPEED AND PLANET; EXCHANGE OF CERTIFICATES    6
Section 3.1    Effect on Capital Stock of Lightspeed and Planet    6
Section 3.2    Exchange of Shares and Certificates    6
Section 3.3    Certain Adjustments    12
Section 3.4    Further Assurances    12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PLANET    13
Section 4.1    Organization, Standing and Corporate Power    13
Section 4.2    Corporate Authority; Non-contravention    13
Section 4.3    Capital Structure    15
Section 4.4    Subsidiaries    16
Section 4.5    SEC Documents; Financial Statements; Undisclosed Liabilities    16
Section 4.6    Information Supplied    18
Section 4.7    Absence of Certain Changes or Events    18
Section 4.8    Compliance with Applicable Laws; Outstanding Orders    18
Section 4.9    Litigation    19
Section 4.10    Benefit Plans    19
Section 4.11    Labor and Employment Matters    21
Section 4.12    Taxes    22
Section 4.13    Voting Requirements    24
Section 4.14    Takeover Statutes and Charter Provisions    24
Section 4.15    Intellectual Property    24
Section 4.16    Data Privacy and Cybersecurity    26
Section 4.17    Material Contracts    27
Section 4.18    Environmental Protection    28
Section 4.19    International Trade    29
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Section 4.20    Real Property    29
Section 4.21    Customers and Suppliers    30
Section 4.22    Opinion of Financial Advisors    30
Section 4.23    Brokers    30
Section 4.24    Merger Subs    31
Section 4.25    No Other Representations    31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF LIGHTSPEED    32
Section 5.1    Organization, Standing and Corporate Power    32
Section 5.2    Corporate Authority; Non-contravention    32
Section 5.3    Capital Structure    33
Section 5.4    Subsidiaries    34
Section 5.5    SEC Documents; Financial Statements; Undisclosed Liabilities    35
Section 5.6    Information Supplied    36
Section 5.7    Absence of Certain Changes or Events    36
Section 5.8    Compliance with Applicable Laws; Outstanding Orders    37
Section 5.9    Litigation    37
Section 5.10    Benefit Plans    37
Section 5.11    Labor and Employment Matters    39
Section 5.12    Taxes    41
Section 5.13    Voting Requirements    42
Section 5.14    Takeover Statutes and Charter Provisions    42
Section 5.15    Intellectual Property    42
Section 5.16    Data Privacy and Cybersecurity    44
Section 5.17    Material Contracts    45
Section 5.18    Environmental Protection    46
Section 5.19    International Trade    47
Section 5.20    Real Property    47
Section 5.21    Customers and Suppliers    48
Section 5.22    Opinion of Financial Advisor    48
Section 5.23    Brokers    48
Section 5.24    No Other Representations    48
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS    49
Section 6.1    Conduct of Business    49
Section 6.2    No Solicitation by Planet    57
Section 6.3    No Solicitation by Lightspeed    60
Section 6.4    Financing Cooperation    64
Section 6.5    Lightspeed Indenture; Convertible Lightspeed Note Call Options; Lightspeed Convertible Note Warrants    67
ARTICLE VII ADDITIONAL AGREEMENTS    69
Section 7.1    Preparation of the Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings    69
Section 7.2    Access to Information; Confidentiality    72
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Section 7.3    Reasonable Best Efforts    72
Section 7.4    Indemnification, Exculpation and Insurance    75
Section 7.5    Fees and Expenses    76
Section 7.6    Public Announcements    77
Section 7.7    Exchange Listing; Deregistration    77
Section 7.8    Tax Matters    77
Section 7.9    Takeover Statutes    78
Section 7.10    Employee Benefits    78
Section 7.11    Section 16(b)    79
Section 7.12    Certain Litigation    80
Section 7.13    Dividends    80
Section 7.14    Notification of Certain Matters    80
Section 7.15    Obligations of Planet    80
ARTICLE VIII CONDITIONS PRECEDENT    80
Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers    80
Section 8.2    Conditions to Obligations of Lightspeed    81
Section 8.3    Conditions to Obligations of the Planet Parties    82
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER    83
Section 9.1    Termination    83
Section 9.2    Effect of Termination    85
Section 9.3    Amendment    87
Section 9.4    Extension; Waiver    87
ARTICLE X GENERAL PROVISIONS    87
Section 10.1    Nonsurvival of Representations and Warranties    87
Section 10.2    Notices    88
Section 10.3    Definitions    88
Section 10.4    Interpretation    98
Section 10.5    Counterparts    98
Section 10.6    Entire Agreement; No Third-Party Beneficiaries    99
Section 10.7    No Additional Representations    99
Section 10.8    GOVERNING LAW    99
Section 10.9    Assignment    99
Section 10.10    Specific Enforcement    99
Section 10.11    Jurisdiction    100
Section 10.12    Headings, etc    100
Section 10.13    Severability    100

Exhibits

Exhibit A—Form of Planet Tax Representation Letter
Exhibit B—Form of Lightspeed Tax Representation Letter

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2026 (this “Agreement”), by and among LCI Industries, a Delaware corporation (“Lightspeed”), Patrick Industries, Inc., an Indiana corporation (“Planet”), Planet First Merger Sub Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Planet (“First Merger Sub”), and Planet Second Merger Sub LLC, a newly formed Indiana limited liability company and a direct wholly owned subsidiary of Planet (“Second Merger Sub” and, together with Planet and First Merger Sub, the “Planet Parties”).
W I T N E S S E T H:
WHEREAS, in anticipation of the Mergers, Planet, in consultation with Lightspeed, has formed First Merger Sub and Second Merger Sub;
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Indiana Business Flexibility Act (the “IBFA”), (a) First Merger Sub will be merged with and into Lightspeed (the “First Merger”), with Lightspeed surviving the First Merger as a direct wholly owned subsidiary of Planet (the “Initial Surviving Entity”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Entity will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of Planet (the “Final Surviving Entity”);
WHEREAS, the Board of Directors of Lightspeed (the “Lightspeed Board”) has (a) deemed it advisable and in the best interests of Lightspeed and its stockholders that Lightspeed engage in the Mergers and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, the Board of Directors of Planet (the “Planet Board”) has (a) deemed (i) the issuance of Planet Common Stock in connection with the First Merger (the “Share Issuance”) and (ii) the amendment to the Planet Charter, which amendment shall effect an increase in the number of shares of Planet Common Stock which Planet shall have authority to issue (the “Planet Charter Amendment”), to each be advisable and in the best interests of Planet and its stockholders and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, the Board of Directors of First Merger Sub has (a) deemed it advisable and in the best interests of First Merger Sub and its sole stockholder that First Merger Sub engage in the First Merger and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, immediately following the execution of this Agreement, Planet, as the sole stockholder of First Merger Sub, will adopt and approve this Agreement and the transactions contemplated hereby, including the First Merger;

WHEREAS, Planet, as the sole member of Second Merger Sub, has approved and deemed advisable this Agreement and the transactions contemplated by this Agreement, including the Second Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the First Merger and the Second Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), (ii) Planet, First Merger Sub and Lightspeed each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
Article I
THE MERGERS
Section 1.1The Mergers.
(a)Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, First Merger Sub shall be merged with and into Lightspeed at the First Effective Time. As a result of the First Merger and following the First Effective Time, the separate legal existence of First Merger Sub shall cease, and Lightspeed shall continue as the Initial Surviving Entity in the First Merger as a direct wholly owned subsidiary of Planet.
(b)Immediately following the consummation of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the IBFA, the Initial Surviving Entity shall be merged with and into Second Merger Sub at the Closing Effective Time. As a result of the Second Merger and following the Closing Effective Time, the separate legal existence of the Initial Surviving Entity shall cease, and Second Merger Sub shall continue as the Final Surviving Entity in the Second Merger as a direct wholly owned subsidiary of Planet.
Section 1.2Closing. The closing of the Mergers (the “Closing”) shall take place at 7:45 a.m., New York time, on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), by way of electronic exchange of documents, unless another time, date or manner of closing is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).
Section 1.3Effective Times. Subject to the provisions of this Agreement, as soon as possible on the Closing Date, the parties shall cause the First Merger to be consummated by Lightspeed and First Merger Sub filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “First Certificate of Merger”) with respect to the First Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL (the time at which the First Merger becomes effective, the “First Effective Time”). Subject to the provisions of this Agreement, immediately following the First Effective Time, the parties shall cause the Second Merger to be consummated by the Initial Surviving Entity and Second Merger Sub (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Second Delaware Certificate of Merger”) and (b) filing with the Secretary of State of the State of Indiana Articles of Merger (the “Indiana Articles of Merger” and, together with the Second Delaware Certificate of Merger, the

“Second Merger Filing Documents”) with respect to the Second Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the IBFA, as applicable, and shall make all other filings or recordings required under the DGCL and the IBFA (the time at which the Second Merger becomes effective, the “Closing Effective Time”). The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed by the parties and specified in the First Certificate of Merger. The Second Merger shall become effective at the time specified in the Second Merger Filing Documents duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, as applicable, or such other time as may be mutually agreed by the parties and specified in the Second Merger Filing Documents.
Section 1.4Effects of the Transaction. The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the IBFA, as applicable, and this Agreement.
Section 1.5Organizational Documents and Subsidiary Arrangements.
(a)Organizational Documents of the Surviving Entities; Directors and Officers.
(i)At the First Effective Time, (A) the Certificate of Incorporation of Lightspeed (as may be amended or modified, the “Lightspeed Charter”), as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety to be identical to the certificate of incorporation of First Merger Sub as in effect immediately prior to the First Effective Time and as amended shall be the certificate of incorporation of the Initial Surviving Entity (the “Initial Certificate of Incorporation”) until thereafter amended as provided therein or by Applicable Law, except that all references therein to First Merger Sub’s name shall be automatically replaced with references to the Initial Surviving Entity’s name, (B) the Amended and Restated Bylaws of Lightspeed (as may be amended or modified, the “Lightspeed Bylaws”), as in effect immediately prior to the First Effective Time, shall be amended and restated to read in their entirety to be identical to the bylaws of First Merger Sub, as in effect immediately prior to the First Effective Time, except that all references therein to First Merger Sub’s name shall be automatically replaced with references to the Initial Surviving Entity’s name, and as amended shall be the bylaws of the Initial Surviving Entity (the “Initial Bylaws”) until thereafter amended in accordance with their terms, the certificate of incorporation of the Initial Surviving Entity or Applicable Law, (C) the directors of First Merger Sub immediately prior to the First Effective Time shall be the initial directors of the Initial Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (D) the officers of Lightspeed immediately prior to the First Effective Time shall be the initial officers of the Initial Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(ii)At the Closing Effective Time, (A) the articles of organization of Second Merger Sub, as in effect immediately prior to the Closing Effective Time, shall be the articles of organization of the Final Surviving Entity until thereafter amended as provided therein or by Applicable Law, except that all references therein to Second Merger Sub’s name shall be automatically replaced with references to the Final Surviving Entity’s name, (B) the limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Closing Effective Time, shall be the limited liability company agreement of the Final Surviving Entity (the “Final LLCA”), except that all references therein to Second Merger Sub’s name shall be automatically replaced with references to the Final Surviving Entity’s name, and as amended shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with their terms, the Final LLCA or Applicable Law, (C) the managers of Second Merger Sub immediately prior to the Closing Effective Time, if any, shall be the initial managers of the Final Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (D) the officers of First Merger Sub immediately prior to the Closing Effective Time shall be the initial officers of the Final Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(b)Planet Organizational Documents. On the Closing Date and prior to the First Effective Time, Planet shall cause the Articles of Incorporation of Planet (as may be amended or modified, the “Planet Charter”), as in effect immediately prior to the First Effective Time, to be amended and restated to (i) reflect the Planet Charter Amendment and (ii) reflect those other matters and terms as mutually agreed in good faith by Lightspeed and Planet prior to the mailing of the Joint Proxy Statement/Prospectus which will reflect the new corporate name for Planet determined under Section 2.6 and the terms included in Section 1.5(b) of the Lightspeed Disclosure Letter and Section 1.5(b) of the Planet Disclosure Letter (the “Final Charter Amendment”), and Planet shall cause such Final Charter Amendment to be effective concurrently with the First Effective Time, until thereafter amended or restated in accordance with its terms and Applicable Law. On the Closing Date and prior to the First Effective Time, Planet shall cause the Amended and Restated By-laws of Planet (as may be amended or modified, the “Planet Bylaws”), as in effect immediately prior to the Closing Effective Time to be amended and restated to include those matters and terms as mutually agreed in good faith by Lightspeed and Planet prior to the mailing of the Joint Proxy Statement/Prospectus and which will reflect and include the governance terms set forth in Article II and Section 1.5(b) of the Lightspeed Disclosure Letter and Section 1.5(b) of the Planet Disclosure Letter (the “Planet Bylaws Amendment”), until thereafter amended or restated in accordance with its terms and Applicable Law.
Article II
CERTAIN GOVERNANCE MATTERS
Section 2.1Headquarters. Following the Closing, Planet shall have its headquarters in Elkhart, Indiana.
Section 2.2Board.
(a)Planet shall take all actions necessary prior to the Closing so that the Planet Board as of the Closing Effective Time shall be comprised of:
(i)six (6) directors designated by Planet, which shall consist of the two (2) individuals set forth on Section 2.2(a)(i) of the Planet Disclosure Letter (the “Initial Planet Designees”), and four (4) additional directors designated by Planet from its then current Planet Board prior to Closing, without approval by Lightspeed (the “Additional Planet Designees”, and together with Initial Planet Designees, the “Planet Designees”); and
(ii)six (6) directors designated by Lightspeed, which shall consist of the one (1) individual set forth on Section 2.2(a)(ii) of the Lightspeed Disclosure Letter (the “Initial Lightspeed Designee”) and five (5) additional directors designated by Lightspeed from its then current Lightspeed Board prior to Closing, without approval by Planet (the “Additional Lightspeed Designees”, and together with the Initial Lightspeed Designee, the “Lightspeed Designees”).
(b)Planet shall take all actions necessary to cause (i) all of the Planet Designees and Lightspeed Designees to be appointed, elected and approved as directors of the Planet Board effective as of the Closing Effective Time and (ii) all Planet Board members prior to the Closing not designated as Planet Designees to resign from the Planet Board effective as of the Closing Effective Time.

Section 2.3Chief Executive Officer, Chairman and Vice Chairman.
(a)Subject to Section 2.3(b), Planet shall take all actions necessary to cause, immediately prior to the Closing Effective Time:
(i)Andy Nemeth, the Chief Executive Officer of Planet as of the date of this Agreement (the “Current Planet CEO”), to continue to serve as the Chief Executive Officer of Planet (provided, that he remains Chief Executive Officer of Planet as of immediately prior to the Closing Effective Time);
(ii)Todd Cleveland (the “Planet Chairperson Designee”) to be appointed to serve as the Chairman of the Planet Board (provided, that he remains a director of Planet as of immediately prior to the Closing Effective Time); and
(iii) Johnny Sirpilla to be appointed to serve as the Vice Chairman of the Planet Board (the “Lightspeed Vice Chairperson Designee”) (provided, that he remains a director of Lightspeed as of immediately prior to the Closing Effective Time).
(b)Notwithstanding Section 2.3(a), in the event that, prior to the Closing Effective Time:
(i)the Current Planet CEO is not then serving as the Chief Executive Officer of Planet or is unwilling or unable to serve as the Chief Executive Officer of Planet at the Closing Effective Time as a result of death, removal, resignation or any other reason, Planet (acting through the Planet Board) shall designate and determine the individual who will serve as the Chief Executive Officer of Planet at the Closing Effective Time;
(ii)the Planet Chairperson Designee is not then serving as a director of Planet or is unwilling or unable to serve as the Chairman of the Planet Board at the Closing Effective Time, as a result of death, removal, resignation or any other reason, then the Lightspeed Vice Chairperson Designee shall serve as the Chairman of the Planet Board at the Closing Effective Time, and Planet (acting through the Planet Board) shall select and designate (after consultation with Lightspeed) an alternative member of the Planet Board to serve as the Vice Chairman of the Planet Board at the Closing Effective Time;
(iii)the Lightspeed Vice Chairperson Designee is not then serving as a director of Lightspeed or is unwilling or unable to serve as the Vice Chairman of the Planet Board at the Closing Effective Time, as a result of death, removal, resignation or any other reason, Lightspeed (acting through the Lightspeed Board) shall be entitled to designate and determine (after consultation with Planet) an alternate member of the Lightspeed Board to serve as the Vice Chairman of the Planet Board at the Closing Effective Time.
Section 2.4Other Officers and Executive Team. The Planet Board shall appoint, or cause to be appointed, the individuals set forth on each of Section 2.4 of the Lightspeed Disclosure Letter and Section 2.4 of the Planet Disclosure Letter to the respective executive leadership positions specified opposite their names effective as of the First Effective Time. Such appointments shall be made in accordance with the Planet Charter, the Planet Bylaws and Applicable Law, and each such individual shall serve in such position until his or her successor is duly appointed or until his or her earlier death, resignation or removal.
Section 2.5Committees. Planet shall take all actions necessary to cause, as of the Closing Effective Time, and in accordance with the Planet Bylaws Amendment, (a) the Planet Board to have the following standing committees: (i) an Audit Committee, (ii) a Compensation

Committee, (iii) a Nominating and Governance Committee and (iv) a Capital Allocation and Strategy Committee (collectively, the “Committees”), (b) each Committee to consist of four (4) directors comprised of two (2) Planet Designees and two (2) Lightspeed Designees (unless a greater number of directors is mutually agreed by the parties), subject to Applicable Law and applicable stock exchange listing standards (including applicable independence requirements) and (c) (i) the chairperson of each of the Audit Committee and the Compensation Committee to be a Planet Designee, and (ii) the chairperson of each of the Capital Allocation and Strategy Committee and the Nominating and Governance Committee to be a Lightspeed Designee.
Section 2.6Name. Prior to the Closing, Planet and Lightspeed shall mutually agree upon a new corporate name for Planet, and Planet shall take all actions necessary to cause such new name to become effective concurrently with the Closing and to be set forth in the Final Charter Amendment; provided that the trading symbol of Planet’s common stock on Nasdaq prior to the Closing shall remain the trading symbol of Planet’s common stock following the Closing.
Article III
EFFECT OF THE MERGERS ON THE CAPITAL OF LIGHTSPEED AND PLANET; EXCHANGE OF CERTIFICATES
Section 3.1Effect on Capital Stock of Lightspeed and Planet.
(a)First Merger. As of the First Effective Time, by virtue of the First Merger and without any action on the part of Lightspeed or the Planet Parties or the holders of any securities of Lightspeed or First Merger Sub:
(i)Lightspeed Common Stock. Each issued and outstanding share of Lightspeed Common Stock (other than any share of Lightspeed Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 1.2440 fully paid and nonassessable shares of Planet Common Stock (as may be adjusted pursuant to Section 3.3, the “Exchange Ratio”), together with cash in lieu of fractional shares of Planet Common Stock as specified below, without interest (the “Merger Consideration”) and subject to any applicable withholding as provided in Section 3.2(i). As of the First Effective Time, each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.
(ii)Lightspeed Excluded Shares. Each share of Lightspeed Common Stock held by Lightspeed, Planet or any of their respective Subsidiaries immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)First Merger Sub. At the First Effective Time, by virtue of the First Merger and without any action on the part of the parties, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Entity, which shall constitute the only outstanding shares of capital stock of the Initial Surviving Entity immediately following the First Effective Time, and which shares shall be held by Planet as of the First Effective Time.
(b)Second Merger. As of the Closing Effective Time, by virtue of the Second Merger and without any action on the part of Lightspeed or the Planet Parties or the holder of any securities of the Initial Surviving Entity or Second Merger Sub, (i) each share of common stock, par value $0.01 per share, of the Initial Surviving Entity issued and outstanding immediately prior to the Closing Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) all membership interests of Second Merger Sub issued and outstanding immediately prior to the Closing Effective Time shall remain issued and outstanding and shall represent membership interests of the Final Surviving

Entity, which shall constitute the only outstanding units of the Final Surviving Entity immediately following the Closing Effective Time.
(c)Treatment of Lightspeed Equity Awards.
(i)Each Lightspeed RSU Award, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Lightspeed Common Stock and shall be converted into a number of restricted stock units denominated in Planet Common Stock (each, an “Assumed RSU Award”). The number of shares of Planet Common Stock subject to each such Assumed RSU Award shall equal the product (rounded up to the nearest whole number) of (A) the number of shares of Lightspeed Common Stock subject to such Lightspeed RSU Award as of immediately prior to the First Effective Time and (B) the Exchange Ratio. Except as specifically provided above, following the First Effective Time, each such Assumed RSU Award shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Lightspeed RSU Award as of immediately prior to the First Effective Time; provided, that any amounts relating to dividends or dividend equivalent rights granted in respect of a Lightspeed RSU Award that are accrued or credited and unpaid as of the First Effective Time, if any, shall carry over and be paid if and when required by, and in accordance with the terms and conditions that were applicable to, such Lightspeed RSU Award as of immediately prior to the First Effective Time.
(ii)Each Lightspeed PSU Award, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Lightspeed Common Stock and shall be converted into an Assumed RSU Award. The number of shares of Planet Common Stock subject to each such Assumed RSU Award shall equal the product (rounded up to the nearest whole number) of (A) the number of shares of Lightspeed Common Stock subject to such Lightspeed PSU Award, as determined in accordance with the immediately following sentence and (B) the Exchange Ratio. For purposes of the immediately preceding sentence, the number of shares of Lightspeed Common Stock subject to each Lightspeed PSU Award shall be determined based on the greater of (i) target performance and (ii) actual performance through the First Effective Time extrapolated through the end of the applicable performance period, as reasonably determined by the Lightspeed Board or the appropriate committee thereof. Except as specifically provided above, following the First Effective Time, each such Assumed RSU Award shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Lightspeed PSU Award as of immediately prior to the First Effective Time; provided, that as of the First Effective Time, the performance-vesting conditions shall no longer apply and each Assumed RSU Award shall be subject solely to service-based vesting, and, for the avoidance of doubt, with respect to any Assumed RSU Awards for which the corresponding Lightspeed PSU Award was outstanding as of the date of this Agreement, shall not be subject to pro-ration upon a Qualifying Termination (as defined below); provided, further, that any amounts relating to dividends or dividend equivalent rights granted in respect of a Lightspeed PSU Award that are accrued or credited and unpaid as of the First Effective Time, if any, shall carry over and be paid if and when required by and in accordance with the terms and conditions that were applicable to such Lightspeed PSU Award as of immediately prior to the First Effective Time.

(iii)Each Cash-Settled Lightspeed Deferred Stock Unit, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and entitle the holder of such Cash-Settled Lightspeed Deferred Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than ten (10) Business Days after the First Effective Time), (A) a cash payment equal to the product of (I) the number of shares of Lightspeed Common Stock underlying such Cash-Settled Lightspeed Deferred Stock Unit as of immediately prior to the First Effective Time and (II) the closing price of a share of Lightspeed Common Stock on the New York Stock Exchange (“NYSE”) as reported by Bloomberg L.P. on the last trading day immediately prior to the Closing Date, plus (B) any amounts relating to dividend or dividend equivalent rights granted in respect of such Cash-Settled Lightspeed Deferred Stock Unit that are accrued or credited and unpaid as of the First Effective Time, if any; less applicable Taxes required to be withheld with respect thereto; provided, that any Cash-Settled Lightspeed Deferred Stock Unit that is not permitted to be settled (inclusive of any amounts relating to accrued or credited but unpaid dividends or dividend equivalent rights associated therewith) under this Section 3.1(c)(iii) at the First Effective Time, without triggering a Tax or penalty under Section 409A of the Code, shall instead be settled at the earliest time permitted under the Lightspeed Equity Plans and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(iv)Prior to the First Effective Time, the Lightspeed Board or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Lightspeed RSU Awards, Lightspeed PSU Awards and Cash-Settled Lightspeed Deferred Stock Units (collectively, the “Lightspeed Equity Awards”) as contemplated by this Section 3.1(c). As soon as practicable after the Closing Effective Time, Planet shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Planet Common Stock necessary to fulfill Planet’s obligations under this Section 3.1(c).
(v)Planet shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Planet Common Stock for delivery with respect to the Lightspeed Equity Awards assumed by it in accordance with this Section 3.1(c).
(vi)Lightspeed shall take all actions necessary to cause the treatment of the Lightspeed Equity Awards to be effected in accordance with this Section 3.1(c), including taking all actions necessary under the Lightspeed Equity Plans and the applicable award agreements.
(d)Treatment of Planet Equity Awards.
(i)Planet shall take all actions necessary to cause each Planet Option, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time and to continue to be governed by the same terms and conditions (including vesting conditions and forfeiture and exercisability terms) as were applicable to the corresponding Planet Option immediately prior to the First Effective Time; provided, that each Planet Option shall be eligible to vest upon a termination of employment without Cause (as defined in the underlying Planet Equity Award agreement) or for Good Reason (as defined in the underlying Lightspeed award agreement) that occurs, in each case, within the twenty-four (24) months immediately following the First Effective Time (each such termination, a “Qualifying Termination”).

(ii)Planet shall take all actions necessary to cause each Planet Restricted Share that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time and to continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Planet Restricted Share as of immediately prior to the First Effective Time; provided, that the Planet Restricted Shares shall be eligible to vest upon a Qualifying Termination.
(iii)Planet shall take all actions necessary to cause each Planet Performance Share that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time, and each such Planet Performance Share shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Planet Performance Share as of immediately prior to the First Effective Time; provided, that as of the First Effective Time, the performance-vesting conditions shall be deemed achieved at the greater of (i) target performance and (ii) actual performance through the First Effective Time extrapolated through the end of the applicable performance period, as reasonably determined by the Planet Board or the appropriate committee thereof, and each such Planet Performance Share shall be subject solely to service-based vesting following the First Effective Time; provided, further, that the Planet Performance Shares shall be eligible to vest (without pro-ration) upon a Qualifying Termination.
(iv)Planet shall take all actions necessary to cause each Planet SAR, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time and to continue to be governed by the same terms and conditions (including vesting conditions and forfeiture and exercisability terms) as were applicable to the corresponding Planet SAR as of immediately prior to the First Effective Time; provided, that the Planet SARs shall be eligible to vest upon a Qualifying Termination.
(v)Prior to the First Effective Time, the Planet Board or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Planet Options, Planet Restricted Shares, Planet Performance Shares and Planet SARs (collectively, the “Planet Equity Awards”), as contemplated by this Section 3.1(d) (including determining that a Change of Control (as defined under the Planet Equity Plan and applicable award agreements) has not occurred).
(e)No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available to holders of shares of Lightspeed Common Stock or shares of Planet Common Stock in connection with the Mergers.
Section 3.2Exchange of Shares and Certificates.
(a)Exchange Agent. Prior to the First Effective Time, Lightspeed and Planet shall mutually designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, pursuant to an agreement in form and substance reasonably satisfactory to Lightspeed and Planet and in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Closing, Planet shall (i) deposit or cause to be deposited or made available with the Exchange Agent for the benefit of the holders of shares of Lightspeed Common Stock evidence of shares of Planet Common Stock representing the aggregate amount of shares of Planet Common Stock sufficient to deliver the Merger Consideration payable in the form of shares of Planet Common Stock and (ii) when and as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.2(e) (such shares and cash, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.
(b)Exchange Procedures.
(i)With respect to holders of record of certificates that represented outstanding shares of Lightspeed Common Stock (a “Certificate”) immediately prior to the First Effective Time, Planet shall cause the Exchange Agent to, as promptly as practicable after the Closing, mail to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as may be mutually agreed by Planet and Lightspeed) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Planet, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole shares of Planet Common Stock and cash in lieu of fractional shares of Planet Common Stock, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.
(ii)With respect to holders of record (other than DTC) of outstanding shares in book-entry form of Lightspeed Common Stock (a “Book-Entry Share”) immediately prior to the First Effective Time, Planet shall cause the Exchange Agent to, as promptly as practicable after the Closing, mail to each holder of record of a Book-Entry Share (other than DTC) (A) a statement reflecting the number of whole shares of Planet Common Stock that such holder is entitled to receive in the name of such holder of record and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.2(i)) of any cash in lieu of fractional shares in accordance with Section 3.2(e).
(iii)With respect to Book-Entry Shares held through DTC, Planet shall cause the Exchange Agent to establish procedures with DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable on or after the Closing, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any cash in lieu of fractional shares in accordance with Section 3.2(e)).
(iv)Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.
(c)Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Planet Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of Planet Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) or Section 3.2(f), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of Planet Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Planet Common Stock to which such holder is entitled pursuant to Section 3.2(e) or Section 3.2(f) and the amount of dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such shares of Planet Common Stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Planet Common Stock.
(d)No Further Ownership Rights in Lightspeed Common Stock. All shares of Planet Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to shares of Lightspeed Common Stock theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of Planet to pay any dividends or make any other distributions with a record date prior to the First Effective Time that may have been declared or made by Lightspeed on such shares of Lightspeed Common Stock in accordance with the terms of this Agreement and that remain unpaid at the First Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Entity of the shares of Lightspeed Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates are presented to Planet or the Exchange Agent for any reason, or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.
(e)Fractional Shares.
(i)No certificates representing fractional shares of Planet Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Planet.
(ii)Notwithstanding any other provision of this Agreement, each holder of Lightspeed Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Planet Common Stock (after taking into account all Certificates, delivered by such holder and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume-weighted average trading price for Planet Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Lightspeed and Planet) on each of the five (5) consecutive trading days ending on (and including) the last trading day immediately prior to the Closing Date, rounded to the nearest cent (with 0.5 of a cent being rounded upward). The payment of cash in lieu of fractional shares of Planet Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(iii)As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).
(f)Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for nine (9) months after the

Closing Effective Time shall be delivered to Planet, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Planet for payment of their claim for any shares of Planet Common Stock, any cash in lieu of fractional shares of Planet Common Stock and any dividends or distributions with respect to Planet Common Stock.
(g)No Liability. None of Lightspeed, Planet, the Initial Surviving Entity, the Final Surviving Entity, First Merger Sub, Second Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Closing Effective Time, or immediately prior to such earlier date on which any cash, any shares of Planet Common Stock, any cash in lieu of fractional shares of Planet Common Stock or any dividends or distributions with respect to Planet Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Planet, free and clear of all claims or interests of any Person previously entitled thereto.
(h)Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Planet, provided, that no losses on such investments shall affect the cash payable to former holders of Lightspeed Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Planet.
(i)Withholding Rights. Each of Lightspeed, Planet, the Initial Surviving Entity, the Final Surviving Entity, First Merger Sub, Second Merger Sub, and the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under Applicable Law. Any amounts so deducted and withheld (a) shall be timely paid over to the appropriate Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Planet or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Planet or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the Lightspeed Common Stock formerly represented thereby, any cash in lieu of fractional shares of Planet Common Stock, any cash in respect of unpaid dividends and distributions on shares of Planet Common Stock deliverable in respect thereof, pursuant to this Agreement.
Section 3.3Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the First Effective Time, any change in the number or type of outstanding shares of Lightspeed Common Stock or shares of Planet Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination, consolidation, reorganization or readjustment (or other similar transaction) of shares or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.4Further Assurances. At and after the Closing Effective Time, the officers and directors or managers, as applicable, of Planet shall be authorized to execute and deliver, in the name and on behalf of Lightspeed, First Merger Sub, Second Merger Sub, the Initial Surviving Entity and the Final Surviving Entity, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Planet, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Planet as a result of, or in connection with, the Mergers.
Article IV
REPRESENTATIONS AND WARRANTIES OF PLANET
Except as set forth in any Planet SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Planet Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2024 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Planet to Lightspeed prior to the date of this Agreement (the “Planet Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Planet represents and warrants to Lightspeed as follows:
Section 4.1Organization, Standing and Corporate Power. Each of Planet and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate, limited liability company or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. Each of Planet and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. Planet has delivered to or made available to Lightspeed prior to the date of this Agreement true and complete copies of the Planet Charter and Planet Bylaws, each of which are in full force and effect.
Section 4.2Corporate Authority; Non-contravention.
(a)Each of the Planet Parties has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by each Planet Party, the performance by each Planet Party of its obligations hereunder and the consummation by each Planet Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each Planet Party, subject (i) in the case of the Share Issuance, to the receipt of Planet Share Issuance Approval, (ii) in the case of the Final Charter Amendment, to the receipt of the Planet Charter Approval and, other than with respect to the Planet Charter Amendment, the approval of the Planet Board and (iii) in the case of the First Merger, to the approval of this Agreement by the sole stockholder of First Merger Sub (which approval shall occur immediately following the execution of this Agreement).  The Planet Board (at a meeting duly called and held) has (w) approved and declared advisable the Share Issuance, the Planet Charter

Amendment and this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (x) determined that the Share Issuance, the Planet Charter Amendment and this Agreement and the transactions contemplated by this Agreement, including the Mergers, are in the best interests of, Planet and the stockholders of Planet, (y) resolved to recommend the approval of the Share Issuance and the Planet Charter Amendment to the stockholders of Planet, on the terms and subject to the conditions set forth in this Agreement, and (z) directed that the Share Issuance and the Planet Charter Amendment be submitted to the stockholders of Planet for approval at the Planet Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.2(a) and Section 6.2(b), such resolutions have not been rescinded, modified or withdrawn in any way. The board of directors of First Merger Sub has adopted resolutions (A) determining that this Agreement and the transactions contemplated by this Agreement, including the First Merger, are advisable and in the best interests of First Merger Sub and its sole stockholder, (B) adopting and approving this Agreement and the transactions contemplated by this Agreement, including the First Merger, and (C) recommending that the sole stockholder of First Merger Sub adopt this Agreement and approve the First Merger and submitting this Agreement to the sole stockholder of First Merger Sub for approval and adoption and such resolutions have not been rescinded, modified or withdrawn in any way. Planet, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Second Merger, and such approval has not been amended or withdrawn. This Agreement has been duly executed and delivered by each Planet Party and, assuming the due authorization, execution and delivery of this Agreement by Lightspeed, constitutes the legal, valid and binding obligation of each Planet Party, enforceable against each Planet Party in accordance with its terms, except that (I) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (II) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b)The execution and delivery by each Planet Party of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each Planet Party shall not, assuming that the Planet Stockholder Approval is obtained, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any mortgage, deed of trust, pledge, claim, lien, charge, encumbrance, option, hypothecation, restriction or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of any Planet Party or any of Planet’s Subsidiaries, under (A) the Planet Charter or the Planet Bylaws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which any Planet Party or any of Planet’s Subsidiaries is a party or by which any Planet Party, any of Planet’s Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Planet Party or any of Planet’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Planet or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or any arbitral body (public or private), (a “Governmental Entity”) is required by or with respect to any Planet Party or any of Planet’s Subsidiaries in connection with the execution and delivery of this Agreement by any Planet Party, the performance by any Planet Party of its obligations hereunder or the consummation by any Planet Party of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (ii) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of (A) the registration statement on Form S-4 to be filed with the SEC by Planet (as amended and supplemented from time to time, the “Form S-4”) in connection with the Share Issuance, which Form S-4 shall include the joint proxy statement relating to the Planet Stockholders Meeting and the Lightspeed Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and (B) such reports and other filings under, and such other compliance with, the Securities Act and/or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Proxy Statement/Prospectus in definitive form, (iv) the filing of the First Certificate of Merger and the Second Merger Filing Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, in each case, as applicable, and the filing of the Planet Charter Amendment and the Final Charter Amendment with the Secretary of State of the State of Indiana; (v) such filings with, notices to, and approvals of, Nasdaq to permit the consummation of the Mergers and the shares of Planet Common Stock that are to be issued as Merger Consideration to be listed on Nasdaq; and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Planet or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.3Capital Structure.
(a)As of the date of this Agreement, the authorized capital stock of Planet consists of 60,000,000 shares of Planet Common Stock and 1,000,000 shares of preferred stock, without par value (the “Planet Preferred Stock”). At the close of business on June 26, 2026 (the “Measurement Date”), (i) 33,156,842 shares of Planet Common Stock (inclusive of 258,977 Planet Restricted Shares and 773,044 Planet Performance Shares, assuming satisfaction of any performance vesting conditions at maximum levels, with only 386,522 Planet Performance Shares eligible to vest assuming satisfaction of any performance vesting conditions at target levels), in each case, issued pursuant to the Planet Equity Plans) were issued and outstanding , (ii) no shares of Planet Common Stock were held by Planet in its treasury, (iii) no shares of Planet Preferred Stock were issued and outstanding, (iv) 1,445,425 shares of Planet Common Stock were reserved and available for issuance pursuant to the Planet Equity Plan, of which: (A) 302,348 shares of Planet Common Stock were underlying Planet Options and (B) 277,970 shares of Planet Common Stock were underlying Planet SARs, (iv) no shares of Planet Common Stock were reserved for future issuance upon exercise of the Planet Convertible Note Warrants, and (v) $258,701,000 in aggregate principal amount was outstanding under the Existing Planet Convertible Notes, with a Conversion Rate (as defined in the Existing Planet Convertible Notes Indenture) equal to 15.4318 shares of Planet Common Stock per each $1,000 of principal. All Planet Options were granted with an exercise price that was equal to or greater than the fair market value of a share of Planet Common Stock on the grant date and have been otherwise granted and maintained in accordance with Section 409A of the Code.
(b)All outstanding shares of capital stock of Planet are, and all shares of capital stock of Planet that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights. All of the issued and outstanding shares of Planet Common Stock were issued in compliance with all Applicable Laws concerning the issuance of securities. Except (i) as set forth in this Section 4.3, (ii) for changes since the Measurement Date resulting from the issuance or repurchase of shares of Planet Common Stock pursuant to the settlement or exercise of Planet Equity Awards outstanding as of the Measurement Date in accordance with the terms of the Planet Equity Plan and any related award agreements, (iii) as expressly permitted by Section 6.1(a)(ii) or Section 6.1(a)(x) or (iv) pursuant to a share repurchase program under which Planet may repurchase Planet Common Stock, there are no (A) issued or outstanding Equity Securities of Planet, (B) outstanding obligations of Planet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Planet or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Planet other than the Existing Planet Convertible Notes and the Planet Convertible Note Warrants or (C) bonds, debentures, notes or other indebtedness of Planet the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Planet may vote other than the Existing Planet Convertible Notes.
(c)There are no voting trusts or other agreements or understandings to which Planet or any of its Subsidiaries is a party with respect to the voting of the Equity Securities of Planet or its Subsidiaries. Neither Planet nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its Equity Securities that are in effect other than the Existing Planet Convertible Notes.
Section 4.4Subsidiaries.
(a)Section 4.4(a) of the Planet Disclosure Letter sets forth, as of the date of this Agreement, (i) each of Planet’s Subsidiaries and the ownership of each such Subsidiary, and (ii) Planet’s or its Subsidiaries’ capital stock, equity interest or other direct and indirect ownership interest in any other Person. Section 4.4(a) of the Planet Disclosure Letter includes all “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC) of Planet as of the date of this Agreement. All outstanding Equity Securities of each Subsidiary of Planet have been validly issued and are fully paid and nonassessable and, except as set forth on Section 4.4(a) of the Planet Disclosure Letter, are owned directly or indirectly by Planet, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities, except for Permitted Liens. No shares of capital stock of Planet are held by any Subsidiary of Planet.
(b)There are no outstanding (i) Equity Securities of Planet or any of its Subsidiaries convertible into or exchangeable or exercisable for Equity Securities in any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Planet or any of its Subsidiaries, or any obligation of Planet or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Planet or (iii) obligations of Planet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Subsidiaries of Planet or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities.
Section 4.5SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)Planet and its Subsidiaries have filed or furnished all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2025

(the “Planet SEC Documents”). As of their respective dates, the Planet SEC Documents complied (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Planet SEC Documents, and none of the Planet SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements included or incorporated by reference in any Planet SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Planet SEC Documents, and, to the Knowledge of Planet, none of the Planet SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(b)The consolidated financial statements (including all related notes and schedules) of Planet and its Subsidiaries included in the Planet SEC Documents (the “Planet Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Planet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(c)Except (i) as reflected or reserved against in Planet’s audited balance sheet as of December 31, 2025 (or the notes thereto) as included in the Planet Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2025 and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Planet nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Planet and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Planet.
(d)Planet maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Planet’s properties or assets. Since January 1, 2025, none of Planet, Planet’s independent accountants, the Planet Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Planet, (B) “material weakness” in the internal controls over financial reporting of Planet or (C) fraud, whether or not material, that involves management or other employees of Planet who have a significant role in the internal controls over financial reporting of Planet.
(e)The “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) utilized by Planet are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Planet in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Planet, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Planet to make the certifications required under the Exchange Act with respect to such reports.
(f)Neither Planet nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Planet and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Planet or any of its Subsidiaries in Planet’s or such Subsidiary’s published financial statements or other Planet SEC Documents.
Section 4.6Information Supplied. None of the information supplied or to be supplied by Planet specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to Planet’s stockholders or Lightspeed’s stockholders or at the time of the Planet Stockholders Meeting or the Lightspeed Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Planet with respect to statements made or incorporated by reference therein based on information supplied by Lightspeed specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Planet with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied by or on behalf of Planet.
Section 4.7Absence of Certain Changes or Events.
(a)From January 1, 2026 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Planet and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)From January 1, 2026 through the date of this Agreement, there have been no facts, circumstances, effects, changes, events or developments (“Effects”) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Planet.
Section 4.8Compliance with Applicable Laws; Outstanding Orders.
(a)Planet and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Planet and its Subsidiaries (the “Planet Permits”), except where the failure to have any such Planet Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. Planet and its Subsidiaries are in, and since January 1, 2025 have been in, compliance with the terms of the Planet Permits and all applicable laws, acts, codes, statutes, rules, ordinances, regulations, policies or guidelines promulgated, or judgments, rulings, awards, decisions, injunctions, decrees, writs or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to Planet and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Planet Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(b)Neither Planet nor any of its Subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Planet or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.9Litigation. As of the date hereof, there is no, and since January 1, 2025 there has been no, action, suit, investigation, claim, charge, complaint, audit, inquiry, arbitration or proceeding (each, an “Action”) pending against or, to the Knowledge of Planet, threatened against or affecting Planet or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (a) have a Material Adverse Effect on Planet or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.10Benefit Plans.
(a)With respect to each material Planet Benefit Plan, Planet has made available to Lightspeed complete and accurate copies of the following documents, to the extent applicable: (i) such Planet Benefit Plan document (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, the most recent summary plan description thereof, (ii) each trust, insurance, annuity or other funding arrangement, and all amendments related thereto, (iii) the two (2) most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two (2) most recent Forms 5500 and all related schedules required to be filed with the Internal Revenue Service (“IRS”) with respect thereto, (v) the most recently received IRS determination letter or opinion letter and (vi) all material or non-routine correspondence with a Governmental Entity since January 1, 2025. With respect to each material Planet Benefit Plan primarily providing benefits to employees located outside the United States, Planet has made available to Lightspeed an accurate and complete copy of the current Planet Benefit Plan document or a summary of such Planet Benefit Plan’s material terms.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) each of the Planet Benefit Plans has been established, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Planet Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Planet or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (iii) all required contributions or other amounts payable by Planet or its Subsidiaries as of the Closing Effective Time pursuant to each Planet Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv) neither Planet nor any of its Subsidiaries has engaged in a breach of fiduciary duty (as determined under ERISA) or a non-exempt prohibited transaction in connection with which Planet or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a Tax imposed pursuant to Sections 4975 or 4976 of the Code; (v) neither Planet nor any of its Subsidiaries has liability under Sections 4980D, 4980H, 6721 or 6722 of the Code; and (vi) there are no pending, or to the Knowledge of Planet, threatened or anticipated claims, Actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Planet Benefit Plans, any trusts related thereto, the applicable plan sponsor or administrator, or against any fiduciary of any Planet Benefit Plan with respect to the operation thereof.
(c)Each of the Planet Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter as to its qualification or may rely upon a current advisory letter from the IRS and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(d)Neither Planet nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability, including on account of an ERISA Affiliate, nor has since January 1, 2025 maintained, sponsored or contributed to, or had any liability with respect to (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a Multiple Employer Plan or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)Section 4.10(e) of the Planet Disclosure Letter sets forth each Planet Benefit Plan that is subject to Section 302 or Title IV or Sections 412, 430 or 4971 of the Code (each, a “Planet Title IV Plan”). With respect to each Planet Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or is expected to occur, whether as a result of the transactions contemplated by this Agreement or otherwise, (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid, (iv) with respect to each Planet Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, (v) no Planet Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code, (vi) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA, (vii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA, and (viii) no notice of intent to terminate any Planet Title IV Plan has been filed and no amendment to treat a Planet Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Planet Title IV Plan.
(f)Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) cause or result in any payment (including severance, unemployment compensation, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or individual service provider of Planet or its Subsidiaries under any Planet Benefit Plan, (ii) increase any compensation or benefits otherwise payable or due under any Planet Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits.
(g)No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Planet or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code. No Planet Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of Tax deductions pursuant to Section 280G of the Code.
(h)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, all Planet Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with its terms, Applicable Laws and all other applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) if required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities. No Planet Benefit Plan subject to the laws of any jurisdiction outside of the United States is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA). All material contributions required to have been made by Planet or its Subsidiaries to any plan required to be maintained or contributed to under Applicable Law that is maintained by a Governmental Entity have been timely made in all material respects.
Section 4.11Labor and Employment Matters.
(a)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) neither Planet nor any of its Subsidiaries has received written notice since January 1, 2025 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety, insurance/workers compensation or immigration laws to conduct an investigation of Planet or any of its Subsidiaries and, to the Knowledge of Planet, no such investigation is in progress, and (ii) no judgment, order, injunction, ruling, award, writ, consent decree, conciliation agreement, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Planet’s or its Subsidiaries’ ability to manage their employees, service providers, or job applicants.
(b)(i) No labor union, works council, labor organization or group of employees of Planet or any of its Subsidiaries (“Planet Labor Organization”) has since January 1, 2025 made a demand for recognition and there are no, and since January 1, 2025 there have been no, representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Planet, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal; (ii) to the Knowledge of Planet, there is no (and has not been in the last three (3) years) union organizing effort pending or threatened against Planet or any of its Subsidiaries; (iii) there is no (and has not been in the last three (3) years any) unfair labor practice, material labor dispute or material labor grievance or arbitration proceeding pending or, to the Knowledge of Planet, threatened against Planet or any of its Subsidiaries; and (iv) there is no (and has not been since January 1, 2025 any) organized labor strike, lockout, slowdown, or work stoppage in effect or, to the Knowledge of Planet, threatened, with respect to any employees of Planet or any of its Subsidiaries.
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, within the past six months: (i) there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1998 or any similar Applicable Law (the “WARN Act”)) with respect to Planet or its Subsidiaries; and (ii) Planet and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act. To the Knowledge of Planet, neither Planet nor any of its Subsidiaries has, or is reasonably expected to have, any material outstanding liabilities under the WARN Act.
(d)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, Planet and each of its Subsidiaries is in,

and since January 1, 2025 has been in, compliance with all Applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including all Applicable Laws respecting classification of exempt and non-exempt employees and service providers as employees and independent contractors, non-discrimination, harassment, retaliation, whistleblowing, classification of exempt and non-exempt employees, immigration (including completion of Forms I-9 for U.S. employees and proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), child labor, workers’ compensation, labor relations, employee leave issues, pay transparency, employee trainings and notices, automated employment decision tools and other artificial intelligence, and unemployment insurance).
(e)Section 4.11(e) of the Planet Disclosure Letter sets forth all Planet Labor Agreements. Other than as set forth in Section 4.11(e) of the Planet Disclosure Letter, there are no Planet Labor Agreements that pertain to any of the employees of Planet or any of its Subsidiaries, and none are currently being negotiated; and no employees of Planet or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Planet or any of its Subsidiaries. True and complete copies of all U.S. Planet Labor Agreements listed in Section 4.11(e) of the Planet Disclosure Letter have been made available to Lightspeed prior to the date of this Agreement. Neither Planet nor any of its Subsidiaries is subject to any pre-signing or pre-Closing obligation to inform, provide notice to, consult, bargain with, or obtain the consent of any Planet Labor Organization in connection with this Agreement and the arrangements proposed in this Agreement or the Closing (whether under Applicable Law or any written Planet Labor Agreement) which are unsatisfied in any material part as of such date.
(f)(i) Since January 1, 2025, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive, or senior supervisory employee of Planet or any of its Subsidiaries, and neither Planet nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive, or senior supervisory employee, (ii) Planet and its Subsidiaries have reasonably investigated all sexual harassment and material misconduct allegations against, any officers, executives or senior supervisory employees since January 1, 2025, (iii) with respect to any such allegations since January 1, 2025, where merited, Planet and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper conduct, and (iv) Planet and its Subsidiaries have not incurred, and, to the Knowledge of Planet, no circumstances exist under which Planet or its Subsidiaries would reasonably be expected to incur, any material liability arising from such allegations.
(g)To the Knowledge of Planet, (i) no current employee with annualized compensation at or above $350,000, intends to terminate his or her employment with Planet or any of its Subsidiaries prior to the one-year anniversary of the Closing, and (ii) no current or former employee or independent contractor of Planet or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation: (A) owed to Planet or any of its Subsidiaries; or (B) owed to any third party with respect to such Person’s right to be employed or engaged by Planet or any of its Subsidiaries.
Section 4.12Taxes.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet or any of its Subsidiaries:
(i)all Tax Returns required to be filed by or with respect to Planet or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any valid extension of time within which to file) and all such Tax

Returns are complete and accurate and all Taxes due and payable by Planet or any of its Subsidiaries have been timely paid (whether or not reflected on such Tax Returns), including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Planet Financial Statements;
(ii)there is no currently effective waiver of any statute of limitations with respect to Taxes or extension of time with respect to any Tax assessment, collection or deficiency of Planet or any of its Subsidiaries; no audits, examinations, investigations, or other similar administrative or judicial proceedings are pending or threatened in writing in respect of Taxes or Tax matters of Planet or any of its Subsidiaries, and no Taxing Authority has asserted in writing any deficiency, claim, or adjustment with respect to Taxes of Planet or any of its Subsidiaries that has not been fully paid or settled; and no written claim has been made by a Taxing Authority in a jurisdiction where Planet or any Planet Subsidiary does not file Tax Returns of a particular type that Planet or any Planet Subsidiary is or may be subject to taxation of such type by such jurisdiction, which claim has not been fully settled or resolved;
(iii)neither Planet nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, indemnification, reimbursement, sharing or similar agreement or arrangement (other than (x) any such agreement solely between or among Planet and its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary, or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Planet is the common parent corporation), or (C) has any liability for Taxes of any Person (other than Planet or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), or as a successor or transferee;
(iv)none of the assets of Planet or any of its Subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Liens);
(v)neither Planet nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. Tax Law);
(vi)during the two (2) year period ending on the date of this Agreement, neither Planet nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Tax Law); and
(vii)neither Planet nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Effective Time under Section 481(a) of the Code by reason of a change in Tax accounting method.
(b)Neither Planet nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(c)At all times since the date of its formation, (i) First Merger Sub has been treated as a corporation for U.S. federal and applicable state and local income tax purposes, and

(ii) Second Merger Sub has been treated as an entity disregarded as separate from Planet for U.S. federal and applicable state and local income tax purposes.
Section 4.13Voting Requirements. (a) The approval of the Share Issuance by the affirmative vote of a majority of the votes cast by holders of Planet Common Stock entitled to vote thereon at the Planet Stockholders Meeting (the “Planet Share Issuance Approval”), (b) the approval of the Planet Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Planet Common Stock entitled to vote thereon at the Planet Stockholders Meeting (the “Planet Charter Amendment Approval”) and the approval of the Final Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Planet Common Stock entitled to vote thereon at the Planet Stockholders Meeting (the “Planet Final Charter Amendment Approval” and together with the Planet Charter Amendment Approval and the Planet Share Issuance Approval, the “Planet Stockholder Approval”), (c) the approval of this Agreement and the First Merger by the sole stockholder of First Merger Sub, and (d) the approval of this Agreement and the Second Merger by the sole member of Second Merger Sub, are the only approvals or votes of holders of any securities of Planet, First Merger Sub or Second Merger Sub necessary to approve the transactions contemplated by this Agreement.
Section 4.14Takeover Statutes and Charter Provisions. The Planet Board has taken all action necessary to render the Takeover Law restrictions inapplicable to this Agreement and the transactions contemplated hereby. No Takeover Law applies with respect to Planet or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Planet or any of its Subsidiaries is subject, party or otherwise bound.
Section 4.15Intellectual Property.
(a)Section 4.15(a) of the Planet Disclosure Letter sets forth a complete and accurate list of all (i) issued Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, (ii) material Internet domain names, and (iii) Software, in each case owned or purported to be owned by Planet or any of its Subsidiaries (items set forth or required to be set forth on Section 4.15(a)(i)-(ii) of the Planet Disclosure Letter, collectively, “Planet Registered IP”).
(b)All material Planet Registered IP is subsisting, and to the Knowledge of Planet, all material Planet Registered IP that is an issued Patent, registered Mark or registered Copyright is valid and enforceable and is not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Entity. Planet or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to all Planet Owned IP, and (ii) has valid and enforceable rights to use, pursuant to a valid contract, all Planet Licensed IP necessary for Planet’s and its Subsidiaries’ businesses, as currently conducted, in each case of clauses (i) and (ii), free and clear of all Liens (except Permitted Liens), except where the failure to so own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(c)Planet and its Subsidiaries and the conduct of Planet’s and its Subsidiaries’ businesses have not infringed, misappropriated, diluted or violated, and currently do not infringe, misappropriate, dilute or violate, any of the Intellectual Property rights of any Person, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. No claims before a Governmental Entity are pending or, to the Knowledge of Planet, threatened against Planet or its Subsidiaries, alleging or involving any of the foregoing, or challenging the ownership, use, validity or enforceability of any Planet Owned IP, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. To the Knowledge of Planet, no Person has infringed, misappropriated, diluted or violated any material Planet Owned IP, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(d)Planet and its Subsidiaries take and have taken commercially reasonable measures, at least consistent with those in the industry in which Planet’s and its Subsidiaries’ businesses operate, to protect the confidentiality of all material Trade Secrets included in the Planet Owned IP and Planet Licensed IP, and Planet and its Subsidiaries have complied in all material respects with all of their confidentiality obligations under each Contract to which such Person is a party.
(e)Each current and former employee and contractor of Planet and its Subsidiaries who has contributed to the creation or development of any Planet Owned IP has effectively transferred all of their material rights to such Intellectual Property to Planet and/or its Subsidiaries through a present assignment in writing or by operation of law, and no current or former employee or contractor of Planet or any of its Subsidiaries has any claim, right or interest in or to any Planet Owned IP in any material respect.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet, (i) Planet and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the Planet IT Systems, and (ii) the Planet IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of Planet’s and its Subsidiaries’ businesses as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet, (A) to the Knowledge of Planet, the Planet IT Systems do not contain any defects, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (1) materially disrupt or adversely affect the functionality of any Planet IT Systems; or (2) enable or assist any Person to access without authorization any Planet IT Systems, (B) there have been no material security breaches or unauthorized use, access, or intrusions of any Planet IT Systems, and (C) Planet and its Subsidiaries maintain commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the Planet IT Systems. The execution and delivery of this Agreement by Planet and the consummation by Planet of the transactions contemplated hereby will not result in the loss, termination or impairment of any right of Planet or any of its Subsidiaries to own, use, practice, license or otherwise exploit any Planet Owned IP or Planet Licensed IP as the same is currently owned, used, practiced, licensed or otherwise exploited by Planet or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(g)All of the Software comprising Planet Owned IP (collectively, the “Planet Software”) (i) complies with the contractual commitments relating to its use, functionality, or performance and (ii) does not contain any intentional undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(h)Planet and its Subsidiaries have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other Person, any source code for any Planet Software, except for disclosures to employees or contractors under written agreements that prohibit use or disclosure of such source code, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.

(i)With respect to any third-party components (including Open Source Materials) that are or have been used by Planet and its Subsidiaries in connection with any Planet Software, Planet and its Subsidiaries are and have been in compliance with all applicable licenses and other relevant Intellectual Property Agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet. The Planet Software does not contain any software code that is licensed under any terms or conditions that impose any requirement that any source code of any Planet Software using, linked with, incorporating, distributed with, based on, derived from, or accessing the software code be made available or distributed in source code form, be licensed for the purpose of making derivative works, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributable at no charge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(j)The Planet Software does not contain, link to, or use any artificial intelligence or machine learning based platforms, engines, models (including any large language models or foundational models) or systems (“Artificial Intelligence Systems”). No Planet Owned IP or Trade Secrets are used in a manner where they become part of the Artificial Intelligence System or are accessible for any secondary use by any third party (including any third party provider of the Artificial Intelligence System), and, to the Knowledge of Planet, no material Planet Owned IP was generated using any Artificial Intelligence Systems.
Section 4.16Data Privacy and Cybersecurity.
(a)Planet and each of its Subsidiaries and, to the Knowledge of Planet, any Person acting for or on behalf of Planet or any of its Subsidiaries, is and has since January 1, 2025 been in compliance with all Privacy Requirements, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet, (i) neither Planet nor any of its Subsidiaries has received any written notice of any claims, charges, governmental investigations or regulatory inquiries against Planet or any of its Subsidiaries related to or alleging the violation of any Privacy Requirements by Planet or any of its Subsidiaries, and (ii) to the Knowledge of Planet, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, governmental investigation or regulatory inquiry.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, Planet and each of its Subsidiaries has (i) implemented and since January 1, 2025 maintained reasonable and appropriate administrative, technical and organizational safeguards to protect the Planet IT Systems and all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps (including through contractual obligations, policies, procedures or otherwise) to ensure that any third party with access to any Personal Information collected by or on behalf of Planet or any of its Subsidiaries has implemented and maintains the same (taking into account the nature of the nature of the industry in which Planets’ and its Subsidiaries’ businesses operate).
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, since January 1, 2025 there have been no security breaches, unauthorized access to, use or disclosure of any Personal Information (i) in the possession or under the control of Planet or any of its Subsidiaries, or (ii) to the Knowledge of Planet, Processed by or on behalf of Planet or any of its Subsidiaries.

Section 4.17Material Contracts.
(a)Except for this Agreement, as of the date of this Agreement, neither Planet nor any of its Subsidiaries is a party to or bound by:
(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)any contract relating to indebtedness for borrowed money in excess of $5,000,000 or any guarantee thereof;
(iii)any partnership, joint venture or other similar material agreement or arrangement relating to the formation, creation, operation, management or Control of any partnership or joint venture material to Planet or any of its Subsidiaries or in which the Planet or any of its Subsidiaries owns less than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions;
(iv)other than any Planet Benefit Plan or any compensation, severance, employment, consulting or similar arrangement entered into in the ordinary course of business, any contract between Planet or any of its Subsidiaries, on the one hand, and (A) any current or former director, officer, employee or other individual service provider of Planet, (B) any Person beneficially owning five (5%) or more of the outstanding Planet Common Stock or (C) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, which contract has a value in excess of $250,000;
(v)any contract containing (A) any grant by any Person to Planet or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property of any Person which license is material to the business of Planet, or (B) any grant to any Person by Planet or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property that is material to the business of Planet, other than, in the case of clause (A), licenses for open source software or off-the-shelf software commercially available on standard terms and, in the case of clause (B), non-exclusive licenses or sublicenses of Intellectual Property granted to customers or contractors in the ordinary course of business or that are merely incidental to the contract in which such licenses are granted;
(vi)any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Planet or any of its Subsidiaries of future payments in excess of $2,500,000;
(vii)any Contract with (A) a Planet Material Customer and (B) a Planet Material Supplier;
(viii)any Contract which obligates Planet to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than as set forth in Planet’s budgeted capital expenditures for Planet’s 2026 fiscal year as disclosed to Lightspeed prior to the date hereof;
(ix)any Planet Labor Agreements;

(x)any contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Planet or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; or
(xi)any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Planet and its Affiliates, taken as a whole, is or would be conducted, including contracts with “most favored nations” provisions, preferential rights or rights of first or last offer or refusal to any third party, or limitations on sales, or supply or distribution of any services or product or to acquire any Person (all contracts of the types described in clauses (i) through (xi), collectively, the “Planet Material Contracts”).
(b)Planet has delivered or made available to Lightspeed, prior to the date of this Agreement, true and complete copies of all Planet Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Planet Filed SEC Documents.
(c)Each Planet Material Contract is valid and binding on Planet (or, to the extent a Subsidiary of Planet is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Planet and each Subsidiary of Planet have in all material respects performed all obligations required to be performed by them to date under each Planet Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(d)Neither Planet nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of Planet, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Planet Material Contract, except where such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet. To the Knowledge of Planet, no other party to any Planet Material Contract is in breach of or default under the terms of any Planet Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Planet.
Section 4.18Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet:
(a)Planet and each of its Subsidiaries are and have been since January 1, 2025 in compliance with all applicable Environmental Laws and neither Planet nor any of its Subsidiaries has received any notice, report, order, directive or other information from any Person or Governmental Entity that alleges that Planet or any of its Subsidiaries has violated, or has any liability under, Environmental Laws.
(b)Planet and each of its Subsidiaries have obtained and, since January 1, 2025, have maintained or have applied for all permits, licenses, certificates, variances, exemptions, orders, registrations, approvals and authorizations required under Environmental Laws for the construction, ownership or occupancy of their facilities or the conduct of their operations (collectively, the “Environmental Permits”), and Planet and its Subsidiaries are, and since January 1, 2025 have been in compliance with all terms and conditions of the Environmental Permits.
(c)There has been no transportation, manufacture, disposal or arrangement for disposal, distribution, treatment, use, storage, handling, sale, marketing or Release of, exposure to, or contamination by any Hazardous Material, in each case, by Planet or any of its Subsidiaries (or any other Person to the extent giving rise to liability of Planet or its Subsidiaries)

that has resulted or would result in a liability of Planet or any of its Subsidiaries under Environmental Law.
(d)Planet and its Subsidiaries have not expressly assumed by contract or provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or related to Hazardous Material.
(e)Planet has provided copies of all final environmental assessments and reports prepared since January 1, 2025, and other material environmental, health or safety documents related to Planet or its Subsidiaries, the conduct of its operations, or any real property currently or formerly owned, leased or operated by Planet or any of its Subsidiaries, in each case as in its possession or reasonable control.
Section 4.19International Trade. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) Planet and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Planet and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Planet nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.
Section 4.20Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet: (a) Planet and each of its Subsidiaries has good and marketable indefeasible fee simple title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are legal, binding, enforceable and in full force and effect in accordance with their terms, in each case, free and clear of all Liens and encumbrances, subject only to Permitted Liens, and, other than the rights of Lightspeed pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein, (b) all such real property (i) complies with all applicable zoning, building codes, and other land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Planet Permits and Applicable Laws with respect to Planet and its Subsidiaries, (c) there are no existing (or to Planet’s Knowledge, threatened)

condemnation proceedings with respect to any such real property, and (d) with respect to all such leased real property, (i) Planet and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Planet nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (ii) the possession and quiet enjoyment of such leased real property by Planet or each of its Subsidiaries has not been disturbed and there are no disputes with respect to such lease, (iii) Planet or any of its Subsidiaries has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof, and (iv) Planet has delivered to Lightspeed a true and complete copy of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Section 4.20 of the Planet Disclosure Letter sets forth a true and complete list of all material leased and owned real property of Planet and its Subsidiaries.
Section 4.21Customers and Suppliers. Section 4.21 of the Planet Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended December 31, 2025) (each a “Planet Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months ended December 31, 2025) (each a “Planet Material Supplier”) to Planet and its Subsidiaries showing the total dollar number of sales or purchases from, as the case may be, each Planet Material Customer or Planet Material Supplier during such period. Since January 1, 2025 through the date of this Agreement, (a) no Planet Material Customer or Planet Material Supplier has, to the Knowledge of Planet, notified Planet or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with Planet or any of its Subsidiaries and (b) neither Planet nor any of its Subsidiaries has been engaged in a dispute that is material to Planet and its Subsidiaries, taken as a whole, with a Planet Material Customer or Planet Material Supplier.
Section 4.22Opinion of Financial Advisors.
(a)The Planet Board has received the opinion (the “Planet Financial Advisor Opinion 1”) of J.P. Morgan Securities LLC (“Planet Financial Advisor 1”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Planet Financial Advisor 1 in preparing its opinion as set forth in the opinion, the Exchange Ratio is fair, from a financial point of view, to Planet. Planet will furnish a copy of the Planet Financial Advisor Opinion 1 to Lightspeed solely for information purposes promptly following receipt of such opinion by the Planet Board. The Planet Financial Advisor Opinion 1 has not been withdrawn, revoked or modified as of the date of this Agreement. It is agreed and understood that the Planet Financial Advisor Opinion 1 is for the benefit of the Planet Board and may not be relied on by Lightspeed or any other Person for any purpose.
(b)The Planet Board has received the opinion (the “Planet Financial Advisor Opinion 2”) of Robert W. Baird & Co. Incorporated (“Planet Financial Advisor 2”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Planet Financial Advisor 2 in preparing its opinion as set forth in the opinion, the Exchange Ratio is fair, from a financial point of view, to Planet. Planet will furnish a copy of the Planet Financial Advisor Opinion 2 to Lightspeed solely for information purposes promptly following receipt of such opinion by the Planet Board. The Planet Financial Advisor Opinion 2 has not been withdrawn, revoked or modified as of the date of this Agreement. It is agreed and understood that the Planet Financial Advisor Opinion 2 is for the benefit of the Planet Board and may not be relied on by Lightspeed or any other Person for any purpose.
Section 4.23Brokers. Except for fees payable to Planet Financial Advisor 1 and Planet Financial Advisor 2 and made available to Lightspeed prior to the execution hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Planet.
Section 4.24Merger Subs. All of the issued and outstanding (a) capital stock of First Merger Sub is, and at the First Effective Time will be, owned, directly or indirectly, by Planet and (b) membership interests of Second Merger Sub are, and at the Closing Effective Time will be, owned, directly or indirectly, by Planet. First Merger Sub and Second Merger Sub were formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since their respective dates of formation, neither First Merger Sub nor Second Merger Sub has carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.25No Other Representations.
(a)Except for the express written representations and warranties made in this Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, neither any Planet Party nor any other Person acting on behalf of any Planet Party or any of Planet’s Subsidiaries makes any express or implied representation or warranty with respect to any Planet Party, any of Planet’s Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Planet Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered by or at the direction of Planet pursuant to this Agreement, neither any Planet Party nor any other Person makes or has made any representation or warranty to Lightspeed or any of its Affiliates or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives (a “Representative”) with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to any Planet Party or any of Planet’s Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, any oral or written information presented to Lightspeed or any of its Affiliates or Representatives in the course of their due diligence investigation of Planet, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Notwithstanding anything contained in this Agreement to the contrary, each Planet Party acknowledges and agrees that neither Lightspeed nor any other Person acting on behalf of Lightspeed or its Subsidiaries has made, is making or is authorized to make, and each Planet Party expressly disclaims reliance upon, any representations, warranties or statements relating to Lightspeed or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Lightspeed in writing in Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Lightspeed furnished or made available to Planet Parties or any of their Representatives. Without limiting the generality of the foregoing, Lightspeed acknowledges that, except as expressly provided in Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Planet Parties or any of their Representatives.

Article V
REPRESENTATIONS AND WARRANTIES OF LIGHTSPEED
Except as set forth in any Lightspeed SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Lightspeed Filed SEC Documents”) and filed with the SEC since January 1, 2024 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Lightspeed to Planet prior to the date of this Agreement (the “Lightspeed Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Lightspeed represents and warrants to Planet as follows:
Section 5.1Organization, Standing and Corporate Power. Each of Lightspeed and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate, limited liability company or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. Each of Lightspeed and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. Lightspeed has delivered to or made available to Planet prior to the date of this Agreement true and complete copies of the Lightspeed Charter and Lightspeed Bylaws, each of which are in full force and effect.
Section 5.2Corporate Authority; Non-contravention.
(a)Lightspeed has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Lightspeed, the performance by Lightspeed of its obligations hereunder and the consummation by Lightspeed of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lightspeed, subject to the Lightspeed Stockholder Approval.  The Lightspeed Board (at a meeting duly called and held) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, Lightspeed and the stockholders of Lightspeed, (iii) resolved to recommend the approval of this Agreement to the stockholders of Lightspeed and the First Merger on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement and the First Merger be submitted to the stockholders of Lightspeed for approval at the Lightspeed Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.3(a) and Section 6.3(b), such resolutions have not been rescinded, modified or withdrawn in any way.  This Agreement has been duly executed and delivered by Lightspeed and, assuming the due authorization, execution and delivery of this Agreement by the Planet

Parties, constitutes the legal, valid and binding obligation of Lightspeed, enforceable against Lightspeed in accordance with its terms, subject to the Enforceability Exceptions.
(b)The execution and delivery by Lightspeed of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by Lightspeed shall not, assuming that the Lightspeed Stockholder Approval is obtained, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lightspeed or any of its Subsidiaries, under (A) the Lightspeed Charter or the Lightspeed Bylaws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Lightspeed or any of its Subsidiaries is a party or by which Lightspeed, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 5.2(c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lightspeed or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Lightspeed or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lightspeed or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Lightspeed, the performance by Lightspeed of its obligations hereunder or the consummation by Lightspeed of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the HSR Act, and with any other applicable Antitrust Laws; (ii) compliance with the applicable requirements Securities Act and the Exchange Act, including the filing with the SEC of (A) the registration statement on Form S-4 by Planet in connection with the Share Issuance, which Form S-4 shall include the Proxy Statement/Prospectus and (B) such reports and other filings under, and such other compliance with, the Securities Act and/or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Proxy Statement/Prospectus in definitive form, (iv) the filing of the First Certificate of Merger and the Second Merger Filing Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, in each case, as applicable, (v) such filings with, notices to, and approvals of, NYSE to permit the consummation of the Mergers; and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Lightspeed or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.3Capital Structure.
(a)As of the date of this Agreement, the authorized capital stock of Lightspeed consists of 75,000,000 shares of Lightspeed Common Stock. At the close of business on the Measurement Date, (i) 29,018,654 shares of Lightspeed Common Stock were issued and outstanding, (ii) 4,707,147 shares of Lightspeed Common Stock were held by Lightspeed in its treasury, (iii) 1,529,016 shares of Lightspeed Common Stock were reserved and available for issuance pursuant to the Lightspeed Equity Plan, of which: (A) 286,638 shares of Lightspeed Common Stock were underlying Lightspeed RSUs, (B) 141,262 shares of Lightspeed Common Stock were underlying Lightspeed PSUs (assuming satisfaction of any performance vesting conditions at target levels) or 282,524 shares of Lightspeed Common Stock (assuming satisfaction of any performance vesting conditions at maximum levels) were underlying Lightspeed PSUs and (C) 9,837 shares of Lightspeed Common Stock were underlying

Lightspeed Deferred Stock Units, (iv) 3,900,000 shares of Lightspeed Common Stock were reserved for future issuance upon exercise of the Lightspeed Convertible Note Warrants, and (v) $460,000,000 in aggregate principal amount was outstanding under the Existing Lightspeed Convertible Notes, with a Conversion Rate (as defined in the Existing Lightspeed Convertible Notes Indenture) equal to 8.5745 shares of Lightspeed Common Stock per each $1,000 of principal.
(b)All outstanding shares of capital stock of Lightspeed are, and all shares of capital stock of Lightspeed that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights. All of the issued and outstanding shares of Lightspeed Common Stock were issued in compliance with all Applicable Laws concerning the issuance of securities. Except (i) as set forth in this Section 5.3, (ii) for changes since the Measurement Date resulting from the issuance or repurchase of shares of Lightspeed Common Stock pursuant to the settlement or exercise of Lightspeed Equity Awards outstanding as of the Measurement Date in accordance with the terms of the Lightspeed Equity Plan and any related award agreements or (iii) as expressly permitted by Section 6.1(b)(ii) or Section 6.1(a)(x) or (iv) pursuant to a share repurchase program under which Lightspeed may repurchase Lightspeed Common Stock, there are no (A) issued or outstanding Equity Securities of Lightspeed, (B) outstanding obligations of Lightspeed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Lightspeed or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Lightspeed other than the Existing Lightspeed Convertible Notes and the Lightspeed Convertible Note Warrants or (C) bonds, debentures, notes or other indebtedness of Lightspeed the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Lightspeed may vote.
(c)There are no voting trusts or other agreements or understandings to which Lightspeed or any of its Subsidiaries is a party with respect to the voting of the Equity Securities of Lightspeed or its Subsidiaries. Neither Lightspeed nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its Equity Securities that are in effect other than the Existing Lightspeed Convertible Notes.
Section 5.4Subsidiaries.
(a)Section 5.4(a) of the Lightspeed Disclosure Letter sets forth, as of the date of this Agreement, (i) each of Lightspeed’s Subsidiaries and the ownership of each such Subsidiary, and (ii) Lightspeed’s or its Subsidiaries’ capital stock, equity interest or other direct and indirect ownership interest in any other Person. Section 5.4(a) of the Lightspeed Disclosure Letter includes all “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC) of Lightspeed as of the date of this Agreement. All outstanding Equity Securities of each Subsidiary of Lightspeed have been validly issued and are fully paid and nonassessable and, except as set forth on Section 4.4(a) of the Planet Disclosure Letter, are owned directly or indirectly by Lightspeed, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities, except for Permitted Liens. No shares of capital stock of Lightspeed are held by any Subsidiary of Lightspeed.
(b)There are no outstanding (i) Equity Securities of Lightspeed or any of its Subsidiaries convertible into or exchangeable or exercisable for Equity Securities in any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Lightspeed or any of its Subsidiaries, or any obligation of Lightspeed or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Lightspeed or (iii) obligations of Lightspeed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Subsidiaries of

Lightspeed or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities.
Section 5.5SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)Lightspeed and its Subsidiaries have filed or furnished all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2025 (the “Lightspeed SEC Documents”). As of their respective dates, the Lightspeed SEC Documents complied (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Lightspeed SEC Documents, and none of the Lightspeed SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements included or incorporated by reference in any Lightspeed SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Lightspeed SEC Documents, and, to the Knowledge of Lightspeed, none of the Lightspeed SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(b)The consolidated financial statements (including all related notes and schedules) of Lightspeed and its Subsidiaries included in the Lightspeed SEC Documents (the “Lightspeed Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lightspeed and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(c)Except (i) as reflected or reserved against in Lightspeed’s audited balance sheet as of December 31, 2025 (or the notes thereto) as included in the Lightspeed Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2025 and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Lightspeed nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Lightspeed and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lightspeed.
(d)Lightspeed maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Lightspeed’s properties or assets. Since January 1, 2025, none of Lightspeed, Lightspeed’s independent accountants, the Lightspeed Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Lightspeed, (B) “material weakness” in the internal controls over financial reporting of Lightspeed or (C) fraud, whether or not material, that involves management or other employees of Lightspeed who have a significant role in the internal controls over financial reporting of Lightspeed.
(e)The “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) utilized by Lightspeed are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Lightspeed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Lightspeed, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Lightspeed to make the certifications required under the Exchange Act with respect to such reports.
(f)Neither Lightspeed nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Lightspeed and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Lightspeed or any of its Subsidiaries in Lightspeed’s or such Subsidiary’s published financial statements or other Lightspeed SEC Documents.
Section 5.6Information Supplied. None of the information supplied or to be supplied by Lightspeed specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to Lightspeed’s stockholders or Planet’s stockholders or at the time of the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lightspeed with respect to statements made or incorporated by reference therein based on information supplied by Planet specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 5.6, no representation or warranty is made by Lightspeed with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied by or on behalf of Lightspeed.
Section 5.7Absence of Certain Changes or Events.
(a)From January 1, 2026 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Lightspeed and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)From January 1, 2026 through the date of this Agreement, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Lightspeed.

Section 5.8Compliance with Applicable Laws; Outstanding Orders.
(a)Lightspeed and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Lightspeed and its Subsidiaries (the “Lightspeed Permits”), except where the failure to have any such Lightspeed Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. Lightspeed and its Subsidiaries are in, and since January 1, 2025 have been in, compliance with the terms of the Lightspeed Permits and all Applicable Laws relating to Lightspeed and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Lightspeed Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
(b)Neither Lightspeed nor any of its Subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Lightspeed or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.9Litigation. As of the date hereof, there is no, and since January 1, 2025 there has been no Action pending against or, to the Knowledge of Lightspeed, threatened against or affecting Lightspeed or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (a) have a Material Adverse Effect on Lightspeed or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.10Benefit Plans.
(a)With respect to each material Lightspeed Benefit Plan, Lightspeed has made available to Planet complete and accurate copies of the following documents, to the extent applicable: (i) such Lightspeed Benefit Plan document (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, the most recent summary plan description thereof, (ii) each trust, insurance, annuity or other funding arrangement, and all amendments related thereto, (iii) the two (2) most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two (2) most recent Forms 5500 and all related schedules required to be filed with the IRS with respect thereto, (v) the most recently received IRS determination letter or opinion letter and (vi) all material or non-routine correspondence with a Governmental Entity since January 1, 2025. With respect to each material Lightspeed Benefit Plan primarily providing benefits to employees located outside the United States, Lightspeed has made available to Planet an accurate and complete copy of the current Lightspeed Benefit Plan document or a summary of such Lightspeed Benefit Plan’s material terms.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) each of the Lightspeed Benefit Plans has been established, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Lightspeed Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Lightspeed or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (iii) all required contributions or other amounts payable by Lightspeed or its Subsidiaries as of the Closing Effective Time pursuant to each Lightspeed Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv) neither Lightspeed nor any of its Subsidiaries has engaged in a breach of fiduciary duty (as determined under ERISA) or a non-exempt prohibited transaction in connection with which

Lightspeed or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a Tax imposed pursuant to Sections 4975 or 4976 of the Code; (v) neither Lightspeed nor any of its Subsidiaries has liability under Sections 4980D, 4980H, 6721 or 6722 of the Code; and (vi) there are no pending, or to the Knowledge of Lightspeed, threatened or anticipated claims, Actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Lightspeed Benefit Plans, any trusts related thereto, the applicable plan sponsor or administrator, or against any fiduciary of any Lightspeed Benefit Plan with respect to the operation thereof.
(c)Each of the Lightspeed Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter as to its qualification or may rely upon a current advisory letter from the IRS and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(d)Neither Lightspeed nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability, including on account of an ERISA Affiliate, nor has since January 1, 2025 maintained, sponsored or contributed to, or had any liability with respect to (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a Multiple Employer Plan or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)Section 5.10(e) of the Lightspeed Disclosure Letter sets forth each Lightspeed Benefit Plan that is subject to Section 302 or Title IV or Sections 412, 430 or 4971 of the Code (each, a “Lightspeed Title IV Plan”). With respect to each Lightspeed Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or is expected to occur, whether as a result of the transactions contemplated by this Agreement or otherwise, (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid, (iv) with respect to each Lightspeed Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, (v) no Lightspeed Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code, (vi) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA, (vii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA, and (viii) no notice of intent to terminate any Lightspeed Title IV Plan has been filed and no amendment to treat a Lightspeed Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Lightspeed Title IV Plan.
(f)Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) cause or result in any payment (including severance, unemployment compensation, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or individual service provider of Lightspeed or its Subsidiaries under any Lightspeed Benefit Plan, (ii) increase any compensation or benefits otherwise payable or due under any Lightspeed Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits.

(g)No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Lightspeed or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code. No Lightspeed Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of Tax deductions pursuant to Section 280G of the Code.
(h)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, all Lightspeed Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with its terms, Applicable Laws and all other applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) if required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities. No Lightspeed Benefit Plan subject to the laws of any jurisdiction outside of the United States is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA). All material contributions required to have been made by Lightspeed or its Subsidiaries to any plan required to be maintained or contributed to under Applicable Law that is maintained by a Governmental Entity have been timely made in all material respects.
Section 5.11Labor and Employment Matters.
(a)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) neither Lightspeed nor any of its Subsidiaries has received written notice since January 1, 2025 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety, insurance/workers compensation or immigration laws to conduct an investigation of Lightspeed or any of its Subsidiaries and, to the Knowledge of Lightspeed, no such investigation is in progress, and (ii) no judgment, order, injunction, ruling, award, writ, consent decree, conciliation agreement, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Lightspeed’s or its Subsidiaries’ ability to manage their employees, service providers, or job applicants.
(b)(i) No labor union, works council, labor organization or group of employees of Lightspeed or any of its Subsidiaries (“Lightspeed Labor Organization”) has since January 1, 2025 made a demand for recognition and there are no, and since January 1, 2025 there have been no, representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Lightspeed, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal; (ii) to the Knowledge of Lightspeed, there is no (and has not been in the last three (3) years) union organizing effort pending or threatened against Lightspeed or any of its Subsidiaries; (iii) there is no (and has not been in the last three (3) years any) unfair labor practice, material labor dispute or material labor grievance or arbitration proceeding pending or, to the Knowledge of Lightspeed, threatened against Lightspeed or any of its Subsidiaries; and (iv) there is no (and has not been since January 1, 2025 any) organized labor strike, lockout, slowdown, or work stoppage in effect or, to the Knowledge of Lightspeed, threatened, with respect to any employees of Lightspeed or any of its Subsidiaries.
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, within the past six months: (i) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Lightspeed or its Subsidiaries; and (ii) Lightspeed and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN

Act. To the Knowledge of Lightspeed, neither Lightspeed nor any of its Subsidiaries has, or is reasonably expected to have, any material outstanding liabilities under the WARN Act.
(d)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, Lightspeed and each of its Subsidiaries is in, and since January 1, 2025 has been in, compliance with all Applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including all Applicable Laws respecting classification of exempt and non-exempt employees and service providers as employees and independent contractors, non-discrimination, harassment, retaliation, whistleblowing, classification of exempt and non-exempt employees, immigration (including completion of Forms I-9 for U.S. employees and proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), child labor, workers’ compensation, labor relations, employee leave issues, pay transparency, employee trainings and notices, automated employment decision tools and other artificial intelligence, and unemployment insurance).
(e)Section 5.11(e) of the Lightspeed Disclosure Letter sets forth all Lightspeed Labor Agreements. Other than as set forth in Section 5.11(e) of the Lightspeed Disclosure Letter, there are no Lightspeed Labor Agreements that pertain to any of the employees of Lightspeed or any of its Subsidiaries, and none are currently being negotiated; and no employees of Lightspeed or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Lightspeed or any of its Subsidiaries. True and complete copies of all U.S. Lightspeed Labor Agreements listed in Section 5.11(e) of the Lightspeed Disclosure Letter have been made available to Planet prior to the date of this Agreement. Neither Lightspeed nor any of its Subsidiaries is subject to any pre-signing or pre-Closing obligation to inform, provide notice to, consult, bargain with, or obtain the consent of any Lightspeed Labor Organization in connection with this Agreement and the arrangements proposed in this Agreement or the Closing (whether under Applicable Law or any written Lightspeed Labor Agreement) which are unsatisfied in any material part as of such date.
(f)(i) Since January 1, 2025, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive, or senior supervisory employee of Lightspeed or any of its Subsidiaries, and neither Lightspeed nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive, or senior supervisory employee, (ii) Lightspeed and its Subsidiaries have reasonably investigated all sexual harassment and material misconduct allegations against, any officers, executives or senior supervisory employees since January 1, 2025, (iii) with respect to any such allegations since January 1, 2025, where merited, Lightspeed and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper conduct, and (iv) Lightspeed and its Subsidiaries have not incurred, and, to the Knowledge of Lightspeed, no circumstances exist under which Lightspeed or its Subsidiaries would reasonably be expected to incur, any material liability arising from such allegations.
(g)To the Knowledge of Lightspeed, (i) no current employee with annualized compensation at or above $350,000, intends to terminate his or her employment with Lightspeed or any of its Subsidiaries prior to the one-year anniversary of the Closing, and (ii) no current or former employee or independent contractor of Lightspeed or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation: (A) owed to Lightspeed or any of its Subsidiaries; or (B) owed to any third party with respect to such Person’s right to be employed or engaged by Lightspeed or any of its Subsidiaries.

Section 5.12Taxes.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed or any of its Subsidiaries:
(i)all Tax Returns required to be filed by or with respect to Lightspeed or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any valid extension of time within which to file) and all such Tax Returns are complete and accurate and all Taxes due and payable by Lightspeed or any of its Subsidiaries have been timely paid (whether or not reflected on such Tax Returns), including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Lightspeed Financial Statements;
(ii)there is no currently effective waiver of any statute of limitations with respect to Taxes or extension of time with respect to any Tax assessment, collection or deficiency of Lightspeed or any of its Subsidiaries; no audits, examinations, investigations, or other similar administrative or judicial proceedings are pending or threatened in writing in respect of Taxes or Tax matters of Lightspeed or any of its Subsidiaries, and no Taxing Authority has asserted in writing any deficiency, claim, or adjustment with respect to Taxes of Lightspeed or any of its Subsidiaries that has not been fully paid or settled; and no written claim has been made by a Taxing Authority in a jurisdiction where Lightspeed or any Lightspeed Subsidiary does not file Tax Returns of a particular type that Lightspeed or any Lightspeed Subsidiary is or may be subject to taxation of such type by such jurisdiction, which claim has not been fully settled or resolved;
(iii)neither Lightspeed nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, indemnification, reimbursement, sharing or similar agreement or arrangement (other than (x) any such agreement solely between or among Lightspeed and its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary, or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Lightspeed is the common parent corporation), or (C) has any liability for Taxes of any Person (other than Lightspeed or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), or as a successor or transferee;
(iv)none of the assets of Lightspeed or any of its Subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Liens);
(v)neither Lightspeed nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. Tax Law);
(vi)during the two (2) year period ending on the date of this Agreement, neither Lightspeed nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Tax Law); and
(vii)neither Lightspeed nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Closing

Effective Time under Section 481(a) of the Code by reason of a change in Tax accounting method.
(b)Neither Lightspeed nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
Section 5.13Voting Requirements. The affirmative vote at the Lightspeed Stockholders Meeting of the holders of a majority of all outstanding shares of Lightspeed Common Stock entitled to vote thereon (the “Lightspeed Stockholder Approval”) is necessary to adopt and approve this Agreement and the First Merger. The Lightspeed Stockholder Approval is the only vote of holders of any securities of Lightspeed necessary to approve the transactions contemplated by this Agreement.
Section 5.14Takeover Statutes and Charter Provisions. The Lightspeed Board has taken all action necessary to render the Takeover Law restrictions inapplicable to this Agreement and the transactions contemplated hereby. No Takeover Law applies with respect to Lightspeed or any of its Subsidiaries in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Lightspeed or any of its Subsidiaries is subject, party or otherwise bound.
Section 5.15Intellectual Property.
(a)Section 5.15(a) of the Lightspeed Disclosure Letter sets forth a complete and accurate list of all (i) issued Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, (ii) material Internet domain names, and (iii) Software, in each case owned or purported to be owned by Lightspeed or any of its Subsidiaries (items set forth or required to be set forth on Section 5.15(a)(i)-(ii) of the Lightspeed Disclosure Letter, collectively, “Lightspeed Registered IP”).
(b)All material Lightspeed Registered IP is subsisting, and to the Knowledge of Lightspeed, all material Lightspeed Registered IP that is an issued Patent, registered Mark or registered Copyright is valid and enforceable and is not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Entity. Lightspeed or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to all Lightspeed Owned IP, and (ii) has valid and enforceable rights to use, pursuant to a valid contract, all Lightspeed Licensed IP necessary for Lightspeed’s and its Subsidiaries’ businesses, as currently conducted, in each case of clauses (i) and (ii), free and clear of all Liens (except Permitted Liens), except where the failure to so own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
(c)Lightspeed and its Subsidiaries and the conduct of Lightspeed’s and its Subsidiaries’ businesses have not infringed, misappropriated, diluted or violated, and currently do not infringe, misappropriate, dilute or violate, any of the Intellectual Property rights of any Person, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. No claims before a Governmental Entity are pending or, to the Knowledge of Lightspeed, threatened against Lightspeed or its Subsidiaries, alleging or involving any of the foregoing, or challenging the ownership, use, validity or enforceability of any Lightspeed Owned IP, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. To the Knowledge of Lightspeed, no Person has infringed, misappropriated, diluted or violated any material Lightspeed Owned IP, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.

(d)Lightspeed and its Subsidiaries take and have taken commercially reasonable measures, at least consistent with those in the industry in which Lightspeed’s and its Subsidiaries’ businesses operate, to protect the confidentiality of all material Trade Secrets included in the Lightspeed Owned IP and Lightspeed Licensed IP, and Lightspeed and its Subsidiaries have complied in all material respects with all of their confidentiality obligations under each Contract to which such Person is a party.
(e)Each current and former employee and contractor of Lightspeed and its Subsidiaries who has contributed to the creation or development of any Lightspeed Owned IP has effectively transferred all of their material rights to such Intellectual Property to Lightspeed and/or its Subsidiaries through a present assignment in writing or by operation of law, and no current or former employee or contractor of Lightspeed or any of its Subsidiaries has any claim, right or interest in or to any Lightspeed Owned IP in any material respect.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) Lightspeed and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the Lightspeed IT Systems, and (ii) the Lightspeed IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of Lightspeed’s and its Subsidiaries’ businesses as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed, (A) to the Knowledge of Lightspeed, the Lightspeed IT Systems do not contain any defects, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (1) materially disrupt or adversely affect the functionality of any Lightspeed IT Systems; or (2) enable or assist any Person to access without authorization any Lightspeed IT Systems, (B) there have been no material security breaches or unauthorized use, access, or intrusions of any Lightspeed IT Systems, and (C) Lightspeed and its Subsidiaries maintain commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the Lightspeed IT Systems. The execution and delivery of this Agreement by Lightspeed and the consummation by Lightspeed of the transactions contemplated hereby will not result in the loss, termination or impairment of any right of Lightspeed or any of its Subsidiaries to own, use, practice, license or otherwise exploit any Lightspeed Owned IP or Lightspeed Licensed IP as the same is currently owned, used, practiced, licensed or otherwise exploited by Lightspeed or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(g)All of the Software comprising Lightspeed Owned IP (collectively, the “Lightspeed Software”) (i) complies with the contractual commitments relating to its use, functionality, or performance and (ii) does not contain any intentional undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(h)Lightspeed and its Subsidiaries have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other Person, any source code for any Lightspeed Software, except for disclosures to employees or contractors under written agreements that prohibit use or disclosure of such source code, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.

(i)With respect to any third-party components (including Open Source Materials) that are or have been used by Lightspeed and its Subsidiaries in connection with any Lightspeed Software, Lightspeed and its Subsidiaries are and have been in compliance with all applicable licenses and other relevant Intellectual Property Agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed. The Lightspeed Software does not contain any software code that is licensed under any terms or conditions that impose any requirement that any source code of any Lightspeed Software using, linked with, incorporating, distributed with, based on, derived from, or accessing the software code be made available or distributed in source code form, be licensed for the purpose of making derivative works, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributable at no charge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(j)The Lightspeed Software does not contain, link to, or use any Artificial Intelligence Systems. No Lightspeed Owned IP or Trade Secrets are used in a manner where they become part of the Artificial Intelligence System or are accessible for any secondary use by any third party (including any third party provider of the Artificial Intelligence System), and, to the Knowledge of Lightspeed, no material Lightspeed Owned IP was generated using any Artificial Intelligence Systems.
Section 5.16Data Privacy and Cybersecurity.
(a)Lightspeed and each of its Subsidiaries and, to the Knowledge of Lightspeed, any Person acting for or on behalf of Lightspeed or any of its Subsidiaries, is and has since January 1, 2025 been in compliance with all Privacy Requirements, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) neither Lightspeed nor any of its Subsidiaries has received any written notice of any claims, charges, governmental investigations or regulatory inquiries against Lightspeed or any of its Subsidiaries related to or alleging the violation of any Privacy Requirements by Lightspeed or any of its Subsidiaries, and (ii) to the Knowledge of Lightspeed, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, governmental investigation or regulatory inquiry.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, Lightspeed and each of its Subsidiaries has (i) implemented and since January 1, 2025 maintained reasonable and appropriate administrative, technical and organizational safeguards to protect the Lightspeed IT Systems and all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps (including through contractual obligations, policies, procedures or otherwise) to ensure that any third party with access to any Personal Information collected by or on behalf of Lightspeed or any of its Subsidiaries has implemented and maintains the same (taking into account the nature of the nature of the industry in which Lightspeeds’ and its Subsidiaries’ businesses operate).
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, since January 1, 2025 there have been no security breaches, unauthorized access to, use or disclosure of any Personal Information (i) in the possession or under the control of Lightspeed or any of its Subsidiaries, or (ii) to the Knowledge of Lightspeed, Processed by or on behalf of Lightspeed or any of its Subsidiaries.

Section 5.17Material Contracts. (a) Except for this Agreement, as of the date of this Agreement, neither Lightspeed nor any of its Subsidiaries is a party to or bound by:
(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)any contract relating to indebtedness for borrowed money in excess of $5,000,000 or any guarantee thereof;
(iii)any partnership, joint venture or other similar material agreement or arrangement relating to the formation, creation, operation, management or Control of any partnership or joint venture material to Lightspeed or any of its Subsidiaries or in which the Lightspeed or any of its Subsidiaries owns less than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions;
(iv)other than any Lightspeed Benefit Plan or any compensation, severance, employment, consulting or similar arrangement entered into in the ordinary course of business, any contract between Lightspeed or any of its Subsidiaries, on the one hand, and (A) any current or former director, officer, employee or other individual service provider of Lightspeed, (B) any Person beneficially owning five (5%) or more of the outstanding Lightspeed Common Stock or (C) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, which contract has a value in excess of $250,000;
(v)any contract containing (A) any grant by any Person to Lightspeed or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property of any Person which license is material to the business of Lightspeed, or (B) any grant to any Person by Lightspeed or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property that is material to the business of Lightspeed, other than, in the case of clause (A), licenses for open source software or off-the-shelf software commercially available on standard terms and, in the case of clause (B), non-exclusive licenses or sublicenses of Intellectual Property granted to customers or contractors in the ordinary course of business or that are merely incidental to the contract in which such licenses are granted;
(vi)any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Lightspeed or any of its Subsidiaries of future payments in excess of $2,500,000;
(vii)any Contract with (A) a Lightspeed Material Customer and (B) a Lightspeed Material Supplier;
(viii)any Contract which obligates Lightspeed to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than as set forth in Lightspeed’s budgeted capital expenditures for Lightspeed’s 2026 fiscal year as disclosed to Planet prior to the date hereof;
(ix)any Lightspeed Labor Agreements;
(x)any contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Lightspeed or any of its

Subsidiaries will have any material outstanding obligations after the date of this Agreement; or
(xi)any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Lightspeed and its Affiliates (including, for purposes of this Section 5.17, Planet and its Subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted, including contracts with “most favored nations” provisions, preferential rights or rights of first or last offer or refusal to any third party, or limitations on sales, or supply or distribution of any services or product or to acquire any Person (all contracts of the types described in clauses (i) through (xi), collectively, the “Lightspeed Material Contracts”).
(a)Lightspeed has delivered or made available to Planet, prior to the date of this Agreement, true and complete copies of all Lightspeed Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Lightspeed Filed SEC Documents.
(b)Each Lightspeed Material Contract is valid and binding on Lightspeed (or, to the extent a Subsidiary of Lightspeed is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Lightspeed and each Subsidiary of Lightspeed have in all material respects performed all obligations required to be performed by them to date under each Lightspeed Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
(c)Neither Lightspeed nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of Lightspeed, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Lightspeed Material Contract, except where such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed. To the Knowledge of Lightspeed, no other party to any Lightspeed Material Contract is in breach of or default under the terms of any Lightspeed Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lightspeed.
Section 5.18Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed:
(a)Lightspeed and each of its Subsidiaries are and have been since January 1, 2025 in compliance with all applicable Environmental Laws and neither Lightspeed nor any of its Subsidiaries has received any notice, report, order, directive or other information from any Person or Governmental Entity that alleges that Lightspeed or any of its Subsidiaries has violated, or has any liability under, Environmental Laws.
(b)Lightspeed and each of its Subsidiaries have obtained and, since January 1, 2025, have maintained or have applied for all Environmental Permits, and Lightspeed and its Subsidiaries are, and since January 1, 2025 have been in compliance with all terms and conditions of the Environmental Permits.
(c)There has been no transportation, manufacture, disposal or arrangement for disposal, distribution, treatment, use, storage, handling, sale, marketing or Release of, exposure to, or contamination by any Hazardous Material, in each case, by Lightspeed or any of its Subsidiaries (or any other Person to the extent giving rise to liability of Lightspeed or its

Subsidiaries) that has resulted or would result in a liability of Lightspeed or any of its Subsidiaries under Environmental Law.
(d)Lightspeed and its Subsidiaries have not expressly assumed by contract or provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or related to Hazardous Material.
(e)Lightspeed has provided copies of all final environmental assessments and reports prepared since January 1, 2025, and other material environmental, health or safety documents related to Lightspeed or its Subsidiaries, the conduct of its operations, or any real property currently or formerly owned, leased or operated by Lightspeed or any of its Subsidiaries, in each case as in its possession or reasonable control.
Section 5.19International Trade. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) Lightspeed and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act, and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Lightspeed and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Lightspeed nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.
Section 5.20Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed: (a) Lightspeed and each of its Subsidiaries has good and marketable indefeasible fee simple title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are legal, binding, enforceable and in full force and effect in accordance with their terms, in each case, free and clear of all Liens and encumbrances, subject only to Permitted Liens, and, other than the rights of Planet pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein, (b) all such real property (i) complies with all applicable zoning, building codes, and other land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Lightspeed Permits and Applicable Laws with respect to Lightspeed and its Subsidiaries, (c) there are no existing (or to Lightspeed’s Knowledge, threatened) condemnation proceedings with respect to any such real property, and

(d) with respect to all such leased real property, (i) Lightspeed and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Lightspeed nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (ii) the possession and quiet enjoyment of such leased real property by Lightspeed or each of its Subsidiaries has not been disturbed and there are no disputes with respect to such lease, (iii) Lightspeed or any of its Subsidiaries has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof, and (iv) Lightspeed has delivered to Planet a true and complete copy of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Section 5.20 of the Lightspeed Disclosure Letter sets forth a true and complete list of all material leased and owned real property of Lightspeed and its Subsidiaries.
Section 5.21Customers and Suppliers. Section 5.21 of the Lightspeed Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended December 31, 2025) (each a “Lightspeed Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months ended December 31, 2025) (each a “Lightspeed Material Supplier”) to Lightspeed and its Subsidiaries showing the total dollar number of sales or purchases from, as the case may be, each Lightspeed Material Customer or Lightspeed Material Supplier during such period. Since January 1, 2025 through the date of this Agreement, (a) no Lightspeed Material Customer or Lightspeed Material Supplier has, to the Knowledge of Lightspeed, notified Lightspeed or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with Lightspeed or any of its Subsidiaries and (b) neither Lightspeed nor any of its Subsidiaries has been engaged in a dispute that is material to Lightspeed and its Subsidiaries, taken as a whole, with a Lightspeed Material Customer or Lightspeed Material Supplier.
Section 5.22Opinion of Financial Advisor. The Lightspeed Board has received the opinion (the “Lightspeed Financial Advisor Opinion”) of Perella Weinberg Partners LP (the “Lightspeed Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by holders of Lightspeed Common Stock (other than holders of Excluded Shares) in the Mergers pursuant to this Agreement is fair, from a financial point of view, to such holders. Lightspeed will furnish a copy of the Lightspeed Financial Advisor Opinion to Planet solely for information purposes promptly following receipt of such opinion by the Lightspeed Board. The Lightspeed Financial Advisor Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Lightspeed Board and may not be relied on by Planet, First Merger Sub, Second Merger Sub, the Initial Surviving Entity or the Final Surviving Entity or any other Person for any purpose.
Section 5.23Brokers. Except for fees payable to the Lightspeed Financial Advisor and made available to Planet prior to the execution hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lightspeed.
Section 5.24No Other Representations.
(a)Except for the express written representations and warranties made in this Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, neither Lightspeed nor any other Person acting on behalf of Lightspeed or its Subsidiaries makes any express or implied representation or warranty with respect to Lightspeed, its Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Lightspeed hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered by or at the direction of Lightspeed pursuant to this

Agreement, neither Lightspeed nor any other Person makes or has made any representation or warranty to Planet or any of its Affiliates or their respective Representative retained by it with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Lightspeed or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, any oral or written information presented to Planet or any of its Affiliates or Representatives in the course of their due diligence investigation of Lightspeed, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Notwithstanding anything contained in this Agreement to the contrary, Lightspeed acknowledges and agrees that neither Planet, First Merger Sub, Second Merger Sub nor any other Person acting on behalf of Planet or its Subsidiaries has made, is making or is authorized to make, and Lightspeed expressly disclaims reliance upon, any representations, warranties or statements relating to Planet or its Subsidiaries (including First Merger Sub and Second Merger Sub) whatsoever, express or implied, beyond those expressly given by Planet in writing in Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Planet furnished or made available to Lightspeed or any of its Representatives. Without limiting the generality of the foregoing, Planet acknowledges that, except as expressly provided in Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Lightspeed or any of its Representatives.
Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1Conduct of Business.
(a)Conduct of Business by Planet. Except as set forth in Section 6.1(a) of the Planet Disclosure Letter, as required by Applicable Law, as otherwise expressly contemplated or expressly permitted by this Agreement or as consented to in advance by Lightspeed in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time, Planet shall, and shall cause its Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them (provided, that the failure to take any action prohibited by any specific subclause of this Section 6.1(a) shall not be a breach). Except (A) as set forth in Section 6.1(a) of the Planet Disclosure Letter, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or expressly permitted by this Agreement or (D) as consented to in advance by Lightspeed in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time, Planet shall not, and shall cause its Subsidiaries not to:
(i)(A) other than (I) dividends and distributions by a direct or indirect wholly owned Subsidiary of Planet to its parent and (II) subject to Section 7.13, quarterly cash dividends on shares of Planet Common Stock with timing that is consistent with past practice and in an amount per share not to exceed $0.47 with respect to fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its Equity Securities, (B) split, combine or reclassify any of its Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for any of its existing Equity Securities, or (C) purchase, redeem or otherwise acquire any Equity Securities of Planet or any of its Subsidiaries (other than the acquisition of shares from a holder of a Planet Equity Award outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof, or in connection with the forfeiture of any Planet Equity Awards that are outstanding on the date of this Agreement or granted on or after the date hereof not in violation of this Agreement);
(ii)issue, grant, transfer, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its Equity Securities (other than the issuance of shares of Planet Common Stock in respect of the (A) vesting or settlement of Planet Equity Awards outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in each case, in accordance with the terms of the Planet Equity Plan and any related award agreements, and (B) conversion of the Existing Planet Convertible Notes);
(iii)(A) other than in the ordinary course of business and subject to Section 6.4, amend, renew, terminate or waive any material provision or right of any Planet Material Contract, except in connection with any amendments to, and normal renewals of, Planet Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Planet or its Subsidiaries containing (1) any material restriction on the ability of Planet or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) other than in the ordinary course of business, with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Closing Effective Time, would impose obligations on Planet or its Affiliates, or (3) any provision of the type described in Section 4.17(a)(xi);
(iv)except for any such transactions solely among wholly owned Subsidiaries of Planet, (A) merge or consolidate Planet or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;
(v)(A) acquire any Equity Securities in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies, raw materials and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (x) for transactions solely between Planet and its wholly owned Subsidiaries or solely among Planet’s wholly owned Subsidiaries and (y) subject to Section 7.3(b), acquisitions or investments in any Person in one or more transactions in which the aggregate consideration does not exceed $20,000,000 for any single transaction or $150,000,000 in the aggregate for all such transactions (provided, that Planet shall consult in good faith with Lightspeed a reasonable period of time in advance of entering into a binding agreement with respect to any such acquisition or investment, and shall consider in good faith any reasonable comments timely provided by Lightspeed regarding such transaction);
(vi)(A) transfer, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, assign, swap or otherwise dispose of any assets or properties of Planet or any of its Subsidiaries or (B) mortgage or pledge any assets or properties of Planet or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens); provided, however, that the foregoing shall not prohibit (1) with respect to Intellectual Property assets, non-exclusive licenses or sublicenses of Intellectual Property granted to customers, contractors or suppliers in the ordinary course of business, (2) sales of inventory, products or services in the ordinary course of business (3) transfers, sales, leases, licenses, subleases, assignments, swaps or other dispositions of assets and properties in one or more transactions with respect to which the aggregate consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (4) solely in the case of clause (B), as may be required in connection with the terms of the Existing Planet Credit Agreement as in effect on the date hereof or the Existing Planet Senior Notes Indentures or Existing Planet Convertible Notes Indenture; provided that notwithstanding anything to the contrary in this Section 6.1(a)(vi), this clause (vi) shall not restrict or limit the Debt Financing;
(vii)create, incur, assume or otherwise become liable for any indebtedness or obligations for borrowed money, or issue, sell or grant any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness and guarantees (1) incurred in the ordinary course of business (including without limitation in connection with transactions permitted by Section 6.1(a)(v)) under the Existing Planet Credit Agreement as in effect as of the date hereof, (2) incurred in connection with the replacement or refinancing of the indebtedness or other obligations outstanding under any indenture existing on the date hereof with a maturity date prior to December 31, 2028; provided that such replacement or refinancing indebtedness shall (x) be on substantially the same or better terms, taken as a whole, than the terms of such existing indenture, as determined in good faith by Planet and (y) not exceed the aggregate original principal amount of such existing indenture plus any accrued and unpaid interest or premiums thereon or any fees, costs and expenses incurred in connection with such replacement or refinancing or (3) assumed in connection with transactions permitted by Section 6.1(a)(v)), (B) for any inter-company indebtedness solely involving Planet or its direct or indirect wholly owned Subsidiaries, (C) indebtedness for borrowed money not to exceed $50,000,000. in aggregate principal amount outstanding at any time incurred by Planet or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) credit support or guarantees by Planet or its Subsidiaries of indebtedness for borrowed money of Planet or its Subsidiaries, which indebtedness is incurred in compliance with this Section 6.1(a)(vii); provided that notwithstanding anything to the contrary, this Section 6.1(a)(vii) shall not restrict or limit the Debt Financing or the transactions contemplated by Section 6.4 or Section 6.5, in each case undertaken in accordance with the terms thereof;
(viii)waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Planet and its Subsidiaries, taken as a whole, (B) is in respect of Taxes (which shall be governed exclusively by Section 6.1(a)(ix) and not this Section 6.1(a)(viii)), or (C) otherwise involves the payment by Planet or any of its Subsidiaries of an amount in excess of $5,000,000 (excluding any amounts that may be paid under existing insurance policies); provided, that no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of

Planet and its Subsidiaries, taken as a whole (other than customary non-disclosure obligations) or (2) any admission of wrongdoing by Planet or any of its Subsidiaries;
(ix)(A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax audit, examination, investigation or other similar administrative or judicial proceeding for a material amount of Taxes, (C) adopt or change any material Tax accounting method or change any annual accounting period for Tax purposes, (D) request or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (F) request any Tax ruling from any Governmental Entity, or (G) file any material amended Tax Return;
(x)increase or change the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business, except that, notwithstanding the foregoing, Planet shall not, and shall not permit any of its Subsidiaries to, except as required by any Planet Benefit Plan in effect as of the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement, (A) grant any Planet Equity Award or other long-term incentive or equity-based awards, or amend or modify (other than in a de minimis respect) the terms of any outstanding Planet Equity Awards, (B) grant any transaction or retention bonuses, (C) increase or change the compensation or benefits payable or due to any executive officer, (D) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (E) increase or change the severance, termination pay or similar terms applicable to any current or former employee or individual service provider, (F) hire any employee or individual service provider with annual base cash compensation in excess of $300,000 or terminate the employment of any executive officer (in each case, other than terminations for cause), or (G) adopt, establish, enter into, materially amend, or terminate any material Planet Benefit Plan;
(xi)change any of its material financial accounting policies or procedures currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Planet’s outside auditor;
(xii)enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xiii)make aggregate capital expenditures in a fiscal year that are greater than 120% of the aggregate amount of capital expenditures with respect to such fiscal year in Planet’s long range plan, such amount as disclosed in Section 6.1(a)(xiii) of the Planet Disclosure Letter;
(xiv)amend the Planet Charter, Planet Bylaws or the New Entity Organizational Documents;
(xv)implement any broad-based cost reduction initiative (including employee layoffs, reductions in force, plant closings, or other similar actions that trigger notice obligations under the WARN Act);

(xvi)(A) modify, negotiate, extend, amend, terminate or enter into any Planet Labor Agreement, (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of Planet or any of its Subsidiaries, (C) enter into any material agreement, arrangement, consent, waiver or understanding with, or make any material commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Planet Labor Agreement, or (D) enter into any agreement, arrangement, consent, waiver or understanding with, or make any commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Planet Labor Agreement, in each case, in connection with or relating to this Agreement and the transactions contemplated by this Agreement;
(xvii)take any action, or fail to take any action, which action or failure to act could be reasonably expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(xviii)affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Planet or any of its Subsidiaries; or
(xix)authorize, or commit or agree to take, any of the foregoing actions.
(b)Conduct of Business by Lightspeed. Except as set forth in Section 6.1(b) of the Lightspeed Disclosure Letter, as required by Applicable Law, as otherwise expressly contemplated or expressly permitted by this Agreement or as consented to in advance by Planet in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time, Lightspeed shall, and shall cause its Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them (provided, that the failure to take any action prohibited by any specific subclause of this Section 6.1(b) shall not be a breach). Except (A) as set forth in Section 6.1(b) of the Lightspeed Disclosure Letter, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or expressly permitted by this Agreement or (D) as consented to in advance by Planet in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time, Lightspeed shall not, and shall cause its Subsidiaries not to:
(i)(A) other than (I) dividends and distributions by a direct or indirect wholly owned Subsidiary of Lightspeed to its parent and (II) subject to Section 7.13, quarterly cash dividends on shares of Lightspeed Common Stock with timing that is consistent with past practice and in an amount per share not to exceed $1.15 with respect to fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its Equity Securities, (B) split, combine or reclassify any of its Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for any of its existing Equity Securities, or (C) purchase, redeem or otherwise acquire any Equity Securities of Lightspeed or any of its Subsidiaries (other than the acquisition of shares from a holder of a Lightspeed Equity Award outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof, or in connection with the forfeiture of any Lightspeed Equity Awards that are outstanding on the date of this Agreement or granted on or after the date hereof not in violation of this Agreement);
(ii)issue, grant, transfer, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its Equity Securities (other than the issuance of shares of Lightspeed Common Stock in respect of the (A) vesting or settlement of Lightspeed Equity Awards outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in each case, in accordance with the terms of the Lightspeed Equity Plan and any related award agreements and (B) conversion of the Existing Lightspeed Convertible Notes);
(iii)(A) other than in the ordinary course of business and subject to Section 6.4 and Section 6.5 with respect to the Existing Lightspeed Convertible Notes Indenture, amend, renew, terminate or waive any material provision or right of any Lightspeed Material Contract, except in connection with any amendments to, and normal renewals of, Lightspeed Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Lightspeed or any of its Subsidiaries containing (1) any material restriction on the ability of Lightspeed or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) other than in the ordinary course of business, with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Closing Effective Time, would impose obligations on Planet or its Affiliates, or (3) any provision of the type described in Section 5.17(a)(xi);
(iv)except for any such transactions solely among wholly owned Subsidiaries of Lightspeed, (A) merge or consolidate Lightspeed or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;
(v)(A) acquire any Equity Securities in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies, raw materials and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (x) for transactions solely between Lightspeed and its wholly owned Subsidiaries or solely among Lightspeed’s wholly owned Subsidiaries and (y) subject to Section 7.3(b), acquisitions or investments in any Person in one or more transactions in which the aggregate consideration does not exceed $20,000,000 for any single transaction or $150,000,000 in the aggregate for all such transactions (provided, that Lightspeed shall consult in good faith with Planet a reasonable period of time in advance of entering into a binding agreement with respect to any such acquisition or investment, and shall consider in good faith any reasonable comments timely provided by Planet regarding such transaction);
(vi)(A) transfer, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, assign, swap or otherwise dispose of any assets or properties of Lightspeed or any of its Subsidiaries or (B) mortgage or pledge any assets or properties of Lightspeed or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens); provided, however that the foregoing shall not prohibit (1) with respect to Intellectual Property assets, non-exclusive licenses or sublicenses of Intellectual Property granted to customers, contractors or suppliers in the ordinary course of business, (2) sales of inventory, products or services in the ordinary course of business, (3) transfers, sales, leases, licenses, subleases, assignments, swaps or other dispositions of assets and properties in one or more transactions with respect to which the aggregate consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (4) solely in the case of clause (B), as may be required in connection with the terms of the Existing Lightspeed Credit Agreement as in effect on the date hereof or the Existing Lightspeed Convertible Notes Indenture;
(vii)create, incur, assume or otherwise become liable for any indebtedness or obligations for borrowed money, or issue, sell or grant any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness and guarantees (1) incurred in the ordinary course of business (including without limitation in connection with transactions permitted by Section 6.1(b)(v)) under the Existing Lightspeed Credit Agreement as in effect as of the date hereof, (2) incurred in connection with the replacement or refinancing of the indebtedness or other obligations outstanding under any indenture existing on the date hereof with a maturity date prior to December 31, 2028; provided that such replacement or refinancing indebtedness shall (x) be on substantially the same or better terms, taken as a whole, than the terms of such existing indenture, as determined in good faith by Lightspeed and (y) not exceed the aggregate original principal amount of such existing indenture plus any accrued and unpaid interest or premiums thereon or any fees, costs and expenses incurred in connection with such replacement or refinancing or (3) assumed in connection with transactions permitted by Section 6.2(a)(v)), (B) for any inter-company indebtedness solely involving Lightspeed or its direct or indirect wholly owned Subsidiaries, (C) indebtedness for borrowed money not to exceed $50,000,000 in aggregate principal amount outstanding at any time incurred by Lightspeed or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) credit support or guarantees by Lightspeed or its Subsidiaries of indebtedness for borrowed money of Lightspeed or its Subsidiaries, which indebtedness is incurred in compliance with this Section 6.1(b)(vii), in each case undertaken in accordance with the terms thereof;
(viii)waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Lightspeed and its Subsidiaries, taken as a whole, (B) is in respect of Taxes (which shall be governed exclusively by Section 6.1(b)(ix) and not this Section 6.2(a)(viii)), or (C) otherwise involves the payment by Lightspeed or any of its Subsidiaries of an amount in excess of $5,000,000 (excluding any amounts that may be paid under existing insurance policies); provided, that no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of Lightspeed and its Subsidiaries, taken as a whole (other than customary non-disclosure obligations) or (2) any admission of wrongdoing by Lightspeed or any of its Subsidiaries;
(ix)(A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax audit, examination, investigation or other similar administrative or judicial proceeding for a material amount of Taxes, (C) adopt or change any material Tax accounting method or change any annual accounting period for Tax purposes, (D) request or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (F) request any Tax ruling from any Governmental Entity, or (G) file any material amended Tax Return;
(x)increase or change the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business, except that, notwithstanding the foregoing, Lightspeed shall not, and shall not permit any of its Subsidiaries to, except as required by any Lightspeed Benefit Plan in effect as of the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement, (A) grant any Lightspeed Equity Award or other long-term incentive or equity-based awards, or amend or modify (other than in a de minimis respect) the terms of any outstanding Lightspeed Equity Awards, (B) grant any transaction or retention bonuses, (C) increase or change the compensation or benefits payable or due to any executive officer, (D) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (E) increase or change the severance, termination pay or similar terms applicable to any current or former employee or individual service provider, (F) hire any employee or individual service provider with annual base cash compensation in excess of $300,000 or terminate the employment of any executive officer (in each case, other than terminations for cause), or (G) adopt, establish, enter into, materially amend, or terminate any material Lightspeed Benefit Plan;
(xi)change any of its material financial accounting policies or procedures currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Lightspeed’s outside auditor;
(xii)enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xiii)make aggregate capital expenditures in a fiscal year that are greater than 120% of the aggregate amount of capital expenditures with respect to such fiscal year in Lightspeed’s long range plan, such amount as disclosed in Section 6.1(b)(xiii) of the Lightspeed Disclosure Letter;
(xiv)amend the Lightspeed Charter or Lightspeed Bylaws;
(xv)implement any broad-based cost reduction initiative (including employee layoffs, reductions in force, plant closings, or other similar actions that trigger notice obligations under the WARN Act);
(xvi)(A) modify, negotiate, extend, amend, terminate or enter into any Lightspeed Labor Agreement, (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of Lightspeed or any of its Subsidiaries, (C) enter into any material agreement, arrangement, consent, waiver or understanding with, or make any material commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Lightspeed Labor Agreement, or (D) enter into any agreement, arrangement, consent, waiver or understanding with, or make any commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Lightspeed Labor Agreement, in each case, in connection with or relating to this Agreement and the transactions contemplated by this Agreement;
(xvii)take any action, or fail to take any action, which action or failure to act could be reasonably expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(xviii)affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Lightspeed or any of its Subsidiaries; or
(xix)authorize, or commit or agree to take, any of the foregoing actions.
Section 6.2No Solicitation by Planet.
(a)Planet shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Planet Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Planet Alternative Transaction, (ii) engage in, continue or otherwise participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Planet Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Planet Alternative Transaction, or (iii) otherwise publicly propose, resolve or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.2, provided such communication is limited exclusively to such referral). Planet shall, and shall cause its Affiliates and its and their respective Representatives to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Planet Alternative Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to a Planet Alternative Transaction, (y) promptly request the return or destruction of all confidential information previously furnished to any such Person or its Representatives and (z) not release any third party from, or waive any provisions of, any existing confidentiality or standstill agreements to which Planet or any of its Subsidiaries is a party with respect to any Planet Alternative Transaction; provided, however, that nothing herein shall prevent the Planet Board from waiving any standstill or similar provision in any such agreement if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to waive such provisions would be inconsistent with its fiduciary duties under Applicable Law. Notwithstanding the foregoing, if, at any time prior to obtaining the Planet Stockholder Approval, in response to an unsolicited bona fide written proposal with respect to a Planet Alternative Transaction that the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Planet Superior Proposal, and which proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.2 and subject to compliance with Section 6.2(b) and Section 6.2(c), Planet and its Representatives may (A) furnish information with respect to Planet and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives and financing sources) (provided, that all such information has previously been provided to Lightspeed or is provided to Lightspeed prior to or substantially concurrently with the time it is provided to such Person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the Confidentiality Agreement (provided, however, that such confidentiality provision need not contain any “standstill” or similar provision) and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Planet Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Lightspeed and its Subsidiaries (such Person or group of Persons, a “Planet Third Party”), acquires or would acquire, directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Planet Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Planet, whether from Planet or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Planet Third Party acquires or would acquire, directly or indirectly, the assets or business of Planet or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Planet and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Planet Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity Securities of Subsidiaries of Planet and any entity surviving any merger or combination including any of them) of Planet or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Planet and its Subsidiaries taken as a whole or (4) any disposition of assets representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Planet and its Subsidiaries, taken as a whole.
(b)Except as expressly permitted by this Section 6.2(b), neither the Planet Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify or fail to make, in each case in a manner adverse to Lightspeed, the Planet Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Planet Alternative Transaction, (iii) fail to include in the Proxy Statement/Prospectus the Planet Recommendation, (iv) fail to publicly reaffirm the Planet Recommendation within five (5) Business Days (or, if earlier, prior to the date of the Planet Stockholders Meeting) after Lightspeed requests in writing that such approval be reaffirmed publicly following the public announcement of any Planet Alternative Transaction (provided, that Lightspeed shall not be entitled to make such written request, and the Planet Board shall not be required to make such reaffirmation, more than once with respect to any particular Planet Alternative Transaction), or (v) fail to publicly recommend against acceptance by Planet’s securityholders of any third party tender offer or exchange offer relating to shares of Planet Common Stock and reaffirm the Planet Recommendation in connection therewith, in each case, within five (5) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Planet Stockholders Meeting) (any action in clause (i) through this clause (v) being referred to as a “Planet Recommendation Change”), or (vi) permit Planet or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (x) related to any Planet Alternative Transaction, or (y) that requires, or is reasonably likely to cause, Planet to terminate, delay or fail to consummate, or that would otherwise impede or interfere in any way with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 6.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Planet Stockholder Approval, the Planet Board determines in good faith, that it has received a Planet Superior Proposal and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Planet Board may (subject to this and the following sentences) effect a Planet Recommendation Change prior to obtaining the Planet Stockholder Approval, but only at a time that is after the fifth (5th) Business Day following Lightspeed’s receipt of written notice from Planet advising Lightspeed that the Planet Board has received a Planet Superior Proposal and specifying the material terms and conditions of such Planet Superior Proposal, attaching copies of such Planet Superior Proposal or otherwise furnishing them to Lightspeed at the same time of such notice, identifying the Person making such Planet Superior Proposal and stating that it intends to make a Planet Recommendation Change; provided, that in the event of a subsequent modification to the material terms and conditions of such Planet Superior Proposal, the Planet Board may only effect a Planet Recommendation Change after the fourth (4th) Business Day following Lightspeed’s receipt of written notice from Planet advising Lightspeed of the modification to such terms and conditions (it being understood and agreed that any further amendments to the material terms and conditions (including form and amount of consideration) of such Planet Superior Proposal shall require a new notice and a new four (4) day Business Day period); provided, further, that during such five (5) or four (4) Business Day notice period, as applicable, Planet engages (to the extent requested by Lightspeed) in good faith negotiations with Lightspeed to amend this Agreement in such a manner that the proposal to enter into a Planet Alternative Transaction no longer constitutes a Planet Superior Proposal; provided, further, that after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Lightspeed during such period or periods, the Planet Board continues to determine in good faith (after consultation with outside counsel and its financial advisor of nationally recognized reputation) that such proposal continues to be a Planet Superior Proposal and that the failure to make a Planet Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law. For purposes of this Agreement, a “Planet Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Planet Third Party to enter into a Planet Alternative Transaction (with all references to 20% in the definition of Planet Alternative Transaction being treated as references to 80% for these purposes) that (A) did not result from a material breach of Section 6.2(a) and (B) is on terms that the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and taking into account all factors and matters deemed relevant in good faith by the Planet Board, including financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such proposal are reasonably capable of being consummated on a timely basis) is more favorable to the Planet stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Lightspeed in response to such proposal to enter into a Planet Alternative Transaction). In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Planet Stockholder Approval, if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Planet Board may effect a Planet Recommendation Change prior to obtaining the Planet Stockholder Approval in response to any Planet Intervening Event, but only at a time that is after the fifth (5th) Business Day following Lightspeed’s receipt of written notice from Planet advising Lightspeed of all material information with respect to any such Planet Intervening Event and stating that it intends to make a Planet Recommendation Change and providing a full description of its rationale therefor (it being understood and agreed that any material change to the facts and circumstances relating to such Planet Intervening Event shall require a new notice from Planet and a new five (5) Business Day period); provided, that during such five (5) Business Day period, Planet has considered and, at the reasonable request of Lightspeed, engaged in good faith discussions with Lightspeed regarding, any adjustment or modification to the terms of this Agreement proposed by Lightspeed in response to such Planet Intervening Event; provided, further, that the Planet Board shall not effect any Planet Recommendation Change involving or relating to a Planet Intervening Event unless, following such five (5) Business Day period, the Planet Board again determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account any adjustment or modification to the terms of this Agreement proposed by Planet, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law. The term “Planet Intervening Event” shall mean a material event, fact or change in circumstance that arises or occurs after the date of this Agreement with respect to Planet that materially affects the business, assets or operations of Planet and its Subsidiaries, taken as a whole (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the parties hereto, respectively), and that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Planet Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Planet Board on the date of this Agreement); provided, however, that in no event shall any of the following constitute a Planet Intervening Event: (i) the receipt, existence or terms of a Planet Alternative Transaction or any matter relating thereto (including any proposal or offer with respect thereto) or consequence thereof, (ii) the fact, in and of itself, that Planet meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Planet Common Stock (it being understood that the event or change in circumstance underlying any of the foregoing in this clause (ii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition), (iii) the public announcement, execution, delivery or performance of this Agreement, the identity of Planet or Lightspeed, as applicable, or the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Mergers, (iv) any adverse effect of any event or events on the business, properties, financial condition or results of operations of Lightspeed or any of its Subsidiaries, and (v) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(c)In addition to the obligations of Planet set forth in Section 6.2(a) and Section 6.2(b), Planet shall promptly, and in any event within 24 hours of receipt thereof, advise Lightspeed orally and in writing of any request for information or of any proposal relating to a Planet Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal. Planet shall (i) keep Lightspeed reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Lightspeed as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Planet or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)Nothing contained in this Section 6.2 shall prohibit Planet from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any disclosure to Planet stockholders that is required by Applicable Law or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Planet Recommendation Change shall be subject to the provisions of Section 6.2(b); provided, further, that such a communication by the Planet Board to the Planet stockholders shall be deemed a Planet Recommendation Change unless the Planet Board expressly reconfirms its recommendation in such disclosure.
Section 6.3No Solicitation by Lightspeed.
(a)Lightspeed shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Lightspeed Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Lightspeed Alternative Transaction, (ii) engage in, continue or otherwise participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Lightspeed Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Lightspeed Alternative Transaction, or (iii) otherwise publicly propose, resolve or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.3, provided such communication is limited exclusively to such referral). Lightspeed shall, and shall cause its Affiliates and its and their respective Representatives to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Lightspeed Alternative Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to a Lightspeed Alternative Transaction, (y) promptly request the return or destruction of all confidential information previously furnished to any such Person or its Representatives and (z) not release any third party from, or waive any provisions of any existing confidentiality or standstill agreements to which Lightspeed or any of its Subsidiaries is a party with respect to any Planet Alternative Transaction; provided, however, that nothing herein shall prevent the Planet Board from waiving any standstill or similar provision in any such agreement if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to waive such provisions would be inconsistent with its fiduciary duties under Applicable Law. Notwithstanding the foregoing, if, at any time prior to obtaining the Lightspeed Stockholder Approval, in response to an unsolicited bona fide written proposal with respect to a Lightspeed Alternative Transaction that the Lightspeed Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Lightspeed Superior Proposal, and which proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.3 and subject to compliance with Section 6.3(b) and Section 6.3(c), Lightspeed and its Representatives may (A) furnish information with respect to Lightspeed and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives and financing sources) (provided, that all such information has previously been provided to Planet or is provided to Planet prior to or substantially concurrently with the time it is provided to such Person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the Confidentiality Agreement (provided, however, that such confidentiality provision need not contain any “standstill” or similar provision) and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Lightspeed Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Planet and its Subsidiaries (including First Merger Sub and Second Merger Sub) (such Person or group of Persons, a “Lightspeed Third Party”), acquires or would acquire, directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Lightspeed Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Lightspeed, whether from Lightspeed or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Lightspeed Third Party acquires or would acquire, directly or indirectly, the assets or business of Lightspeed or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Lightspeed and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Lightspeed Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity Securities of Subsidiaries of Lightspeed and any entity surviving any merger or combination including any of them) of Lightspeed or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Lightspeed and its Subsidiaries taken as a whole or (4) any disposition of assets representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Lightspeed and its Subsidiaries, taken as a whole.
(b)Except as expressly permitted by this Section 6.3(b), neither the Lightspeed Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify or fail to make, in each case in a manner adverse to Planet, the Lightspeed Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Lightspeed Alternative Transaction, (iii) fail to include in the Proxy Statement/Prospectus the Lightspeed Recommendation, (iv) fail to publicly reaffirm the Lightspeed Recommendation, within five (5) Business Days (or, if earlier, prior to the date of the Lightspeed Stockholders Meeting) after Planet requests in writing that such approval be reaffirmed publicly following the public announcement of any Lightspeed Alternative Transaction (provided, that Planet shall not be entitled to make such written request, and the Lightspeed Board shall not be required to make such reaffirmation, more than once with respect to any particular Lightspeed Alternative Transaction), or (v) fail to publicly recommend against acceptance by Lightspeed’s securityholders of any third party tender offer or exchange offer relating to shares of Lightspeed Common Stock and reaffirm the Lightspeed Recommendation in connection therewith, in each case, within five (5) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Lightspeed Stockholders Meeting) (any action in clause (i) through this clause (v) being referred to as a “Lightspeed Recommendation Change”), or (vi) permit Lightspeed or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (x) related to any Lightspeed Alternative Transaction or (y) that requires, or is reasonably likely to cause, Lightspeed to terminate, delay or fail to consummate, or that would otherwise impede or interfere in any way with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 6.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Lightspeed Stockholder Approval, the Lightspeed Board determines in good faith, that it has received a Lightspeed Superior Proposal and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Lightspeed Board may (subject to this and the following sentences) effect a Lightspeed Recommendation Change prior to obtaining the Lightspeed Stockholder Approval, but only at a time that is after the fifth (5th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet that the Lightspeed Board has received a Lightspeed Superior Proposal and specifying the material terms and conditions of such Lightspeed Superior Proposal, attaching copies of such Lightspeed Superior Proposal or otherwise furnishing them to Planet at the same time of such notice, identifying the Person making such Lightspeed Superior Proposal and stating that it intends to make a Lightspeed Recommendation Change; provided, that in the event of a subsequent modification to the material terms and conditions of such Lightspeed Superior Proposal, the Lightspeed Board may only effect a Lightspeed Recommendation Change after the fourth (4th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet of the modification to such terms and conditions (it being understood and agreed that any further amendments to the material terms and conditions (including form and amount of consideration) of such Lightspeed Superior Proposal shall require a new notice and a new four (4) day Business Day period); provided, further, that during such five (5) or four (4) Business Day notice period, as applicable, Lightspeed engages (to the extent requested by Planet) in good faith negotiations with Planet to amend this Agreement in such a manner that the proposal to enter into a Lightspeed Alternative Transaction no longer constitutes a Lightspeed Superior Proposal; provided, further, that after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Planet during such period or periods, the Lightspeed Board continues to determine in good faith (after consultation with outside counsel and its financial advisor of nationally recognized reputation) that such proposal continues to be a Lightspeed Superior Proposal and that the failure to make a Lightspeed Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law. For purposes of this Agreement, a “Lightspeed Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Lightspeed Third Party to enter into a Lightspeed Alternative Transaction (with all references to 20% in the definition of Lightspeed Alternative Transaction being treated as references to 80% for these purposes) that (A) did not result from a material breach of Section 6.3(a) and (B) is on terms that the Lightspeed Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and taking into account all factors and matters deemed relevant in good faith by the Lightspeed Board, including financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such proposal are reasonably capable of being consummated on a timely basis) is more favorable to the Lightspeed stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Planet in response to such proposal to enter into a Lightspeed Alternative Transaction). In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Lightspeed Stockholder Approval, if the Lightspeed Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Lightspeed Board may effect a Lightspeed Recommendation Change prior to obtaining the Lightspeed Stockholder Approval in response to any Lightspeed Intervening Event, but only at a time that is after the fifth (5th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet of all material information with respect to any such Lightspeed Intervening Event and stating that it intends to make a Lightspeed Recommendation Change and providing a full description of its rationale therefor (it being understood and agreed that any material change to the facts and circumstances relating to such Lightspeed Intervening Event shall require a new notice from Lightspeed and a new five (5) Business Day period); provided, that during such five (5) Business Day period, Lightspeed has considered and, at the reasonable request of Planet, engaged in good faith discussions with Planet regarding, any adjustment or modification to the terms of this Agreement proposed by Planet in response to such Lightspeed Intervening Event; provided, further, that the Lightspeed Board shall not effect any Lightspeed Recommendation Change involving or relating to a Lightspeed Intervening Event unless, following such five (5) Business Day period, the Lightspeed Board again determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account any adjustment or modification to the terms of this Agreement proposed by Planet, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law. The term “Lightspeed Intervening Event” shall mean a material event, fact or change in circumstance that arises or occurs after the date of this Agreement with respect to Lightspeed that materially affects the business, assets or operations of Lightspeed and its Subsidiaries, taken as a whole (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the parties hereto, respectively), and that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Lightspeed Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Lightspeed Board on the date of this Agreement); provided, however, that in no event shall any of the following constitute a Lightspeed Intervening Event: (i) the receipt, existence or terms of a Lightspeed Alternative Transaction or any matter relating thereto (including any proposal or offer with respect thereto) or consequence thereof, (ii) the fact, in and of itself, that Lightspeed meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Lightspeed Common Stock (it being understood that the event or change in circumstance underlying any of the foregoing in this clause (ii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition), (iii) the public announcement, execution, delivery or performance of this Agreement, the identity of Planet or Lightspeed, as applicable, or the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Mergers, (iv) any adverse effect of any event or events on the business, properties, financial condition or results of operations of Planet or any of its Subsidiaries, and (v) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(c)In addition to the obligations of Lightspeed set forth in Section 6.3(a) and Section 6.3(b), Lightspeed shall promptly, and in any event within 24 hours of receipt thereof, advise Planet orally and in writing of any request for information or of any proposal relating to a Lightspeed Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal. Lightspeed shall (i) keep Planet reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Planet as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Lightspeed or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)Nothing contained in this Section 6.3 shall prohibit Lightspeed from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any disclosure to Lightspeed stockholders that is required by Applicable Law or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Lightspeed Recommendation Change shall be subject to the provisions of Section 6.3(b); provided, further, that such a communication by the Lightspeed Board to the Lightspeed stockholders shall be deemed a Lightspeed Recommendation Change unless the Lightspeed Board expressly reconfirms its recommendation in such disclosure.
Section 6.4Financing Cooperation.
(a)Prior to the Closing Date, Lightspeed shall, as reasonably requested by Planet, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding indebtedness or obligations of Lightspeed and each applicable Subsidiary of Lightspeed as required under the Existing Lightspeed Credit Agreement (the amounts outstanding under the Existing Lightspeed Credit Agreement, the “Lightspeed Indebtedness Payoff Amount”), (ii) take all other actions within its reasonable control and reasonably required to facilitate the repayment of the Lightspeed Indebtedness Payoff Amount, including the termination of the commitments under the Existing Lightspeed Credit Agreement, in each case, substantially concurrently with the First Effective Time, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Existing Lightspeed Credit Agreement in sufficient form and substance to terminate all Liens, all guaranties and other obligations thereunder (other than contingent obligations for which no claim has been made and which expressly survive the termination thereof), and shall use reasonable best efforts to provide drafts of such payoff letters at least five (5) Business Days prior to the Closing Date (but in any event such drafts shall be delivered no later than three (3) Business Days prior to the Closing Date) (with executed, as applicable, copies thereof to be provided as soon as available, and in no case later than one Business Day prior to the Closing Date) (and which payoff letters shall be subject to customary conditions). Planet shall (x) irrevocably pay off, or cause to be paid off, substantially contemporaneously with the First Effective Time, the Lightspeed Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by Lightspeed to assist Lightspeed in connection with its obligations under this Section 6.4(a). For the avoidance of doubt, (A) Lightspeed and its Subsidiaries shall have no obligation to make any payment in respect of the Lightspeed Indebtedness Payoff Amount, and Planet shall have no obligation to make (or cause to be made) any payment in respect of the Lightspeed Indebtedness Payoff Amount, in each case, prior to the First Effective Time and (B) Lightspeed shall not be obligated to terminate or discharge (or make or cause to become effective any such action) the Existing Lightspeed Credit Agreement prior to the First Effective Time. Without Planet’s prior written consent, Lightspeed will not, and will cause its directors, officers and Representatives not to, amend, supplement or otherwise modify the Existing Lightspeed Credit Agreement in a manner that would adversely affect the ability to consummate the transactions contemplated by this Agreement.
(b)During the period from the date of this Agreement to the First Effective Time, each of Planet and Lightspeed shall, and shall cause their respective Subsidiaries to, cooperate and consult with each other to, and use reasonable best efforts to cause their appropriate respective Representatives to provide reasonable cooperation therewith, in connection with the arrangement, placement, syndication, documentation, refinancing, extension, repricing, upsizing, modification, incurrence, issuance and/or consummation of financing in connection with the transactions contemplated by this Agreement, on terms mutually agreed in good faith between Planet and Lightspeed, including without limitation a new or upsized credit facility, whether consisting of term loans, revolving loans or other loan facilities, and senior secured, senior unsecured or convertible notes or bonds, whether issued in a Rule 144A offering, other private placement or public offering, together with any related guarantees, collateral arrangements or hedging arrangements, in each case, on terms mutually agreed in good faith between Planet and Lightspeed, (collectively, the “Debt Financing”), which such cooperation shall include for each of Planet and Lightspeed: (i) making its senior management reasonably available to participate in a reasonable number of meetings and calls, diligence sessions, drafting sessions, road shows, rating agency meetings and lender due diligence presentations, (ii) assisting as is reasonably necessary with the preparation of materials for rating agency presentations, lender presentations, offering documents, road shows, private placement memoranda, bank information memoranda (including confidential information memorandum), prospectuses, business projections and similar documents required in connection with the Debt Financing, and otherwise reasonably cooperating with the marketing efforts for any portion of the Debt Financing (collectively, the “Marketing Material”), (iii) furnishing customary financial or other information as reasonably requested by the providers of the Debt Financing, and, as promptly as reasonably practicable, informing Planet or Lightspeed, as applicable, if Lightspeed shall have actual knowledge of any facts with respect to Lightspeed and its Subsidiaries, or if Planet shall have actual knowledge of any facts with respect to Planet and its Subsidiaries, in each case, that would be reasonably likely to (x) require the restatement of any financial statements provided to the providers of the Debt Financing in order for such financial information to comply with GAAP or (y) result in any of such information no longer being Compliant, (iv) providing such customary documents, certificates and other customary information relating to it as may be reasonably requested in connection with the delivery of any customary negative assurance opinions and customary comfort letters relating to the Debt Financing, (v) causing its independent auditors to provide customary cooperation with the Debt Financing, (vi) obtaining the consents of its independent auditors to use their audit reports on its audited Financial Statements and to reference to such independent auditors as experts in any Marketing Material and any related government filings filed or used in connection with the Debt Financing, (vii) (A) obtaining each of its independent auditors’ customary comfort letters, audit reports, surveys and title insurance as reasonably requested by the providers of the Debt Financing, and (B) providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including beneficial ownership regulations and the Patriot Act with respect to itself and its Subsidiaries, (viii) in connection with the Debt Financing, cooperating with prospective lenders’ due diligence investigation and evaluation of the assets, cash management and accounting systems, policies and procedures relating thereto of it and its Subsidiaries for the purpose of establishing financing agreements or other certificates or documents as may be reasonably requested by the providers of the Debt Financing, (ix) taking all corporate or other organizational actions, subject to the occurrence of the Closing, necessary to authorize and permit the consummation of the Debt Financing and the availability, borrowing or incurrence of all of the proceeds of the Debt Financing immediately following the Closing, including but not limited to obtaining such consents, approvals, authorizations and instruments which may be reasonably requested by the providers of the Debt Financing to permit the consummation of the Debt Financing, (x) executing customary authorization and management representation letters and customary representation letters to auditors with respect to itself and its Subsidiaries, (xi) assisting with the preparation and delivery of, and executing and delivering, as of the Closing Date, any guarantees, pledge and security documents, other definitive financing documents, including, in each case, the schedules thereto, or other certificates or documents contemplated in connection with the Debt Financing and (xii) taking other reasonable actions that are necessary or advisable to permit the consummation of the Debt Financing. Planet shall (1) keep Lightspeed informed on a reasonably current basis with respect to the status of the Debt Financing, including without limitation providing any material term sheets to Lightspeed relating to the Debt Financing and (2) provide Lightspeed with copies of any material definitive agreements related to the Debt Financing. For the avoidance of doubt, subject to the immediately preceding sentence, Planet’s Representatives shall manage the structuring, negotiation and documentation of the Debt Financing. Notwithstanding anything to the contrary contained herein, Planet and Lightspeed shall not enter into any material definitive agreements with respect to the Debt Financing except on terms mutually agreed in good faith between Planet and Lightspeed (which shall not be unreasonably withheld, conditioned or delayed).
(c)Prior to the First Effective Time, Lightspeed shall reasonably cooperate so that the Existing Planet Credit Agreement and the Existing Planet Indentures, as applicable, are amended, supplemented or otherwise modified, in each case, on terms mutually agreed to in good faith by Lightspeed and Planet, effective as of, or as promptly as practicable following, the First Effective Time in accordance with the provisions of the applicable Existing Planet Credit Agreement or Existing Planet Indentures in order for Lightspeed and its Subsidiaries to provide a full and unconditional guarantee of Planet’s obligations under the Existing Planet Credit Agreement and the Existing Planet Indentures, including timely providing to the agent or trustee under the Existing Planet Credit Agreement or Existing Planet Indentures, as applicable, joinder and collateral documents or supplemental indentures effective as of the First Effective Time, in each case, on terms mutually agreed to in good faith by Lightspeed and Planet, as necessary, complying with the applicable requirements of such Existing Planet Credit Agreement or Existing Planet Indentures, as applicable, together with any related certificates required by the such Existing Planet Credit Agreement or Existing Planet Indentures, as applicable, to be delivered in connection with such joinder and collateral documents or supplemental indenture.
(d)The cooperation set forth in Section 6.4(b) shall not be required to the extent that it would (i) require either Lightspeed or Planet to take any action that in its good faith judgment would unreasonably interfere with its or its Subsidiaries’ ongoing business or operations, (ii) require any of Lightspeed or Planet or their respective Subsidiaries to incur any fee, expense or other liability prior to the Closing Effective Time, (iii) cause any representation or warranty in this Agreement to be breached, (iv) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (v) be reasonably expected to cause any director, officer or employee of Lightspeed or Planet or their respective Subsidiaries to incur any personal liability or (iv) cause any breach of any Applicable Law or any Contract to which

Lightspeed or Planet or any of their respective Subsidiaries is a party. Neither Lightspeed nor Planet nor any of their respective Subsidiaries shall be required to (x) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (y) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, deliver any legal opinion or otherwise provide any information or take any action to the extent it could result in (A) a loss or waiver of any privilege or (B) in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation (provided, that Lightspeed or Planet, as applicable, and their respective Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Lightspeed or Planet, as applicable, shall, to the extent permitted by such confidentiality obligations, notify the other party if any such information that has been specifically identified and requested is being withheld as a result of any such obligation of confidentiality) or (y) prepare or provide any financial information in a form or on a time frame not customarily prepared by it with respect to any period in the ordinary course of its business.
(e)Lightspeed shall indemnify, defend and hold harmless Planet, its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (solely with respect to written information provided by Lightspeed and its Subsidiaries) and any misuse of the logos, names or trademarks of Planet or its Subsidiaries but only to the extent such loss or damage occurred solely as a result of the actions of Lightspeed, any of its Subsidiaries or any of their respective pre-Closing Representatives.
(f)Planet shall indemnify, defend and hold harmless Lightspeed and its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (other than arising from information provided by Lightspeed and its Subsidiaries but including violations of the Confidentiality Agreement) and any misuse of the logos, names or trademarks of Lightspeed or its Subsidiaries but only to the extent such loss or damage occurred solely as a result of the actions of Planet, any of its Subsidiaries or any of their respective pre-Closing Representatives. Planet shall promptly, upon reasonable written request by Lightspeed, reimburse Lightspeed and its Subsidiaries for all reasonable, documented out-of-pocket costs and expenses incurred by Lightspeed or its Subsidiaries and their respective Representatives in connection with the cooperation and assistance contemplated by this Section 6.4 that is requested by Planet.
(g)Lightspeed hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing, provided, that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Lightspeed or any of its Subsidiaries or the reputation or goodwill of Lightspeed or any of its Subsidiaries.
(h)Each of Lightspeed and the Planet Parties acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing.
Section 6.5Lightspeed Indenture; Convertible Lightspeed Note Call Options; Lightspeed Convertible Note Warrants.
(a)Prior to or at the First Effective Time, Lightspeed shall take all actions required of it by the Existing Lightspeed Convertible Notes Indenture, if any, to cause each Existing Lightspeed Convertible Note that is issued and outstanding immediately prior to the

First Effective Time to remain issued and outstanding but to represent a right to convert into shares of Planet Common Stock in accordance with the terms of the Existing Lightspeed Convertible Notes Indenture, and Planet shall reasonably cooperate therewith. Lightspeed shall timely provide or cause to be provided, in accordance with the provisions of the Existing Lightspeed Convertible Notes Indenture, all supplemental indentures, notices, announcements, certificates and legal opinions, if any, required by the Existing Lightspeed Convertible Notes Indenture, to be delivered by Lightspeed prior to the Closing Date, and Planet shall cooperate therewith. Lightspeed and Planet shall reasonably cooperate with respect to the supplementation, amendment or other modification of the Lightspeed Convertible Note Call Options and the Lightspeed Convertible Note Warrants, including by using reasonable best efforts to obtain the consent of the relevant dealer or any other counterparty thereto, to reflect the transactions contemplated by this Agreement, including without limitation the conversion of Lightspeed Common Stock into shares of Planet Common Stock. Lightspeed shall give Planet and its counsel a reasonable opportunity to review and comment on any such amendment, supplement, supplemental indenture, other modification, notice, announcement or certificate in the control of Lightspeed, in each case before such document is delivered by Lightspeed to the recipients thereof, each of which shall be subject to the prior approval of Planet (not to be unreasonably withheld, conditioned or delayed).
(b)Lightspeed will not, and will direct its Representatives not to, without Planet’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) make any amendments, modifications or other changes to the terms of the Existing Lightspeed Convertible Notes, the Lightspeed Convertible Note Call Options and the Lightspeed Convertible Note Warrants, as applicable, in each case, except, with respect to the Existing Lightspeed Convertible Notes Indenture as provided in Section 6.5(a), (ii) make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Existing Lightspeed Convertible Notes Indenture) with respect to any Conversion Date (as defined in the Existing Lightspeed Convertible Notes Indenture)) under the Existing Lightspeed Convertible Notes Indenture or (iii) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Existing Lightspeed Convertible Notes, Lightspeed Convertible Note Call Options and Lightspeed Convertible Note Warrants, as applicable. Lightspeed will take all such other actions as may be required in accordance with the terms of the Existing Lightspeed Convertible Notes, Lightspeed Convertible Note Call Options and the Lightspeed Convertible Note Warrants, as applicable, including providing any notices or other documentation required to be provided in connection with the Mergers.
(c)Notwithstanding the foregoing, nothing in this Section 6.5 shall require Lightspeed or Planet to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call Options or the Lightspeed Convertible Note Warrants, as applicable, prior to the consummation of the First Merger (other than to the extent expressly required under the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call Options or the Lightspeed Convertible Note Warrants, as applicable), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call Options or the Lightspeed Convertible Note Warrants, as applicable, that is effective prior to the consummation of the Mergers, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call Options or the Lightspeed Convertible Note Warrants, as applicable (it being understood that, to the extent reasonably practicable, Lightspeed will provide Planet with prior notice of any such delivery with an opportunity to comment on the relevant notice with Lightspeed considering such comments in good faith).

Article VII
ADDITIONAL AGREEMENTS
Section 7.1Preparation of the Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings.
(a)Prior to the mailing of the Joint Proxy Statement/Prospectus, the Planet Board (subject to the final determination of the Final Charter Amendment in accordance with Section 1.5(b)) shall (A) approve and declare advisable the Final Charter Amendment (including the Planet Charter Amendment), and (B) resolve to recommend the approval of the Final Charter Amendment (including the Planet Charter Amendment) to the stockholders of Planet, on the terms and subject to the conditions set forth in this Agreement, and direct that the Final Charter Amendment (including the Planet Charter Amendment) be submitted to the stockholders of Planet for approval at the Planet Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.2(a) and Section 6.2(b), Planet shall not rescind, modify or withdraw such resolutions.
(b)As promptly as practicable following the date of this Agreement, Planet and Lightspeed shall prepare the Proxy Statement/Prospectus in preliminary form, and Planet shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus shall be included as a prospectus. Lightspeed and Planet shall cooperate with each other in the preparation of the Form S-4 and the Proxy Statement/Prospectus and shall furnish to the other all information reasonably requested by the other for inclusion therein. Lightspeed and Planet shall each be (or shall cause one or more of their respective Subsidiaries to be) responsible for the payment of fifty percent (50%) of all fees and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with the preparation of the Form S-4, and any and all amendments and supplements thereto, and its filing with the SEC and the mailing of the Proxy Statement/Prospectus. Lightspeed and Planet shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective so long as necessary to consummate the Mergers. Each of Planet and Lightspeed shall, as promptly as practicable after receipt thereof, provide to the other copies of any written comments and summaries of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC, and coordinate on the preparation of written responses with respect thereto. Lightspeed and Planet shall cooperate and each have a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such amendment or supplement with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Lightspeed and Planet, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Board Recommendation Change.
(c)Each of Planet and Lightspeed shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise each other party promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the First Effective Time any information relating to

Lightspeed, Planet or any of their respective Affiliates, officers or directors, should be discovered by Lightspeed or Planet that should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Planet and Lightspeed. The foregoing actions are subject to compliance with Applicable Law and the other terms of this Agreement.
(d)Lightspeed shall establish a record date for a meeting of its stockholders to be held (the “Lightspeed Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective under the Securities Act, in accordance with Applicable Law, the Lightspeed Bylaws and the Lightspeed Charter, and duly give notice of, convene and hold the Lightspeed Stockholders Meeting in accordance with the DGCL for the purpose of obtaining the Lightspeed Stockholder Approval and shall, subject to the provisions of Section 6.3, through the Lightspeed Board, (i) recommend to its stockholders that they adopt and approve this Agreement and the First Merger (the “Lightspeed Recommendation”) and (ii) include the Lightspeed Recommendation in the Proxy Statement/Prospectus. Without limiting the generality of the foregoing, Lightspeed agrees that (x) except to the extent specifically permitted in the event of a Lightspeed Recommendation Change by Section 6.3, Lightspeed shall use its reasonable best efforts to solicit proxies to obtain the Lightspeed Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or Applicable Law to obtain such approval and (y) its obligations pursuant to this Section 7.1 (other than its obligations to make the Lightspeed Recommendation and to solicit proxies in favor of the Lightspeed Stockholder Approval) shall not be affected by the commencement, public proposal, public disclosure or communication to Lightspeed or any other Person of any Lightspeed Alternative Transaction or the occurrence of any Lightspeed Recommendation Change. Lightspeed may only postpone or adjourn the Lightspeed Stockholders Meeting for the absence of a quorum or as contemplated by Section 7.1(f), in each case, other than any adjournments or postponements required by Applicable Law.
(e)Planet shall establish a record date for a meeting of its stockholders (the “Planet Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective under the Securities Act, in accordance with Applicable Law, the Planet Bylaws and the Planet Charter, and duly give notice of, convene and hold the Planet Stockholders Meeting in accordance with the IBCL for the purpose of obtaining the Planet Stockholder Approval and shall, subject to the provisions of Section 6.2, through the Planet Board, (i) recommend to its stockholders that they approve the Share Issuance and the Final Charter Amendment (including the Planet Charter Amendment) (the “Planet Recommendation”) and (ii) include the Planet Recommendation in the Proxy Statement/Prospectus. Without limiting the generality of the foregoing, Planet agrees that (x) except to the extent specifically permitted in the event of a Planet Recommendation Change by Section 6.2, Planet shall use its reasonable best efforts to solicit proxies to obtain the Planet Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Applicable Law to obtain such approval and (y) its obligations pursuant to this Section 7.1 (other than its obligations to make the Planet Recommendation and to solicit proxies in favor of the Planet Stockholder Approval) shall not be affected by the commencement, public proposal, public disclosure or communication to Planet or any other Person of any Planet Alternative Transaction or the occurrence of any Planet Recommendation Change. Planet may only postpone or adjourn the Planet Stockholders Meeting for the absence of a quorum or as contemplated by Section 7.1(f), in each case, other than any adjournments or postponements required by Applicable Law.

(f) Lightspeed and Planet shall cooperate and use reasonable best efforts to schedule and convene the Lightspeed Stockholders Meeting and the Planet Stockholders Meeting on the same date and at the same time. Each of Lightspeed and Planet agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the applicable stockholder meeting) and (ii) to give written notice to the other party one (1) day prior to the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, and on the day of, but prior to the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, indicating whether as of such date proxies sufficient to obtain Lightspeed Stockholder Approval or proxies sufficient to obtain Planet Stockholder Approval, as applicable, have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, is scheduled (in either case, the “Original Date”), (A) Lightspeed or Planet, as applicable, has not received proxies sufficient to obtain Lightspeed Stockholder Approval or sufficient to obtain Planet Stockholder Approval, as applicable, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is required to be delivered, Lightspeed may, or if Planet so requests, shall, or Planet may, or if Lightspeed so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable (in the case of clause (A), in order to solicit additional proxies), as long as the date of the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, is not postponed or adjourned more than ten (10) Business Days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) Business Days from the Original Date in reliance on this sentence, in each case, excluding any adjournments or postponements required by Applicable Law or any adjournments or postponements consented to in advance in writing by Lightspeed or Planet, as applicable. In the event that Lightspeed or Planet, as applicable, postpones or adjourns the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, the other party may postpone or adjourn its stockholders meeting such that the Lightspeed Stockholders Meeting and the Planet Stockholders Meeting are scheduled on the same date. Notwithstanding anything in this Section 7.1 to the contrary, if the Lightspeed Stockholders Meeting or Planet Stockholders Meeting, as applicable, is convened and there are insufficient votes to obtain the Lightspeed Stockholder Approval or Planet Stockholder Approval, as applicable, Lightspeed and Planet shall each be permitted to adjourn the applicable stockholders meeting and continue to solicit additional proxies in accordance with Applicable Law, the applicable organizational documents of Lightspeed and Planet and the matters submitted in the Lightspeed Stockholder Approval and Planet Stockholder Approval.
(g)The only matters to be voted upon at the Lightspeed Stockholders Meeting and the Planet Stockholders Meeting are (i) in the case of the Lightspeed Stockholders Meeting, (A) this Agreement and the First Merger, (B) compensatory arrangements between Lightspeed and its executive officers relating to the Mergers (on a non-binding, advisory basis) (if and as applicable), (C) any adjournment or postponement of the Lightspeed Stockholders Meeting, and (D) any other matters either (1) required by Applicable Law or (2) mutually agreed by Lightspeed and Planet, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement and (ii) in the case of the Planet Stockholders Meeting, (A) the Share Issuance, (B) the Final Charter Amendment, (C) compensatory arrangements between Planet and its executive officers relating to the Mergers (on a non-binding, advisory basis) (if and as applicable), (D) any adjournment or postponement of the Planet Stockholders Meeting, and (E) any other matters either (1) required by Applicable Law or (2) mutually agreed by Lightspeed and Planet, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.

(h)Notwithstanding anything to the contrary in this Agreement, (i) notwithstanding any Planet Recommendation Change, Planet shall submit the Share Issuance and the Final Charter Amendment (including the Planet Charter Amendment) to its stockholders for approval at the Planet Stockholders Meeting unless this Agreement is terminated in accordance with this Article IX prior to the Planet Stockholders Meeting and (ii) notwithstanding any Lightspeed Recommendation Change, Lightspeed shall submit this Agreement and the First Merger to its stockholders for approval at the Lightspeed Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Lightspeed Stockholders Meeting.
Section 7.2Access to Information; Confidentiality. Subject to the Confidentiality Agreement and Applicable Law, upon reasonable notice and for any reasonable purpose related to the consummation of the Mergers and integration planning related hereto, each of Lightspeed and Planet shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Closing Effective Time, to all their respective properties, facilities, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) (provided, further, that, unless by prior written consent of Lightspeed and Planet, as applicable, no invasive testing or sampling of environmental media or building materials may be conducted), and during such period, each of Lightspeed and Planet shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, that the foregoing shall not require Planet or Lightspeed to disclose any information pursuant to this Section 7.2 to the extent that (i) such disclosure contravenes any Applicable Law or order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Planet or Lightspeed, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 7.2 shall affect any representation or warranty given by the other party hereto. Each of Lightspeed and Planet shall hold, and shall cause its respective controlled Affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
Section 7.3Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, including this Section 7.3, Lightspeed and Planet, along with their respective Subsidiaries, shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts for (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities that are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (the “Required Consents”), including any required action or non-action under the HSR Act and any other Antitrust Laws, prior to the Closing Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) refrain from making any acquisition or entering into any contractual agreement that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Mergers and (B) to make (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty-five (25) Business Days of the date of this Agreement or such other time period as may be otherwise agreed in writing by Planet and Lightspeed, (y) appropriate filings, if any are required, pursuant to any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter as promptly reasonably as practicable and (z) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to respond as promptly as practicable to any additional requests for information and documentary material that may be formally or informally requested pursuant to laws by such authorities, including Antitrust Laws, such as a “Second Request” under the HSR Act, and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter and the receipt of the Required Consents as soon as practicable. In furtherance and not in limitation of the foregoing, the parties shall use its reasonable best efforts to certify substantial compliance with any “Second Request” pursuant to the HSR Act as promptly as practicable, but in no event later than 6 months from the date of any such request.
(b)Subject to the terms and conditions of this Agreement, including this Section 7.3, Lightspeed and Planet, along with their respective Subsidiaries, shall use their reasonable best efforts to take or cause to be taken any and all steps and to make or cause to be made any and all undertakings necessary (x) to resolve such objections, if any, that a Governmental Entity of competent jurisdiction asserts under any Antitrust Law with respect to the transactions contemplated by this Agreement and (y) to avoid or eliminate each and every impediment under any applicable Antitrust Law asserted by any such Governmental Entity of competent jurisdiction with respect to the Mergers and the other transactions contemplated by this Agreement, in each case to the extent necessary so as to enable the Closing to occur no later than the Outside Date, which reasonable best efforts shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers, assets or other interests of Lightspeed or Planet or any of their respective Subsidiaries, (ii) taking or committing to take such other actions that may limit or impact Lightspeed’s or Planet’s or any of their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, any of Lightspeed’s or Planet’s or any of their respective Subsidiaries’ operations, divisions, businesses, product lines, contracts, customers, assets or other interests, (iii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Restraint that prevents, prohibits, restricts or delays the consummation of the Mergers and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity, and (iv) creating, terminating or divesting relationships, contractual rights or obligations of Lightspeed, Planet or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or from any Governmental Entity so as to enable to the Closing to occur no later than the Outside Date (any such action, a “Remedy Action”); provided, however, nothing in this Agreement shall require, or be construed to require, Lightspeed or Planet or their respective Subsidiaries to take any action or enter into any agreement with respect to any of the operations, divisions, businesses, product lines, contracts, customers, assets or other interests of Lightspeed, Planet or any of their respective Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Burdensome Condition; provided, further, that with respect to any Remedy Action, the determination of which Party’s (or which Party’s Subsidiaries’) operations, divisions, businesses, product lines, contracts, customers, assets or other interests shall be subject to such Remedy Action shall require the prior written consent of both Lightspeed and Planet, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that (A) each Party shall negotiate in good faith with the other Party and with any applicable Governmental Entity to identify and agree upon a Remedy Action that minimizes the adverse impact on the combined business of Lightspeed and Planet and their Subsidiaries following the Closing; (B) in the event that the Parties are unable to reach mutual agreement on the selection of a Remedy Action within fifteen (15) Business Days following written notice from either Party requesting such determination (or such shorter period as may be required to meet any applicable regulatory deadline or the Outside Date), the Parties shall promptly escalate such dispute to their respective Chief Executive Officers (or their designated representatives) for resolution; and (C) if the Parties remain unable to reach agreement within five (5) Business Days following such escalation (or such shorter period as may be required to meet any applicable regulatory deadline or the Outside Date), and failure to agree would reasonably be expected to prevent the Closing from occurring on or before the Outside Date, the Parties shall promptly jointly engage a mutually agreed-upon independent financial advisor (the “Independent Advisor”) to provide a non-binding recommendation as to the Remedy Action that minimizes the adverse impact on the combined business of Lightspeed and Planet, which recommendation the Parties shall consider in good faith. Notwithstanding anything in this Section 7.3 to the contrary, in no event shall Lightspeed, Planet or their respective Subsidiaries be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon the consummation of the Mergers.
(c)The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content any analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws or any other Applicable Law related to any Required Consent. Each of the parties shall (i) promptly notify the other party of any non-ministerial communication, inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party a reasonable opportunity to review in advance any proposed communication to any such Governmental Entity and consider in good faith the other party’s reasonable comments, (ii) not agree to participate in any material or substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Mergers unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party a reasonable opportunity to attend and participate therein, and (iii) promptly furnish the other party with copies of all non-ministerial correspondence, filings and written communications between them and their Affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Mergers in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided, that materials furnished pursuant to this Section 7.3(c) may be redacted as necessary to address valuation, competitive sensitivities, attorney-client or other privilege or confidentiality concerns and may be deemed “Outside Counsel Only.”

(d)The parties shall jointly develop, and each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, with respect to (i) the strategy, timing and form for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Governmental Entity that has authority to enforce the HSR Act or any other Antitrust Laws or any other Applicable Law related to any Required Consent (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with the subject matter of this Section 7.3), and (ii) the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce the HSR Act or any other Antitrust Laws or any other Applicable Law related to any Required Consent.
(e)In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, but subject to the limitations of Section 7.3(b), if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the transactions contemplated by this Agreement, each of Lightspeed and Planet shall use its reasonable best efforts to (i) oppose, including by defending through litigation, any such action or proceeding, (ii) pursue all available avenues of administrative and judicial appeal and (iii) seek to have vacated, lifted, reversed or overturned any Restraint that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
Section 7.4Indemnification, Exculpation and Insurance.
(a)For the six year period immediately after the Closing Effective Time, Planet shall cause the Final Surviving Entity to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Closing Effective Time, a director or officer of Lightspeed or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Closing Effective Time, serving at the request of Lightspeed, or any of its Subsidiaries as a director or officer of another Person in which Lightspeed or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Lightspeed Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Lightspeed Indemnified Party is or was an officer or director of Lightspeed, or any of its respective Subsidiaries or is or was serving at the request of Lightspeed, or any of its respective Subsidiaries as a director, officer or employee of another Person or in respect of any acts or omissions in their capacities as such directors, officers or employees occurring prior to the Closing Effective Time, whether asserted or claimed prior to, at or after the Closing Effective Time, to the same extent as such Lightspeed Indemnified Parties are indemnified as of the date of this Agreement by Lightspeed, pursuant to the Lightspeed Charter, the Lightspeed Bylaws, or the governing or organizational documents of any Subsidiary of Lightspeed, or any indemnification agreements in existence as of the date of this Agreement to which Lightspeed or any of its respective Subsidiaries is a party (the “Lightspeed Indemnification Agreements”). In the event of any such claim, Action, suit or proceeding, (i) each Lightspeed Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, Action, suit or proceeding from the Final Surviving Entity to the same extent as such Lightspeed Indemnified Parties are entitled to advancement of expenses as of the date of this Agreement by Lightspeed pursuant to the Lightspeed Charter, the Lightspeed Bylaws, the New Entity Organizational Documents or the governing or organizational documents of any Subsidiary of Lightspeed, or the Lightspeed Indemnification Agreements; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Lightspeed Charter, the Lightspeed Bylaws, the Initial Certificate of Incorporation, the New Entity Organizational Documents or the Lightspeed Indemnification Agreements to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (ii) Planet shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter. In the event that the Final Surviving Entity or any of its respective successors or assigns, as applicable, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Planet shall cause the Final Surviving Entity to make proper provision so that the successors and assigns of the Final Surviving Entity assume the obligations set forth in this Section 7.4. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Planet and the Final Surviving Entity (x) shall not be liable pursuant to this Section 7.4 for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Section 7.4 to any Lightspeed Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by Applicable Law, in which case the Lightspeed Indemnified Party shall promptly refund to the Final Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Lightspeed Indemnified Party for which indemnification may be sought under this Section 7.4 unless such settlement, compromise, consent or termination includes an unconditional release of such Lightspeed Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Lightspeed Indemnified Party or such Lightspeed Indemnified Party consents in writing.
(b)For a period of six (6) years from and after the Closing Effective Time, Planet shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Lightspeed or any of its Subsidiaries or provide substitute polices for not less than the existing coverage and have other terms not less favorable to the insured Persons with respect to claims arising from facts or events that occurred on or before the Closing Effective Time, except that in no event shall Planet be required to pay with respect to such insurance policies (or substitute insurance policies) in respect of any one policy year more than 300% of the annual premium payable by Lightspeed for such insurance for the prior twelve (12) months (the “Lightspeed Maximum Amount”), and if Planet is unable to obtain the insurance required by this Section 7.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Lightspeed Maximum Amount in respect of each policy year within such period; provided, that in lieu of the foregoing, Lightspeed may obtain at or prior to the Closing Effective Time a six-year “tail” policy under its existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an aggregate amount that does not exceed the Lightspeed Maximum Amount.
(c)The provisions of this Section 7.4 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 7.5Fees and Expenses. Except as set forth in this Section 7.5, Section 6.4, Section 7.1 and in Section 9.2, all fees and expenses incurred in connection with th

e Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of Lightspeed and Planet shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with the filings of the premerger notification and report forms under the HSR Act and any filings under other Antitrust Laws.
Section 7.6Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a single press release issued jointly by Lightspeed and Planet, and thereafter Lightspeed and Planet shall consult with each other before directly or indirectly issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not directly or indirectly issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued without the other party’s consent if the party making the release or statement has used its reasonable best efforts to consult with the other party and (b) the first sentence of this Section 7.6 shall not apply (i) with respect to a Board Recommendation Change, Planet Superior Proposal or Lightspeed Superior Proposal (or, in each case, any responses thereto) made in accordance with the terms of this Agreement or any actions or communications permitted pursuant to Section 6.2(d) or Section 7.3(d), (ii) to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (iii) in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 7.6, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (iv) to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures and public statements made jointly by the parties and otherwise in compliance with this Section 7.6 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.
Section 7.7Exchange Listing; Deregistration. Planet shall use reasonable best efforts to cause the shares of Planet Common Stock issuable under Article III to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Each of Planet and Lightspeed shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to enable de-listing from the NYSE and the deregistration under the Exchange Act of the Lightspeed Common Stock and any other securities of Lightspeed as promptly as practicable after the Closing Date (and in no event no more than ten (10) days after the Closing Date), including (i) directing the NYSE to file with the SEC a Form 25 on the Closing Date and (ii) filing a Form 15 on the first Business Day that is at least ten (10) calendar days after the date the Form 25 is filed.
Section 7.8Tax Matters.
(a)Tax Treatment. For United States federal income Tax purposes, the parties intend that (i) the First Merger and the Second Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Planet, First Merger Sub and Lightspeed each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i)-(iii), collectively, the “Intended Tax Treatment”). Each of Planet and Lightspeed shall (and shall cause their respective Subsidiaries and Affiliates to) use reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. Neither Planet nor Lightspeed shall (nor shall they permit their respective Subsidiaries or Affiliates to) take any action or fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the

Mergers from qualifying for the Intended Tax Treatment. Planet and Lightspeed shall (and shall cause their Subsidiaries and Affiliates to) treat the Mergers as qualifying for the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment. Each of Planet and Lightspeed shall notify the other party promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment.
(b)Tax Opinions. Lightspeed shall use its reasonable best efforts to obtain, and Planet shall cooperate in good faith with Lightspeed’s efforts to obtain, (i) any opinion(s) of counsel in respect of Tax matters requested or required by the SEC to be submitted in connection with the preparation and filing of the Proxy Statement/Prospectus or its exhibits (the “SEC Tax Opinion”), such opinion to be prepared by Opinion Tax Counsel, and (ii) the Closing Tax Opinion. In connection with the SEC Tax Opinion and the Closing Tax Opinion, (i) Planet shall use reasonable best efforts to deliver to Opinion Tax Counsel a tax representation letter in a form substantially similar to Exhibit A dated as of the Closing Date (and, if required, dated as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as determined necessary by Opinion Tax Counsel in connection with the filing of the Proxy Statement/Prospectus or its exhibits) and signed by an officer of Planet (the “Planet Tax Representation Letter”), and (ii) Lightspeed shall use reasonable best efforts to deliver to Opinion Tax Counsel a tax representation letter in a form substantially similar to Exhibit B, dated as of the Closing Date (and, if required, dated as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as determined necessary by Opinion Tax Counsel in connection with the filing of the Proxy Statement/Prospectus or its exhibits) and signed by an officer of Lightspeed (the “Lightspeed Tax Representation Letter”).
Section 7.9Takeover Statutes. If any Takeover Law or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Law on the transactions contemplated hereby.
Section 7.10Employee Benefits. The following provisions shall apply with respect to the compensation and benefits to be provided to Employees who remain employed by Planet or any of its Subsidiaries following the First Effective Time:
(a)For all purposes under the employee benefit plans of Planet and its Subsidiaries providing benefits to any current or former employee of Lightspeed or Planet or any of their respective Subsidiaries (collectively, the “Employees”) after the First Effective Time (the “New Plans”), and subject to Applicable Law and obligations under applicable Labor Agreements, each Employee shall be credited with his or her years of service with their current employer as of the First Effective Time, Lightspeed or Planet or any of their respective Subsidiaries, as the case may be, before the First Effective Time, to the same extent and for the same purpose as such Employee was entitled, before the First Effective Time, to credit for such service under any similar Lightspeed Benefit Plans or Planet Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except with respect to defined benefit pension plans and equity-based or other incentive compensation. In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable Labor Agreements: (i) Planet shall use reasonable best efforts to cause each Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Lightspeed Benefit Plan or Planet Benefit Plan, as applicable, in which such Employee participated immediately before the First Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Employee, Planet shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Planet shall use reasonable best efforts to cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law.
(b)Without limiting the generality of Section 7.10(a), except as otherwise expressly set forth herein, and subject to Applicable Law and any obligations under any Labor Agreement, Lightspeed and Planet agree that, with respect to Employees who remain employed with Planet or any of its Subsidiaries immediately following the First Effective Time, during the period beginning at the First Effective Time and ending on the twelve (12) month anniversary of the First Effective Time and only for so long as such Employees are employed with Planet or any of its Subsidiaries, (i) the base annual salaries or hourly wage rates, as applicable, of such Employees shall not be reduced from those in effect as of immediately prior to the First Effective Time, (ii) the target incentive compensation opportunities (including equity-based incentives but excluding any retention, transaction or change in control bonus arrangements) of such Employees shall not be reduced from those in effect as of immediately prior to the First Effective Time, and (iii) (A) each Lightspeed Employee shall be provided employee benefits (excluding defined benefit plans, nonqualified deferred compensation plans and retiree welfare plans (collectively, “Excluded Benefits”)) that are substantially similar in the aggregate to either those provided to such Lightspeed Employee immediately before the First Effective Time or those provided from time to time to similarly situated Planet Employees (in each case, excluding the Excluded Benefits), and (B) each Planet Employee shall be provided employee benefits (excluding the Excluded Benefits) that are substantially similar in the aggregate to either those provided to such Planet Employee immediately before the First Effective Time or those provided from time to time to similarly situated Lightspeed Employees (in each case, excluding the Excluded Benefits).
(c)Nothing contained in this Section 7.10 shall (i) be construed to establish, amend or modify any Lightspeed Benefit Plan, Planet Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Lightspeed or Planet or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Lightspeed or Planet or any of their Subsidiaries, or any of their respective Affiliates, or (iv) limit the right of Lightspeed or Planet (or any of their Subsidiaries) to terminate the employment or service of any employee or other service provider following the First Effective Time at any time and for any or no reason.
Section 7.11Section 16(b). Prior to the First Effective Time, Lightspeed and Planet shall take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of Equity Securities of Lightspeed (including derivative securities) or acquisitions of Equity Securities of Planet (including derivative securities) in connection herewith, by any individual who (a) is a director or officer of Lightspeed or of Planet or, (b) at the First Effective Time, will become a director or officer of Planet or otherwise subject to the reporting requirements of Section 16 of the Exchange Act, in each case, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.12Certain Litigation. Each party shall (a) promptly advise the other party in writing of any litigation commenced after the date hereof against such party or against any of such party’s Subsidiaries or any of their respective officers or directors (in their capacity as such), in each case by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and (b) keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in (but not control) the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.12, “participate” means that the non-litigating party shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, and the non-litigating party may offer comments or suggestions with respect to the litigation that the litigating party shall consider in good faith, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.
Section 7.13Dividends. Each of Lightspeed and Planet shall coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends on shares in respect of Lightspeed Common Stock and Planet Common Stock so that holders of shares of Lightspeed Common Stock and Planet Common Stock do not receive, in any calendar quarter, two dividends, or fail to receive one dividend, with respect to their shares of Lightspeed Common Stock or Planet Common Stock (as applicable), on the one hand, and any shares of Planet Common Stock any such holder of Lightspeed Common Stock receives in exchange therefor in the Mergers, on the other hand; provided that (a) the declaration and payment of any dividends on shares of Lightspeed Common Stock shall be subject to Applicable Law and the approval of the Lightspeed Board and (b) the declaration and payment of any dividends on shares of Planet Common Stock shall be subject to Applicable Law and the approval of the Planet Board.
Section 7.14Notification of Certain Matters. Each of Lightspeed and Planet shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon it obtaining Knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VIII not being able to be satisfied prior to the Outside Date; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 7.15Obligations of Planet.
(a)Planet shall cause each of First Merger Sub and Second Merger Sub and, after the First Effective Time, the Initial Surviving Entity, and, after the Closing Effective Time, the Final Surviving Entity, to comply with, duly perform, satisfy and discharge on a timely basis, all of its covenants, obligations and liabilities under this Agreement.
(b)Planet, in its capacity as the sole stockholder of First Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.
Article VIII
CONDITIONS PRECEDENT
Section 8.1Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a)Lightspeed Stockholder Approval. The Lightspeed Stockholder Approval shall have been obtained.
(b)Planet Charter Amendment Approval and Planet Share Issuance Approval. The Planet Charter Amendment Approval and the Planet Share Issuance Approval shall have been obtained.
(c)Antitrust Laws. (i) The waiting period (and any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission or the U.S. Department of Justice, as applicable) applicable to the Mergers under the HSR Act shall have been terminated or expired and (ii) the waiting period (and any extension thereof or any timing agreements, understandings or commitments obtained by request or other action of a Governmental Entity, as applicable) or any consents, authorizations or approvals applicable to the Mergers under any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter shall have been terminated, expired or obtained.
(d)No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Mergers.
(e)Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall be threatened in writing by the SEC or shall have been initiated by the SEC (unless subsequently withdrawn).
(f)Exchange Listing. The shares of Planet Common Stock issuable as Merger Consideration pursuant to Article III shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section 8.2Conditions to Obligations of Lightspeed. The obligation of Lightspeed to effect the Mergers is further subject to satisfaction or waiver of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Planet contained in Section 4.3(a) (Capital Structure) and Section 4.3(b) (No Other Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except that to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature will be disregarded; (ii) the representations and warranties of Planet contained in Section 4.1 (Organization, Standing and Corporation Power) (excluding the final sentence thereof), Section 4.2(a) (Corporate Authority), Section 4.3(c) (Agreements with Respect to Planet Equity Securities), Section 4.13 (Voting Requirements), Section 4.14 (Takeover Statutes and Charter Provisions), Section 4.22 (Opinion of Financial Advisor), Section 4.23 (Brokers), and Section 4.24 (Merger Subs) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (iii) the representations and warranties of Planet contained in Section 4.7(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the

Closing Date; and (iv) each of the representations and warranties of Planet contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) through (iii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Planet.
(b)Performance of Obligations of Planet, First Merger Sub and Second Merger Sub. Each of Planet, First Merger Sub and Second Merger Sub shall have performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Planet.
(d)Closing Tax Opinion. Lightspeed shall have received a written opinion from Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable to issue such an opinion, from McDermott Will & Schulte LLP or another nationally recognized law firm reasonably acceptable to Lightspeed) (Kirkland & Ellis LLP or such other counsel, “Opinion Tax Counsel”), dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, Opinion Tax Counsel shall have received the Planet Tax Representation Letter and the Lightspeed Tax Representation Letter and may rely upon such representation letters and such other representations, information and assumptions as Opinion Tax Counsel reasonably deems relevant; provided, however, that the failure of Opinion Tax Counsel to deliver such opinion shall not constitute a failure of this condition to the extent resulting from any breach by Lightspeed of Section 7.8.
(e)Officer’s Certificate. Lightspeed shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Planet to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
Section 8.3Conditions to Obligations of the Planet Parties. The obligation of each of the Planet Parties to effect the Mergers is further subject to satisfaction or waiver of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Lightspeed contained in Section 5.3(a) (Capital Structure) and Section 5.3(b) (No Other Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except that to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature will be disregarded; (ii) the representations and warranties of Lightspeed contained in Section 5.1 (Organization, Standing and Corporation Power) (excluding the final sentence thereof), Section 5.2(a) (Corporate Authority), Section 5.3(c) (Agreements with Respect to Lightspeed Equity Securities), Section 5.13 (Voting Requirements), Section 5.14 (Takeover Statutes and Charter Provisions), Section 5.22 (Opinion of Financial Advisor) and Section 5.23 (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or

“Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (iii) the representations and warranties of Lightspeed contained in Section 5.7(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Lightspeed contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) through (iii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Lightspeed.
(b)Performance of Obligations of Lightspeed. Lightspeed shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Lightspeed.
(d)Officer’s Certificate. Planet shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Lightspeed to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
Article IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.1Termination. This Agreement may be terminated at any time prior to the Closing Effective Time, and (except in the case of Section 9.1(c)(ii) or Section 9.1(d)(ii)) whether before or after the Lightspeed Stockholder Approval and the Planet Stockholder Approval:
(a)by mutual written consent of Lightspeed and Planet;
(b)by either Lightspeed or Planet:
(i)if the Mergers shall not have been consummated by March 30, 2027 (the “Outside Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.1(c) (Antitrust Laws) or Section 8.1(d) (No Injunctions or Restraints) (solely as it relates to the HSR Act or any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, which conditions shall be capable of being satisfied), then the Outside Date shall automatically be extended to June 30, 2027; provided, further, that if the Closing shall not have occurred by the Outside Date (as extended in accordance with the immediately preceding proviso) but on that date any of the conditions set forth in Section 8.1(c) (Antitrust Laws) or Section 8.1(d) (No Injunctions or Restraints) (solely as it relates to the HSR Act or any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, which conditions shall be capable of being satisfied), then the

Outside Date shall automatically be extended to September 30, 2027; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in the failure of the Mergers to be consummated by such time (it being understood that the Planet Parties shall be deemed a single party for purposes of the foregoing proviso);
(ii)if (A) the Lightspeed Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Lightspeed Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or (B) the Planet Share Issuance Approval or the Planet Charter Amendment Approval shall not have been obtained by reason of the failure to obtain the required vote at a Planet Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or
(iii)if any Restraint having any of the effects set forth in Section 8.1(d) (No Injunctions or Restraints) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) will not be available to a party if the Restraint was primarily due to or primarily caused by the failure of such party to perform any of its obligations under this Agreement (it being understood that the Planet Parties shall be deemed a single party for purposes of the foregoing proviso);
(c)by Lightspeed:
(i)if any of Planet, First Merger Sub or Second Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.2(a) or 8.2(b) and (B) is incapable of being cured Planet, First Merger Sub or Second Merger Sub, as applicable, or is not cured within the earlier of (x) 30 days of written notice thereof by Lightspeed to Planet and (y) three (3) Business Days prior to the Outside Date; provided, that Lightspeed is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(ii)if, at any time prior to the Planet Stockholders Meeting, the Planet Board or any committee thereof shall have made a Planet Recommendation Change; provided, however, that Lightspeed will not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) following receipt of the Planet Charter Amendment Approval and the Planet Share Issuance Approval; or
(d)by Planet:
(i)if Lightspeed shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b) and (B) is incapable of being cured by Lightspeed or is not cured within the earlier of (x) 30 days of written notice thereof by Planet to Lightspeed and (y) three (3) Business Days prior to the Outside Date; provided, that none of the Planet Parties are then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(ii)if, at any time prior to the Lightspeed Stockholders Meeting, the Lightspeed Board or any committee thereof shall have made a Lightspeed

Recommendation Change; provided, however, that Planet will not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) following receipt of the Lightspeed Stockholder Approval.
Section 9.2Effect of Termination.
(a)Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement as provided in Section 9.1, and subject to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 9.2, the last sentence of Section 7.2, Section 7.5 and Article X shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for fraud or any Willful Breach hereof (which may include damages based on the loss of the benefits of the transactions contemplated by this Agreement to Planet or Lightspeed, as applicable, or their respective stockholders).
(b)If this Agreement is terminated (1) by Lightspeed pursuant to Section 9.1(c)(ii) (Planet Change of Recommendation); provided, that if either Lightspeed or Planet terminates this Agreement pursuant to Section 9.1(b)(ii) (Failure to Obtain Planet Stockholder Approval) at a time when Lightspeed would have been entitled to terminate this Agreement pursuant to Section 9.1(c)(ii) (Planet Change of Recommendation), this Agreement shall be deemed terminated pursuant to Section 9.1(c)(ii) (Planet Change of Recommendation) for purposes of this Section 9.2(b), (2) by Lightspeed or Planet pursuant to Section 9.1(b)(ii)(B) (Failure to Obtain Planet Stockholder Approval) and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Alternative Transaction (a “Planet Qualifying Transaction”), which shall not have been publicly withdrawn at least three (3) Business Days prior to the Planet Stockholder Meeting, (3) by Lightspeed pursuant to Section 9.1(c)(i) (Planet Breach) and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) Business Days prior to the date of termination of this Agreement by Lightspeed pursuant to Section 9.1(c)(i) (Planet Breach), or (4) by Lightspeed or Planet pursuant to Section 9.1(b)(i) (Outside Date) and at the time of such termination the condition set forth in Section 8.1(b) (Planet Stockholder Approval) shall not have been satisfied and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) Business Days prior to the Outside Date, in each case set forth above, and, in the case of clauses (2), (3) and (4), if within 12 months of termination of this Agreement (A) Planet or its Subsidiaries enters into a definitive agreement with any Person (other than Lightspeed or its Affiliates) with respect to a Planet Qualifying Transaction or (B) any Planet Qualifying Transaction is consummated, then Planet shall pay to Lightspeed, not later than (x) in the case of clause (1), one (1) Business Day after the date of termination of this Agreement, and (y) in the case of clauses (2), (3) and (4), one (1) Business Day after the earlier of the date the agreement referred to in clause (A) is entered into or the Planet Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $94,200,000 (the “Planet Termination Fee”); provided, that for the purpose of the definition of Planet Qualifying Transaction, the term Planet

Alternative Transaction shall have the meaning assigned to such term in Section 6.2(a) except that all references to 20% shall be deemed 50%.
(c)If this Agreement is terminated (1) by Planet pursuant to Section 9.1(d)(ii) (Lightspeed Change of Recommendation); provided, that if either Lightspeed or Planet terminates this Agreement pursuant to Section 9.1(b)(ii) (Failure to Obtain Lightspeed Stockholder Approval) at a time when Planet would have been entitled to terminate this Agreement pursuant to Section 9.1(d)(ii) (Lightspeed Change of Recommendation), this Agreement shall be deemed terminated pursuant to Section 9.1(d)(ii) (Lightspeed Change of Recommendation) for purposes of this Section 9.2(c), (2) by Lightspeed or Planet pursuant to Section 9.1(b)(ii)(A) (Failure to Obtain Lightspeed Stockholder Approval) and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Alternative Transaction (a “Lightspeed Qualifying Transaction”), which shall not have been publicly withdrawn at least three (3) days prior to the Lightspeed Stockholder Meeting, (3) by Planet pursuant to Section 9.1(d)(i) (Lightspeed Breach) and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) days prior to the date of termination of this Agreement by Planet pursuant to Section 9.1(d)(i) (Lightspeed Breach), or (4) by Lightspeed or Planet pursuant to Section 9.1(b)(i) (Outside Date) and at the time of such termination the condition set forth in Section 8.1(a) (Lightspeed Stockholder Approval) shall not have been satisfied and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) days prior to the Outside Date, in each case set forth above, and, in the case of clauses (2), (3) and (4), if within 12 months of termination of this Agreement (A) Lightspeed or its Subsidiaries enters into a definitive agreement with any Person (other than Planet or its Affiliates) with respect to a Lightspeed Qualifying Transaction or (B) any Lightspeed Qualifying Transaction is consummated, then Lightspeed shall pay to Planet, not later than (x) in the case of clause (1), one (1) Business Day after the date of termination of this Agreement, and (y) in the case of clauses (2), (3) and (4), one (1) Business Day after the earlier of the date the agreement referred to in clause (A) is entered into or the Lightspeed Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $94,200,000 (the “Lightspeed Termination Fee” and, together with the Planet Termination Fee, each a “Termination Fee”); provided, that for the purpose of the definition of Lightspeed Qualifying Transaction, the term Lightspeed Alternative Transaction shall have the meaning assigned to such term in Section 6.3(a), except that all references to 20% shall be deemed 50%.
(d)Each of the Planet Termination Fee and the Lightspeed Termination Fee shall be payable in immediately available funds no later than the applicable date set forth in Section 9.2(b) or Section 9.2(c), as applicable. If Planet fails to promptly pay to Lightspeed the Planet Termination Fee when due under Section 9.2(b), or if Lightspeed fails to promptly pay to Planet the Lightspeed Termination Fee when due under Section 9.2(c), the non-paying party shall pay costs and expenses of such other party (including legal fees and expenses) in connection with any Action, including the filing of any lawsuit or other legal action, taken to collect payment. Under no circumstances shall Planet be required to pay the Planet Termination Fee on more than one occasion and under no circumstances shall Lightspeed be required to pay the Lightspeed Termination Fee on more than one occasion.
(e)Each of Lightspeed and Planet agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach hereunder), (i) in the event that any Termination Fee is paid to it in accordance with this Section 9.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such receiving party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the paying party or any of its Representatives or Affiliates for, and (ii) in no event will such receiving party or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 9.2, neither the paying party nor any of its Affiliates or Representatives shall have any further liability or obligation to the receiving party relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this Section 9.2(e) shall not limit any party’s right, prior to any valid termination of this Agreement, to seek specific performance in accordance with Section 10.10; provided, however, that under no circumstances shall any party be entitled to both (x) specific performance that results in the consummation of the Mergers and (y) payment of the applicable Termination Fee.
Section 9.3Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Lightspeed Stockholder Approval or Planet Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of the stockholders of Lightspeed or Planet, as applicable, any amendment that by Applicable Law or the rules and regulations of the relevant stock exchange expressly requires the further approval of the stockholders of Lightspeed or Planet, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by each of the Lightspeed Board and Planet Board or a duly authorized committee thereof.
Section 9.4Extension; Waiver. At any time prior to the Closing Effective Time, a party hereto may, subject to the proviso of Section 9.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Lightspeed or Planet shall require the approval of the stockholders of Lightspeed or Planet, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Article X
GENERAL PROVISIONS
Section 10.1Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Effective Time. This Section 10.1 shall not limit Section

9.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Closing Effective Time.
Section 10.2Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)if to Lightspeed, to:
LCI Industries
3501 Country Road 6 East
Elkhart, Indiana 46514
Attention:     Hilary Johnson
    Kelly Stanley
Email:    hjohnson@lci1.com
    kstanley@lci1.com
with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10001
Attention:     Jonathan L. Davis, P.C.
    Allison M. Wein, P.C.
    Andrew Norwich
Email:    jonathan.davis@kirkland.com
    allie.wein@kirkland.com
    andrew.norwich@kirkland.com

(b)if to Planet, to:
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, IN 46516
Attention: Joel D. Duthie, EVP, CLO & Secretary
Email: Legal@patrickind.com
with a copy (which shall not constitute notice) to:
McDermott Will & Schulte LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Heidi J. Steele
Email: hsteele@mcdermottlaw.com

Section 10.3Definitions. For purposes of this Agreement:
(a)“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;

(b)“Board” means any of the Lightspeed Board or the Planet Board, as the context requires;
(c)“Board Recommendation Change” means a Planet Recommendation Change or a Lightspeed Recommendation Change;
(d)“Burdensome Condition” means any action required to be taken or imposed upon Lightspeed, Planet or any of their respective Subsidiaries by any Governmental Entity in connection with obtaining the Required Consents contemplated by this Agreement that would (i) result in or would reasonably be expected to result in any Remedy Action with respect to operations, divisions, businesses, product lines, contracts, customers, assets or other interests of Lightspeed or Planet or any of their respective Affiliates that generated, in the aggregate, greater than 7% of the aggregate revenue of Lightspeed and Planet (in each case measured on a consolidated basis) in fiscal year 2025 or (ii) relate to any of the Lightspeed businesses set forth in Section 7.3(b) of the Lightspeed Disclosure Letter, or (iii) relate to any of the Planet businesses set forth in Section 7.3(b) of the Planet Disclosure Letter.
(e)“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Elkhart, Indiana are authorized by Applicable Law to be closed;
(f)“Cash-Settled Lightspeed Deferred Stock Unit” means a Lightspeed Deferred Stock Unit the terms of which provide for settlement in cash;
(g)“Code” means the United States Internal Revenue Code of 1986;
(h)“Compliant” means that (i) such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding Lightspeed or Planet, as applicable, necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading; provided, that the availability of financial information of the business of Lightspeed of Planet, as applicable, including any “flash” numbers, for periods subsequent to the latest quarterly or annual period for which financial information has been publicly reported, shall not, by virtue of such availability, render such previously delivered financial information not Compliant; (ii) such financial information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1 to be declared effective by the Securities and Exchange Commission by a non-reporting company (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities), and (iii) the independent registered public accountants of Planet or Lightspeed, as applicable, have consented to or otherwise authorized the use of their audit opinions related to any audited financial information and have confirmed they are prepared to issue customary comfort letters upon the “pricing” of the debt securities included in the Debt Financing (subject to the completion by such accountants of customary procedures relating thereto);
(i)“Confidentiality Agreement” means that certain confidentiality agreement set forth on Section 10.3(a) of the Planet Disclosure Letter;
(j)“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
(k)“Environmental Laws” means all federal, state, foreign and supranational and local laws, rules, ordinances, statutes, codes and regulations, including civil and common laws, and all orders, judgments and decrees relating to pollution, protection of the environment or human health or safety as it relates to exposure to Hazardous Materials including any of the foregoing relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or exposure to, of Hazardous Materials;
(l)“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable or exercisable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries;
(m)“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;
(n)“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
(o)“Existing Lightspeed Convertible Notes” means the 3.00% Convertible Senior Notes due 2030;
(p)“Existing Lightspeed Convertible Notes Indenture” means that certain Indenture dated as of March 14, 2025 by and among Lightspeed and U.S. Bank Trust Company, National Association, as trustee;
(q)“Existing Lightspeed Credit Agreement” means that certain Credit Agreement dated as of March 25, 2025 by and among Lightspeed, Lippert Components, Inc., LCI Industries B.V., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent, as amended by that certain Amendment No. 1 to the Credit Agreement dated as of September 26, 2025 and as further amended and restated, supplemented or otherwise modified;
(r)“Existing Planet Convertible Notes” means the 1.75% Convertible Senior Notes due 2028;
(s)“Existing Planet Convertible Notes Indenture” means the Indenture dated as of December 31, 2021 by and among Planet, the guarantors named therein and U.S. Bank National Association, as trustee;
(t)“Existing Planet Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of October 24, 2024 by and among Planet, the lenders party thereto from time to time and Wells Fargo Bank, National Association an administrative agent as amended and restated, supplemented or otherwise modified;
(u)“Existing Planet Indentures” means, collectively, (i) the Existing Planet Senior Notes Indentures and (ii) the Existing Planet Convertible Notes Indenture;
(v)“Existing Planet Senior Notes” means, collectively, (i) the 4.750% Senior Notes due 2029 and (ii) the 6.375% Senior Notes due 2032;
(w)“Existing Planet Senior Notes Indentures” means, collectively, (i) the Indenture dated as of April 20, 2021 by and among Planet, the guarantors named therein and U.S. Bank National Association, as trustee, and (ii) Indenture dated as of October 22, 2024 by and among Planet, the guarantors named therein and U.S. Bank Trust Company, as trustee;
(x)“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, toxic mold and polychlorinated biphenyls, (ii) any materials, substances or wastes defined, characterized or otherwise classified as “hazardous,” “toxic,” “pollutants,” “contaminants,” or words of similar regulatory import, or for which liability or standards of conduct may be imposed under any Environmental Law and (iii) any other material, substance or waste, human exposure to which is now prohibited, limited or regulated under any Environmental Law due to its hazardous or deleterious characteristics in a jurisdiction in which Planet or any of its Subsidiaries operates (for purposes of Section 4.18) or in which Lightspeed or any of its Subsidiaries operates (for purposes of Section 5.18);
(y)“Intellectual Property” means any and all rights, title and interests in or relating to intellectual property, whether protected, created or arising under the Applicable Laws of the United States or any other jurisdiction, whether registered or unregistered, including all: (i) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof, and all rights to claim priority from any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, slogans, corporate names, trade styles, and other indicators of the commercial source or origin of a product or service, and general intangibles of a like nature, and all registrations and applications to register, and renewals and extensions of, any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) Internet domain names and all social media accounts and all registrations thereof together with all of the goodwill associated with any of the foregoing; (iv) works of authorship, copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all Software data collections, and derivative works of any of the foregoing, together with all “moral” rights, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship (whether or not copyrightable), whether in published or unpublished works (collectively, “Copyrights”); (v) trade secrets, confidential information, and other non-public or proprietary information, including software (including source and object codes), ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information (collectively, “Trade Secrets”); and (vi) any and all similar, corresponding or equivalent intellectual or proprietary rights, and including, in each case, the right to sue for past, present and future infringement, misappropriation or other violation thereof, including rights to recover for past, present and future violations thereof;

(z)“Knowledge” of any Person means, (i) with respect to Lightspeed, the Persons listed in Section 10.3(z) of the Lightspeed Disclosure Letter and (ii) with respect to Planet, the Persons listed in Section 10.3(z) of the Planet Disclosure Letter;
(aa)“Labor Agreements” means the Planet Labor Agreements and the Lightspeed Labor Agreements;
(ab)“Lightspeed Benefit Plan” means “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other supplemental retirement, deferred compensation, employment, individual consulting, collective bargaining, bonus, incentive compensation, stock purchase, employee stock ownership, equity, equity-based or cash incentive, severance, separation, termination, change in control, transaction, retention, “stay,” Tax gross-up, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off, fringe benefit or other compensation or benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, individual or broad-based, in each case, that is been sponsored, maintained or contributed to by Lightspeed or any of its Subsidiaries, which Lightspeed or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Lightspeed or any of its Subsidiaries has any actual or contingent liability or obligation, but excluding any Multiemployer Plan;
(ac)“Lightspeed Convertible Note Call Options” means the call options entered in connection with the Existing Lightspeed Convertible Notes evidenced by (i) the Confirmation re Base Call Option Transaction, dated March 11, 2025, between Lightspeed and Bank of America, N.A., (ii) the Confirmation re Base Call Option Transaction, dated March 11, 2025, between Lightspeed and Bank of Montreal, (iii) the Confirmation re Base Call Option Transaction, dated March 11, 2025, between Lightspeed and Truist Bank, (iv) the Confirmation re Base Call Option Transaction, dated March 11, 2025, between Lightspeed and Wells Fargo Bank, National Association, (v) the Confirmation re Additional Call Option Transaction, dated March 12, 2025, between Lightspeed and Bank of America, N.A., (vi) the Confirmation re Additional Call Option Transaction, dated March 12, 2025, between Lightspeed and Bank of Montreal (vii) the Confirmation re Additional Call Option Transaction, dated March 12, 2025, between Lightspeed and Truist Bank and (viii) the Confirmation re Additional Call Option Transaction, dated March 12, 2025, between Lightspeed and Wells Fargo Bank, National Association;
(ad)“Lightspeed Common Stock” means the common stock of Lightspeed, par value $0.01 per share.
(ae)“Lightspeed Convertible Note Warrants” means the warrants entered in connection with the Existing Lightspeed Convertible Notes evidenced by (i) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Bank of America, N.A., (ii) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Bank of Montreal, (iii) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Truist Bank, (iv) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Wells Fargo Bank, National Association, (v) the Confirmation re Additional Warrants, dated March 12, 2025, between Lightspeed and Bank of America, N.A., (vi) the Confirmation re Additional Warrants, dated March 12, 2025, between Lightspeed and Bank of Montreal (vii) the Confirmation re Additional Warrants, dated March 12, 2025, between Lightspeed and Truist Bank and (viii) the Confirmation re Additional Warrants, dated March 12, 2025, between Lightspeed and Wells Fargo Bank, National Association;

(af)“Lightspeed Deferred Stock Units” means deferred stock units denominated in shares of Lightspeed Common Stock; subject to deferred settlement terms, granted under the Lightspeed Equity Plan;
(ag)“Lightspeed Equity Plan” means the Lightspeed 2018 Omnibus Incentive Plan, as in effect on the date hereof;
(ah)“Lightspeed IT Systems” means all information technology, computer systems and communications systems, computers, hardware, software, databases, websites, and other equipment owned, operated, leased or licensed by Lightspeed or any of its Subsidiaries used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of Lightspeed’s and its Subsidiaries’ businesses;
(ai)“Lightspeed Labor Agreement” means any collective bargaining agreement, works council agreement, union contract or similar labor agreements in effect with any Lightspeed Labor Organizations that cover any employees of Lightspeed or any of its Subsidiaries with respect to their employment with Lightspeed or any of its Subsidiaries or to which Lightspeed or any of its Subsidiaries is a party or otherwise bound;
(aj)“Lightspeed Licensed IP” means all Intellectual Property that is licensed, used, practiced or held for use or practice by Lightspeed or any of its Subsidiaries, except for any Lightspeed Owned IP;
(ak)“Lightspeed Owned IP” means all Intellectual Property owned or purported to be owned by Lightspeed or any of its Subsidiaries, including the Lightspeed Registered IP;
(al)“Lightspeed PSU Awards” means performance stock unit award denominated in shares of Lightspeed Common Stock that are subject to specified performance-based targets vesting conditions, granted under the Lightspeed Equity Plan;
(am)“Lightspeed RSU Awards” means restricted stock unit awards denominated in shares of Lightspeed Common Stock that are subject only to time- or service-based vesting conditions, granted under the Lightspeed Equity Plan;
(an)“Material Adverse Effect” on Lightspeed or Planet means any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, properties, financial condition or results of operations of Lightspeed and its Subsidiaries, or Planet and its Subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (ii) any failure, in and of itself, by Lightspeed or Planet to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Lightspeed or Planet, respectively, if such facts or occurrences would not otherwise be excluded by another clause of this definition), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including, solely to the extent arising out of the forgoing, the impact thereof on the relationships, contractual or otherwise, of Lightspeed or any of its Subsidiaries, or Planet and its Subsidiaries, respectively, with employees, customers, suppliers or partners (provided, that this clause (iii) shall not apply to any representation or warranty that is intended to address the consequences of the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or with respect to any condition to Closing to the extent such condition relates to any such representation or warranty), (iv) any change, in and of itself, in the market price or trading volume of Lightspeed’s or Planet’s, respectively, securities or credit ratings or Lightspeed or Planet, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Lightspeed or Planet, respectively, if such facts or occurrences would not otherwise be excluded by another clause of this definition), (v) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (vii) any hurricane, tornado, flood, earthquake or other natural disaster or act of God, epidemic, pandemic or contagious disease outbreak or other similar force majeure events in the United States or any other country or region in the world (or any worsening of any of the foregoing), including, in each case, the response of Governmental Entities thereto (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (viii) any action taken (or not taken) by Lightspeed or any of its Subsidiaries, or Planet and its Subsidiaries, respectively, that is expressly required to be taken (or not to be taken) by this Agreement (other than in the case of Lightspeed and its Subsidiaries, pursuant to the first sentence of Section 6.1(b), and in the case of Planet and its Subsidiaries, pursuant to the first sentence of Section 6.1(a)), (ix) any action taken by Lightspeed or any of its Subsidiaries, or Planet and its Subsidiaries, respectively, at the express written request of the other party or with the other party’s written consent or (x) Effects that are the result of factors generally affecting the industry or industries in which such party and its Subsidiaries operate (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred);
(ao)“Multiemployer Plan” means any plan that is a “multiemployer plan”, as defined in Section 3(37) of ERISA;

(ap)“Multiple Employer Plan” means any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA;
(aq)“New Entity Organizational Documents” means the organizational documents of First Merger Sub and Second Merger Sub;
(ar)“Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Planet Filed SEC Documents or Lightspeed Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue or delinquent or being contested in good faith by appropriate proceedings, if in each case adequate reserves with respect thereto are maintained on the books of Lightspeed or Planet, as the case may be, in accordance with GAAP or such other Liens arising out of judgments or awards against Lightspeed or Planet, as the case may be, with respect to which Lightspeed or Planet, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Lightspeed or Planet, as the case may be, in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of Lightspeed or Planet, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed on a current survey, zoning, building codes, or other restrictions as to the use or occupancy of the affected real property which do not, individually or in the aggregate, materially adversely affect the value of the leased property or materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases of personal property entered into by Lightspeed or Planet, as the case may be, in the ordinary course of business, (vi) leases, subleases, licenses and occupancy agreements by Lightspeed or Planet, as the case may be, as landlord, sublandlord or licensor, (vii) non-exclusive licenses or sublicenses of Intellectual Property granted to customers or contractors in the ordinary course of business, and (viii) Liens that will be discharged prior to or substantially concurrently with the Closing Effective Time, and (ix) with respect to the fee interest held by the third-party landlord of the leased real property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the fee interest held by the third-party landlord of the leased real property;
(as)“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
(at)“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household, in addition to any definition for “personal information” or any similar term provided by Applicable Law or by Planet or any of its Subsidiaries or Lightspeed or any of its Subsidiaries in any of their respective privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”);

(au)“Planet Benefit Plan” means “each employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other supplemental retirement, deferred compensation, employment, individual consulting, collective bargaining, bonus, incentive compensation, stock purchase, employee stock ownership, equity, equity-based or cash incentive, severance, separation, termination, change in control, transaction, retention, “stay,” Tax gross-up, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off, fringe benefit or other compensation or benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, individual or broad-based, in each case that is sponsored, maintained or contributed to by Planet or any of its Subsidiaries which Planet or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Lightspeed or any of its Subsidiaries has any actual or contingent liability or obligation, but excluding any Multiemployer Plan;
(av)“Planet Common Stock” means the common stock of Planet, no par value per share;
(aw)“Planet Convertible Note Warrants” means the warrants entered in connection with the Existing Planet Convertible Notes evidenced by (i) the Confirmation re Base Warrants, dated December 7, 2021, between Planet and Bank of America, N.A., (ii) the Confirmation re Base Warrants, dated December 7, 2021, between Planet and Nomura Global Financial Products, Inc., (iii) the Confirmation re Base Warrants, dated December 7, 2021, between Planet and Wells Fargo Bank, National Association, (iv) the Confirmation re Additional Warrants, dated December 9, 2021, between Planet and Bank of America, N.A., (v) the Confirmation re Additional Warrants, dated December 9, 2021, between Planet and Nomura Global Financial Products, Inc., (vi) the Confirmation re Additional Warrants, dated December 9, 2021, between Planet and Wells Fargo Bank, National Association; and each of the foregoing agreements are herein referred to as the “Lightspeed Convertible Note Warrant Agreements”;
(ax)“Planet Equity Plan” means the Planet 2009 Omnibus Incentive Plan, as amended and restated;
(ay)“Planet IT Systems” means all information technology, computer systems and communications systems, computers, hardware, Software, databases, websites, and other equipment owned, operated, leased or licensed by Planet or any of its Subsidiaries used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of Planet’s and its Subsidiaries’ businesses;
(az)“Planet Labor Agreement” means any collective bargaining agreements, works council agreement, union contract or similar labor agreements in effect with any Planet Labor Organizations that cover any employees of Planet or any of its Subsidiaries with respect to their employment with Planet or any of its Subsidiaries or to which Planet or any of its Subsidiaries is a party or otherwise bound;
(ba)“Planet Licensed IP” means all Intellectual Property that is licensed, used, practiced or held for use or practice by Planet or any of its Subsidiaries, except for any Planet Owned IP;
(bb)“Planet Option” means an option to purchase shares of Planet Common Stock, granted under the Planet Equity Plan;
(bc)“Planet Owned IP” means all Intellectual Property owned or purported to be owned by Planet or any of its Subsidiaries, including the Planet Registered IP;

(bd)“Planet Performance Share” means a share of Planet Common Stock subject to performance-vesting or other transfer restrictions, granted under the Planet Equity Plan;
(be)“Planet Restricted Share” means a share of Planet Common Stock subject only to time-vesting or other transfer restrictions, granted under the Planet Equity Plan;
(bf)“Planet SAR” means a stock appreciation right corresponding shares of Planet Common Stock, granted under the Planet Equity Plan;
(bg)“Privacy Laws” means, regardless of jurisdiction (domestic or foreign), any and all Applicable Laws, legal requirements, self-regulatory guidelines and binding industry standards relating to the Processing of any Personal Information, security breach notification regarding Personal Information, the use of biometric identifiers or the use of Personal Information for marketing purposes;
(bh)“Privacy Requirements” means all applicable Privacy Laws and all of the policies, notices and contractual obligations relating to the Processing of any Personal Information of Planet or any of its Subsidiaries or Lightspeed or any of its Subsidiaries, as applicable;
(bi)“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, erasure, disclosure or transfer (including cross-border) of any data, including Personal Information;
(bj)“Release” means any release, spill, emission, leaking, injection, disposal, discharge, leaching, dumping, pumping, pouring, emptying or escaping into the environment;
(bk)“Software” means computer software programs, databases, applications (including purchased software and software developed in-house), algorithms, large language models, predictive, or generative artificial intelligence, utility programs, compilations, and systems, and all software code, including all source code, object code, data files, protocols, specifications, and all enhancements, versions, releases, and updates thereto, and all related programming and user documentation;
(bl)“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;
(bm)“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover law, statute or regulation or similar law enacted under state or federal law;
(bn)“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. income, gross receipts, license, severance, occupation, premium, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, goods and services, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, registration, transfer, recording, environmental, net worth or workmen’s compensation taxes or any other taxes, charges, levies or other like assessments or fees in the nature of a tax, together with any interest, penalties, additions to tax, or additional amounts imposed with respect thereto by any Governmental Entity, whether disputed or not;
(bo)“Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed with or submitted to any Governmental Entity with respect to Taxes or Tax Matters, including any schedules or attachments thereto and any amendments thereof;
(bp)“Taxing Authority” means any Governmental Entity responsible for the assessment, collection, enforcement, and administration of any laws related to Taxes; and
(bq)“Willful Breach” means a material breach of this Agreement by a party that is the consequence of an act or a omission by such party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach of this Agreement.
Section 10.4Interpretation.
(a)When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrase “ordinary course of business” shall be deemed to be followed by “consistent with past practice”.
(b)All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(c)Any agreement, instrument, or Applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Applicable Law shall be deemed to refer to such law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Any statute defined or referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of Lightspeed or Planet is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.
Section 10.5Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 10.6Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement (provided that, notwithstanding anything to the contrary in this Agreement, the Planet Disclosure Letter and the Lightspeed Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein and as provided in Section 268(b) of the DGCL) and (b) except for the provisions of Section 7.4, is not intended to confer upon any Person, other than the parties hereto, any rights or remedies; provided that, in accordance with Section 261 of the DGCL, each of Planet and Lightspeed shall have the sole and exclusive right, on behalf of its stockholders and holders of, in the case of Planet, Planet Equity Awards, and, in the case of Lightspeed, Lightspeed Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 10.10 (Specific Enforcement) and/or, if specific performance is not sought or granted as in full as a remedy (including where partial injunctive or equitable relief is granted but does not result in the consummation of the Mergers), to pursue damages in accordance with this Agreement (which may include damages based on the loss of transaction benefits of the transactions contemplated by this Agreement) by, (x) in the case of Planet, Planet’s stockholders and holders of Planet Equity Awards and (y) in the case of Lightspeed, Lightspeed’s stockholders and holders of Lightspeed Equity Awards in the event of a breach by Planet, First Merger Sub and Second Merger Sub of this Agreement. Each of Lightspeed and the Planet Parties agree that in no event shall any such stockholders or holders of Lightspeed Equity Awards or Planet Equity Awards be entitled to enforce any of their rights, or any of the Planet Parties’ obligations or any of Lightspeed’s obligations, under this Agreement in the event of any such breach, but rather Lightspeed and Planet, as applicable, shall have the sole and exclusive right to do so as a representative for its stockholders and holders of Lightspeed Equity Awards and Planet Equity Awards (as applicable) (and upon receipt of any payments as a result thereof, Lightspeed and Planet (as applicable) shall be entitled to retain the amount of such payments so received).
Section 10.7No Additional Representations. The parties acknowledge and agree that none of Lightspeed, Planet or any other Person has (a) made any representation or warranty, expressed or implied, as to the respective businesses of Lightspeed and Planet, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (b) relied on any representation or warranty of Lightspeed, Planet or any other Person, as applicable, except as expressly set forth in this Agreement.
Section 10.8GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT (A) MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE DIRECTORS OF THE PLANET BOARD SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA AND (B) TO THE EXTENT THE PROVISIONS OF THE IBCL OR THE IBFA ARE MANDATORILY APPLICABLE TO THE MERGERS, SUCH PROVISIONS SHALL GOVERN.
Section 10.9Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.10Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms. To the extent either party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.10, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.
Section 10.11 Jurisdiction. In any Action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.2 shall be effective service of process for any such Action.
Section 10.12 Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LCI INDUSTRIES
By:     /s/ John A. Sirpilla
Name:    John A. Sirpilla
Title:    Interim Chief Executive Officer

PATRICK INDUSTRIES INC.
By:     /s/ Andy L. Nemeth
Name:    Andy L. Nemeth
Title:    Chief Executive Officer

PLANET FIRST MERGER SUB INC.

By:     /s/ Joel D. Duthie
Name:    Joel D. Duthie
Title:    Authorized Signatory

PLANET SECOND MERGER SUB LLC

By:     /s/ Joel D. Duthie
Name:    Joel D. Duthie
Title:    Authorized Signatory

[Signature Page to Agreement and Plan of Merger]